     As Filed with the Securities and Exchange Commission on April 25, 2001

                                         Registration Nos. 33-52383 and 33-58348
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                     POST-EFFECTIVE AMENDMENTS NOS. 7 AND 8
                                       ON
                              FORM S-2 TO FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                      JEFFERSON SMURFIT CORPORATION (U.S.)
                  (FORMERLY CONTAINER CORPORATION OF AMERICA)
             (Exact name of Registrant as specified in its charter)

                                ---------------

                                                       36-2041256
               Delaware                     (I.R.S. Employer Identification
   (State or other jurisdiction of                      Number)
    incorporation or organization)         Vice President And Chief Financial
      150 North Michigan Avenue                         Officer
       Chicago, Illinois 60601                  Chicago, Illinois 60601
            (312) 346-6600                           (312) 346-6600
  (Address, Including Zip Code, and       (Name, Address, Including Zip Code,
              Telephone                              and Telephone
   Number, Including Area Code, of       Number, Including Area Code, of Agent
   Registrant's Principal Executive                   For Service)
               Offices)

                                ---------------

                                   JSCE, INC.
           (Exact Name of Co-Registrant as Specified in Its Charter)

                                ---------------

               Delaware                                37-1337160
   (State or other jurisdiction of          (I.R.S. Employer Identification
    incorporation or organization)                      Number)
      150 North Michigan Avenue                     Patrick J. Moore
       Chicago, Illinois 60601             Vice President And Chief Financial
            (312) 346-6600                              Officer
  (Address, Including Zip Code, and             Chicago, Illinois 60601
              Telephone                              (312) 346-6600
   Number, Including Area Code, of        (Name, Address, Including Zip Code,
 Co-registrant's Principal Executive                 and Telephone
               Offices)                  Number, Including Area Code, of Agent
                                                      For Service)

                                ---------------

                                   Copies to:

         Joseph A. Walsh, Jr.                       John R. Ettinger
           Steven J. Gavin                          Leonard Kreynin
           Winston & Strawn                      Davis Polk & Wardwell
    35 West Wacker Drive, Chicago,        450 Lexington Avenue, New York, New
            Illinois 60601                             York 10017
            (312) 558-5600                           (212) 450-4000

                                ---------------

  Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

  Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), the Prospectus included in these Post-Effective Amendments relates to Registration Statement No. 33-52383 filed by the Registrant and declared effective May 4, 1994 and Registration Statement No. 33-58348 filed by the Registrant and declared effective April 6, 1993. These Post-Effective Amendments consist of Post-Effective Amendment No. 7 to Registration Statement No. 33-52383 and Post-Effective Amendment No. 8 to Registration Statement No. 33-58348 and shall become effective in accordance with Section 8(c) of the Securities Act. The Prospectus included in the Post-Effective Amendments has been prepared in accordance with the requirements of Form S-2 and is filed pursuant to Rule 401 of the Securities Act. These post-effective amendments are collectively referred to as "Post-Effective Amendments" and the registration statements amended hereby are collectively referred to as the "Registration Statements."

  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

  If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities or accept an offer to buy these securities until + +this prospectus is delivered in final form. This prospectus is not an offer +
+to sell these securities and we are not soliciting offers to buy these        +
+securities in any state where such offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
April 25, 2001

[INSERT JEFFERSON SMURFIT CORPORATION (U.S.) LOGO]

                      Jefferson Smurfit Corporation (U.S.)
                                   JSCE, Inc.

                                  $900,000,000

              $300,000,000 11 1/4% Series A Senior Notes due 2004
              $100,000,000 10 3/4% Series B Senior Notes due 2002
                 $500,000,000 9 3/4% 1993 Senior Notes due 2003

                                  -----------

JSCE, Inc. has unconditionally guaranteed the senior notes. The senior notes and the guarantee of the senior notes are senior unsecured obligations of Jefferson Smurfit Corporation (U.S.) and JSCE, Inc., respectively.

On April 4, 2001, Jefferson Smurfit Corporation (U.S.) called all of the Series A Senior Notes for redemption on May 4, 2001. Neither the Series B Senior Notes nor the 1993 Senior Notes are redeemable prior to maturity. Interest on the Series A and Series B Senior Notes is paid on May 1 and November 1 of each year. Interest on the 1993 Senior Notes is paid on April 1 and October 1 of each year.

                                  -----------

Investing in these notes involves risk. See "Risk Factors" beginning on page 3.

                                  -----------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. will use this prospectus in connection with sales in market-making transactions. Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. may act as principal or agent in such transactions.

                                  -----------

                           MORGAN STANLEY DEAN WITTER

             , 2001

                               TABLE OF CONTENTS

Incorporation of Certain Documents by Reference...........................    1
Available Information.....................................................    1
Forward-Looking Statements................................................    2
Risk Factors..............................................................    3
Ratio of Earnings to Fixed Charges........................................    9
Use of Proceeds...........................................................    9
Selected Consolidated Historical Financial Data...........................   10
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   11
Business..................................................................   20
Description of Notes......................................................   27
Market-Making Activities..................................................   64
Legal Matters.............................................................   65
Experts...................................................................   65
Index To Financial Statements.............................................  F-1

   All references in this prospectus to "Company," "we," "us" or "our" mean JSCE, Inc. ("JSCE") and its consolidated subsidiaries, including Jefferson Smurfit Corporation (U.S.) ("JSC (U.S.)").

   In this prospectus, references to "dollar" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction. All tons referenced are short tons, unless otherwise indicated.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents which have been filed with the Securities and Exchange Commission are hereby incorporated by reference in this prospectus:

  . JSCE's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Commission on March 13, 2001, and

  . All other reports filed by JSCE pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2000 and prior to the termination of the offering of the securities offered hereby.

   Information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated by reference will be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address: Jefferson Smurfit Corporation (U.S.),
Attention: Treasury Department, 8182 Maryland Avenue, St. Louis, Missouri 63105; telephone (314) 746-1200.

                             AVAILABLE INFORMATION

   JSCE files annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Commission.

   We have filed a post-effective amendment on Form S-2 to a registration statement on Form S-3 with the Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. JSCE's Commission filings and the registration statement can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains "forward-looking statements" within the meaning of
Section 17A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. When used in this prospectus, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following:

  .  the impact of general economic conditions where we do business;

  . general industry conditions, including competition and product and raw material prices;

  .  fluctuations in exchange rates and currency values;

  .  capital expenditure requirements;

  .  interest rates;

  .  legislative or regulatory requirements;

  .  fluctuation in energy prices;

  .  access to capital markets; and

  .  other factors described in this prospectus.

   Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

                                  RISK FACTORS

   This prospectus includes "forward-looking statements" within the meaning of
Section 17A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about our plans, strategies and prospects under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are qualified by the following cautionary statements.

                      Risk Factors Related to Our Business

The cyclicality of our industry could negatively impact our sales volume and revenues and our ability to respond to competition or take advantage of business opportunities.

   Our operating results reflect the industry's general cyclical pattern. The majority of our products are commodities subject to extreme price competition. The industry in which we compete has had substantial overcapacity for several years. Production overcapacity and weak demand for products causes the paper industry to take downtime periodically to reduce inventory levels. In addition, the industry is capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in the industry. In the event of a recession, demand and prices are likely to drop substantially. Increased production by our competitors will also depress prices for our products. From time to time, we have closed certain of our facilities or have taken downtime based on prevailing market demand for our products and may continue to do so. Certain of our competitors have also temporarily closed or reduced production at their facilities, but can reopen and/or increase production capacity at any time.

   Our sales and profitability have historically been more sensitive to price changes than changes in volume. Future decreases in prices for our products would adversely affect our operating results. These factors, coupled with our highly leveraged financial position, may adversely impact our ability to respond to competition and to other market conditions or to otherwise take advantage of business opportunities.

Our industry is highly competitive and price fluctuations could diminish our sales volume and revenues.

   The paperboard and packaging products industries are highly competitive, and no single company is dominant. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. Because these products are globally traded commodities, the industries in which we compete are particularly sensitive to price fluctuations as well as other factors including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our business could be materially adversely affected.

   We can give no assurance that we will be able to maintain all or a substantial majority of the sales volume to our customers, due in part to the tendency of certain customers to diversify their suppliers.

Price fluctuations in raw materials and energy costs could adversely affect our ability to obtain the materials needed to manufacture our products and could adversely affect our manufacturing costs.

   Wood fiber and recycled fiber, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In particular, the supply and price of wood fiber depends on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters and weather. A decrease in the supply of wood fiber has caused, and likely will continue to cause, higher wood fiber costs in some of the regions in which we procure wood. In addition, the increase in demand of products manufactured, in whole or in part, from recycled fiber has caused an occasional tightness in the supply of recycled fiber. It may also cause a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Such costs are likely to continue to fluctuate based upon demand/supply characteristics. While we have not experienced any significant difficulty in obtaining wood fiber and recycled fiber in economic proximity to our mills, we can give no assurance that this will continue to be the case for any or all of our mills.

   The cost of producing our products is sensitive to the price of energy. Energy prices, in particular oil and natural gas, have increased significantly over the past year, with a corresponding effect on our production costs. We can give no assurance that energy prices will not remain at current rates or rise to even higher levels, or that our production costs, competitive position and results of operations will not be adversely affected thereby.

We may encounter difficulties arising from integrating acquisitions, restructuring our operations or closing or disposing of facilities.

   As part of our strategy of consolidation with rationalization, we have completed acquisitions, closed higher cost facilities, sold non-core assets, and otherwise restructured our operations to improve our cost competitiveness. Some of these activities are ongoing and we cannot guarantee that any such activities will not divert the attention of management, disrupt our ordinary operations or those of our subsidiaries or otherwise adversely affect our results of operations. Moreover, our production capacity or the actual amount of products we produce may be reduced as a result of these activities.

Our substantial leverage may require us to seek additional sources of capital to satisfy our capital needs.

   We have a highly leveraged capital structure. As of December 31, 2000, we had approximately $1,529 million of outstanding debt.

   Our level of debt could have significant consequences for us, including the following:

  . we may be required to seek additional sources of capital, including additional borrowings under our existing credit facilities, other private or public debt or equity financings to service or refinance our indebtedness, which borrowings may not be available on favorable terms;

  . a substantial portion of our cash flow from operations will be necessary to meet the payment of principal and interest on our indebtedness and other obligations and will not be available for our working capital, capital expenditures and other general corporate purposes;

  . our level of debt could make us more vulnerable to economic downturns, and reduce our operational and business flexibility in responding to changing business and economic conditions and opportunities; and

  . we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.

   In addition, borrowings under our credit agreements are at variable rates of interest, which expose us to the risk of increased interest rates.

Factors beyond our control could hinder our ability to service our debt and meet our operating requirements.

   We have scheduled principal payments on our indebtedness of approximately $10 million, $172 million and $771 million in 2001, 2002 and 2003, respectively.

   Our ability and our subsidiaries' ability to meet our obligations and to comply with the financial covenants contained in our respective debt instruments will largely depend on our and our subsidiaries' future performance. Our performance will be subject to financial, business and other factors affecting us. Many of these factors will be beyond our control, such as:

  .  the state of the economy;

  .  the financial markets;

  .  demand for and selling prices of our products;

  .  costs of raw materials and energy; and

  . legislation and other factors relating to the paperboard and packaging products industries generally or to specific competitors.

   If the net proceeds from borrowings or other financing sources and from operating cash flows and any divestitures do not provide us with sufficient liquidity to meet our operating and debt service requirements, we will be required to pursue other alternatives to repay debt and improve liquidity. Such alternatives may include:

  .  sales of assets;

  .  cost reductions;

  .  deferral of certain discretionary capital expenditures; and

  .  seeking amendments or waivers to our debt instruments.

   We can give no assurance that such measures could be successfully completed or would generate the liquidity required by us to operate our business and service our obligations. If we

  . are not able to generate sufficient cash flow or otherwise obtain funds necessary to make required debt payments, or

  . fail to comply with the various covenants in our various debt instruments,

we would be in default under the terms of our various debt instruments, which would permit our debtholders to accelerate the maturity of such debt and would cause defaults under our other debt.

Restrictive covenants in our debt could limit our corporate activity.

   Our ability to incur additional debt, and in certain cases refinance outstanding debt, is significantly limited or restricted under the agreements relating to our and our subsidiaries' existing debt. The agreements contain covenants that restrict, among other things, our and our subsidiaries' ability to:

  .  incur debt;

  .  pay dividends;

  .  repurchase or redeem capital stock;

  .  engage in transactions with stockholders and affiliates;

  .  issue capital stock;

  .  create liens;

  .  sell assets;

  .  engage in mergers and consolidations; and

  .  make investments in unrestricted subsidiaries.

   In addition, we are limited in our ability to move capital freely among us and our subsidiaries. The limitations contained in such agreements, together with our highly leveraged capital structure, could limit our ability to effect future debt or equity financings. These limitations also may otherwise restrict our corporate activities, including our ability to avoid defaults, provide for capital expenditures, take advantage of business opportunities or respond to market conditions.

We are subject to environmental regulations and liabilities that could weaken our operating results.

   Federal, state, provincial, foreign and local environmental requirements, particularly those relating to air and water quality, are a significant factor in our business. In the past we have had, and in the future may face, environmental liability for the costs of remediating soil or groundwater that is or was contaminated by us or a third party at various sites which are now or were previously owned or operated by us. There also may be similar liability at sites with respect to which either we have received, or in the future may receive, notice that we may be a potentially responsible party and which are the subject of cleanup activity under the Comprehensive Environmental Response, Compensation and Liability Act, analogous state laws and other laws concerning hazardous substance contamination.

   We have incurred in the past, and may incur in the future, civil and criminal fines and penalties relating to environmental matters and costs relating to the damage of natural resources, lost property values and toxic tort claims. We in the past have made significant expenditures to comply with environmental regulations and expect to make significant expenditures in the future. We have reserves based on current information to address environmental liabilities. However, we could incur additional significant expenditures due to changes in law or the discovery of new information, and those expenditures could have a material adverse effect on our financial condition. In addition, we are required to make significant environmental capital expenditures on an annual basis. We expect those expenditures to increase significantly in the next several years.

   The United States Environmental Protection Agency has finalized parts of a comprehensive rule governing the pulp, paper and paperboard industry, known as the "Cluster Rule." In order to comply with those parts of the Cluster Rule that have been finalized, we estimate that we may require the incurrence of up to approximately $85 million in capital expenditures, the majority of which was spent in 2000. We cannot predict the ultimate cost of complying with the parts of the regulations that have been finalized, or with regulations that have not yet been finalized, until we complete further engineering studies, and non-final regulations are finalized. We can give no assurance that the foregoing costs and liabilities, either individually or in the aggregate, will not have a material adverse effect on our financial condition in the future.

                       Risk Factors Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

   The following chart shows certain important credit statistics as of the date or at the beginning of the period specified below.

                                                                  At December
                                                                    31, 2000
                                                                 --------------
      Total indebtedness........................................ $1,529 million
      Stockholder's deficit..................................... $ (84) million
      Debt to total capitalization ratio........................          1.06x

   Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to perform our obligations with respect to these notes;

  . increase our vulnerability to general adverse economic and industry conditions;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  . limit, along with the financial and other restrictive covenants in our debt instruments, among other things, our ability to borrow additional funds.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which could further exacerbate the risks described above.

   We may be able to incur substantial additional indebtedness in the future. The terms of the indentures for these notes do not fully prohibit us from doing so. As of December 31, 2000, our credit facility and securitization program permitted additional borrowings of up to approximately $586 million. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Notes" for a further description of our additional borrowing ability.

Upon a change of control, you have a right to be repaid, but we may be unable to raise the funds necessary to finance the change of control offer required by the indenture.

   Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of these notes or that restrictions in our other indebtedness will not allow such repurchase. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "Description of Notes--Repurchase of Notes Upon Change of Control" for a further discussion of our obligation to repurchase these notes upon a change of control.

Although your notes are referred to as "senior notes," they are effectively subordinated to our secured indebtedness.

   Our secured indebtedness has priority over these notes with respect to the assets securing the secured indebtedness. Although these notes, the guarantee and the indebtedness under our credit facility all constitute senior indebtedness, the notes and guarantee are unsecured and are effectively subordinated to the indebtedness under our secured credit facility. In the event of a liquidation, reorganization, bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on these notes. As of December 31, 2000, we had approximately $1,529 million of indebtedness outstanding, of which approximately $615 million constituted secured indebtedness.

Federal and state statutes allow courts, under specific circumstances, to void indebtedness and guarantees thereof and require noteholders to return payments received from debtors and guarantors.

   Under federal bankruptcy and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided or subordinated if, at the time the indebtedness under the notes and the guarantees were incurred, among other things, JSC (U.S.) or JSCE, as the case may be:

  . was insolvent or was rendered insolvent by reason of the indebtedness incurred and payments made in connection herewith;

  . was engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  . intended to, or believed that we would, incur debts beyond our ability to pay such debts as they matured.

   The measure of insolvency for purposes of the fraudulent transfer laws vary depending upon the law of the jurisdiction being applied. Generally, however, a company would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  . if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  .  it could not pay its debts as they become due.

   On the basis of historical financial information, recent operating history and other factors, we believe that the issuance of the notes and the guarantees will not constitute fraudulent transfers. However, we cannot assure you that a court passing on such issue would agree with our conclusions.

Significant stockholders of our parent, whose interests may conflict with your interests, are able to significantly influence the vote on matters submitted to a vote of holders of its common stock.

   As of December 31, 2000, approximately 29% of the common stock of our parent company, Smurfit-Stone Container Corporation ("Smurfit-Stone"), was owned by Smurfit International B.V. ("SIBV"), an affiliate of Jefferson Smurfit Group plc ("JS Group"), and certain other entities. These entities are able to significantly influence the vote on all matters submitted to a vote of Smurfit-Stone's stockholders. The interests of these entities could conflict with your interests. The presence of the significant stockholders may also deter a potential acquiror from making a tender offer or otherwise attempting to obtain control of Smurfit-Stone.

The notes are not listed for trading on any securities exchange and we cannot assure you that a trading market for the notes will continue.

   The notes are not listed for trading on any securities exchange or on any automated dealer quotation system. Morgan Stanley & Co. Incorporated currently makes a market in the notes. However, Morgan Stanley is not obligated to make a market for the notes and may discontinue or suspend such market-making at any time without notice at its sole discretion. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the notes. Further, the liquidity of, and trading market for, the notes may be adversely affected by declines and volatility in the market for debt securities generally as well as any changes in our financial performance or prospects.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of earnings to fixed charges:

                                                        Year Ended December 31,
                                                        --------------------------
                                                        1996 1997  1998  1999 2000
                                                        ---- ----  ----  ---- ----
Ratio of earnings to fixed charges..................... 1.61  (a)   (a)  2.89 2.38

--------
(a) For the years ended December 31, 1997 and 1998, respectively, earnings were inadequate to cover fixed charges by $27 million and $281 million, respectively.

   For purposes of these calculations, earnings consist of income (loss) from continuing operations before income taxes, minority interests and extraordinary items and cumulative effect of accounting changes, plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of deferred debt issuance costs and that portion of lease rental expense considered to be representative of the interest factors therein (deemed to be one-fourth of lease rental expense). Amounts exclude the discontinued operations of our Newsprint division.

   Statements describing the computation of the above ratios are exhibits to the registration statement of which this prospectus is a part.

                                USE OF PROCEEDS

   We will not receive any proceeds from sales by Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. (collectively, "Morgan Stanley") of the notes.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

   The following table sets forth selected consolidated financial data as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000. This data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The selected consolidated financial data presented under the captions "Summary of Operations" and "Other Financial Data" was derived from our consolidated financial statements, which were audited by independent auditors.

                                            Year Ended December 31,
                                    -------------------------------------------
                                     1996     1997     1998    1999(a)   2000
                                    -------  -------  -------  -------  -------
                                    (in millions, except statistical data)
Summary of Operations (b)
Net sales (c).....................  $ 3,218  $ 3,060  $ 3,155  $ 3,413  $ 3,867
Income (loss) from operations
 (d)..............................      333      176      (78)     226      342
Income (loss) from continuing
 operations before extraordinary
 item and cumulative effect of
 accounting change................       80      (19)    (171)     276      146
Discontinued operations, net of
 income tax provision.............       37       20       27        6        6
Net income (loss).................      112        1     (160)     272      151
Other Financial Data
Net cash provided by operating
 activities.......................  $   380  $    88  $   117  $   103  $   247
Net cash provided by (used for)
 investing activities.............     (133)    (175)    (595)     829     (129)
Net cash provided by (used for)
 financing activities.............     (262)      87      484     (939)    (108)
Depreciation, depletion and
 amortization.....................      125      127      134      134      120
Capital investments and
 acquisitions.....................      129      191      265       69      116
Working capital, net..............       34       71      145       41      104
Property, plant, equipment and
 timberland, net..................    1,720    1,788    1,760    1,309    1,262
Total assets......................    2,688    2,771    3,174    2,736    2,667
Long-term debt....................    1,944    2,040    2,570    1,636    1,529
Stockholder's deficit.............     (375)    (374)    (538)    (235)     (84)
Statistical Data (tons in
 thousands)
Containerboard production (tons)..    2,061    2,024    1,978    1,592    1,433
Solid bleached sulfate production
 (tons)...........................      189      190      185      189      190
Coated boxboard production
 (tons)...........................      538      585      582      581      590
Uncoated boxboard production
 (tons)...........................      213      176      175      165      169
Corrugated containers sold
 (billion sq. ft.)................     30.0     31.7     29.9     29.1     28.7
Folding cartons sold (tons).......      449      463      507      549      561
Fiber reclaimed and brokered
 (tons)...........................    4,464    4,832    5,155    6,560    6,768
Number of employees...............   15,800   15,800   15,000   14,400   14,100

--------
(a) We recorded a pretax gain of $407 million on the sale of our timberlands in 1999.
(b) Our subsidiary, Smurfit Newsprint, completed its exit from the newsprint business in May 2000. Accordingly, the newsprint operations are presented as a discontinued operation for all periods.
(c) Net sales for all periods have been restated to comply with the Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." Previously, we recognized shipping and handling costs as a reduction to net sales. Shipping and handling costs are now included in cost of goods sold. The effect of this reclassification increased net sales and cost of goods sold from previously reported amounts by $109 million in 1996, $103 million in 1997, $112 million in 1998 and $118 million in 1999.
    The reclassification had no effect on income from operations.
(d) In connection with the 1998 merger with Stone Container, we recorded pretax charges of $310 million in the fourth quarter of 1998, including $257 million of restructuring charges, $30 million for settlement of our Cladwood(R) litigation and $23 million of merger-related costs. We recorded an additional restructuring charge of $9 million in 1999 in connection with the merger.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

   Market conditions and demand for containerboard and corrugated containers, our primary products, have historically been subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices and our profitability.

   Market conditions were generally weak in 1997 and 1998 due primarily to excess capacity within the industry. During the second half of 1998, the containerboard industry took market related downtime, resulting in a significant reduction in inventory levels. In addition, several paper companies, including JSCE, permanently shut down paper mill operations approximating 6% of industry capacity. The balance between supply and demand for containerboard improved as a result of the shutdowns and inventories were reduced. Corrugated container shipments for the industry were strong in 1999, increasing approximately 2% compared to 1998. As a result of these developments, linerboard prices rose $90 per ton in 1999, and increased an additional $50 per ton in February 2000. Domestic economic growth slowed in the second half of 2000. This slowdown, in addition to a weak export market, exerted downward pressure on containerboard demand. In order to maintain a balance between supply and demand, the industry took extensive market related downtime in 2000. In January 2001, sluggish corrugated demand resulted in a $15 per ton decline in linerboard pricing to $465 per ton. We do not expect a recovery in demand for corrugated containers until the U.S. economy strengthens.

   Market conditions in the folding carton and boxboard mill industry, which were weak in 1998, strengthened in the second half of 1999 and continued to improve in 2000. With demand improving, sales price increases were implemented in the fourth quarter of 1999 and the second quarter of 2000. On average, prices were higher in 2000 compared to 1999. Industry shipments of folding cartons in 2000 increased 3% compared to 1999 although mill operating rates and production were lower.

   Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our products. Demand for reclaimed fiber, which was weak in 1998, grew stronger in 1999 primarily as a result of strong export demand. Reclaimed fiber prices rose in 1999, but declined in the second half of 2000 due primarily to lower demand brought about by the extensive market related downtime taken by containerboard mills as described above. The price of old corrugated containers, commonly known as OCC, the principal grade used in recycled containerboard mills, was higher in 2000 compared to 1999 by approximately 8%. Wood fiber prices declined 4% in 2000 compared to 1999.

Recent Developments

   On April 24, 2001, Smurfit-Stone released information regarding its financial performance for the first quarter of this year. Income before extraordinary item was $19 million (or $.07 per diluted share) for the quarter, a decrease of $21 million or approximately 53% compared to the first quarter of 2000. Results for the quarter included an after-tax gain of $4 million related to an asset sale. Net income available to holders of Smurfit-Stone's common stock, after extraordinary item, was $12 million (or $.05 per share). Sales for the quarter increased to $2.2 billion, compared to $2 billion for the first quarter of 2000. Our results for the quarter ended March 31, 2001 will be available in our Quarterly Report on Form 10-Q, to be filed with the Commission on or before May 15, 2001.

Merger and Restructuring

   On November 18, 1998, a wholly-owned subsidiary of Smurfit-Stone merged with Stone Container. In connection with the merger, we restructured our operations. The most significant elements of the restructuring for Jefferson Smurfit (U.S.) included the permanent closure of three paper mills, having approximately 700,000 tons of containerboard capacity, and eight additional facilities. During the fourth quarter of 1998, we recorded pretax charges of $257 million for restructuring costs and $23 million for merger-related costs. The restructuring charge included, among other things, adjustments to fair value of property, plant and equipment associated with the permanent closure of certain facilities and establishment of liabilities for the termination of certain employees and long-term commitments. As part of our continuing evaluation of all areas of our business in connection with the merger, we recorded an additional restructuring charge of $9 million in 1999.

   The restructuring of our operations in connection with the merger was completed in 2000. Annualized synergy savings in excess of $350 million have been achieved by Smurfit-Stone primarily as a result of optimization of the combined manufacturing systems of Jefferson Smurfit (U.S.) and Stone Container, purchasing leverage and reduction of selling and administrative costs.

   Since the merger date, through December 31, 2000, JSCE has incurred approximately $48 million (68%) of the planned cash expenditures to close facilities and to pay severance and other exit liabilities. The exit liabilities remaining as of December 31, 2000 consisted of $23 million of anticipated cash expenditures. Future cash outlays, principally for long-term commitments, are anticipated to be $4 million in 2001, $3 million in 2002 and $16 million thereafter. The remaining cash expenditures will continue to be funded through operations as originally planned.

Results of Operations

   Recent Results

   We expect earnings for the first quarter of 2001 to fall significantly from the levels in the third and fourth quarters of 2000. The shortfall is due to lower demand for corrugated packaging resulting from the weakening economy. We expect to continue taking economic downtime in containerboard in order to manage inventory levels. Downtime in the first quarter of 2001 will exceed the 39,000 tons taken in the fourth quarter of 2000. Product pricing remains stable in the face of the poor demand, following the $15 per ton decline in containerboard in January. We do not expect a recovery in demand for corrugated packaging until the U.S. economy strengthens.

   Segment Data for 2000, 1999 and 1998

                                        2000           1999           1998
                                   -------------- -------------- --------------
                                    Net   Profit/  Net   Profit/  Net   Profit/
                                   Sales  (Loss)  Sales  (Loss)  Sales  (Loss)
                                   ------ ------- ------ ------- ------ -------
                                                  (in millions)
Containerboard and corrugated
 containers....................... $2,033  $ 220  $1,818  $ 195  $1,776  $ 135
Consumer packaging................  1,017     99     951     91     912    103
Reclamation.......................    605     26     452     17     275      4
Other operations..................    212     13     192     16     192     12
                                   ------  -----  ------  -----  ------  -----
    Total operations.............. $3,867    358  $3,413    319  $3,155    254
                                   ======         ======         ======
Restructuring charges.............                           (9)          (257)
Interest expense, net.............          (103)          (175)          (196)
Other, net........................           (10)           327            (80)
                                           -----          -----          -----
Income (loss) from continuing
 operations before income taxes,
 extraordinary item and cumulative
 effect of accounting change......         $ 245          $ 462          $(279)
                                           =====          =====          =====

   Other, net includes corporate expenses, intracompany profit elimination and LIFO expense, goodwill amortization, corporate charges to segments for working capital interest, gains or losses on asset sales and other expenses not allocated to segments.

   2000 compared to 1999

   Improvements in containerboard and other markets in 2000 were the primary reasons for the increases in net sales and operating profits. Net sales increased 13% compared to 1999 and operating profits increased 12%. Other, net, which included a $407 million gain on sale of assets in 1999, declined by $337 million. Other, net was favorably impacted by lower intracompany profit elimination and LIFO expense and an expense in 1999 of $26 million related to the cashless exercise of Smurfit-Stone stock options under the Jefferson Smurfit Corporation stock option plan. Interest expense, net decreased by $72 million compared to 1999 due to lower levels of debt outstanding. The increases (decreases) in net sales for each of our segments are shown in the chart below.

   Income (loss) from continuing operations before income taxes, extraordinary item and cumulative effect of accounting change declined compared to last year due primarily to the gain recorded in 1999 on the sale of assets. Net income in 2000 was $151 million compared to $272 million in 1999.

                                         2000 Compared to 1999
                         -----------------------------------------------------
                         Containerboard
                          & Corrugated  Consumer                Other
                           Containers   Packaging Reclamation Operations Total
                         -------------- --------- ----------- ---------- -----
                                             (in millions)
Increase (decrease) in
 net sales due to:
  Sales prices and
   product mix..........      $263         $55       $104        $17     $439
  Sales volume..........        18          15         70          3      106
  Closed facilities.....       (66)         (4)       (21)                (91)
                              ----         ---       ----        ---     ----
Net increase............      $215         $66       $153        $20     $454
                              ====         ===       ====        ===     ====

   Containerboard and Corrugated Containers Segment

   Net sales for 2000 increased by 12% compared to last year and profits improved by $25 million to $220 million. Market conditions were stronger in the first half of the year, enabling us to implement a linerboard price increase on February 1, followed by corresponding price increases for corrugated containers. Although shipments grew weaker as the year progressed, we were able to maintain the price increases achieved earlier in the year. On average, corrugated container prices improved 16% compared to last year and linerboard was higher by 17%. Solid bleached sulfate prices also increased during the year and, on average, were 6% higher than last year.

   Production of containerboard declined 10% compared to 1999 and corrugated container shipments declined 1%. The containerboard volume declined as a result of higher levels of market related downtime. Corrugated container sales volume decreased as a result of plant closures and weaker demand in the second half of the year. Solid bleached sulfate production increased 1% compared to last year.

   Profits increased due to the higher average sales prices, although market related downtime and higher cost of energy and fiber partially offset the sales price improvements. Cost of goods sold as a percent of net sales increased from 82% in 1999 to 83% in 2000 due primarily to the increased market related downtime and the sale of our timberland operations.

   Consumer Packaging Segment

   Net sales for 2000 increased by 7% compared to 1999 due to higher sales prices and an increase in shipments. For the year, on average, coated boxboard sales prices were 8% higher than 1999 and folding carton sales prices were 6% higher. Uncoated boxboard sales prices were 10% higher than 1999. Sales volume of folding cartons increased 2% compared to 1999. Production of coated boxboard increased 2% compared to 1999 and production of uncoated boxboard increased 7%.

   Profits improved 9% compared to last year due primarily to the improvement in sales prices. An increase in reclaimed fiber cost and higher energy cost partially offset the improvement in pricing. Profits in the label operations declined compared to last year due to competitive pricing and increases in raw material cost. Cost of goods sold as a percent of net sales was 83% in 2000, unchanged from 1999.

   Reclamation Segment

   Net sales for 2000 increased 34% compared to 1999 due to higher sales prices and an increase in third party shipments. Demand for OCC was strong in the first half of 2000, but weakened in the second half as more paper mills took downtime to manage their inventories. Prices were higher in the first half of the year as a result of the strong demand. On average for 2000, OCC prices increased 8% and old newsprint prices increased 47% compared to last year. An increase in the cost of reclaimed fiber partially offset the improvement in sales price. Profits increased $9 million compared to 1999 due primarily to the higher sales prices and volume and lower employee compensation cost. Cost of goods sold as a percent of net sales increased from 89% in 1999 to 91% in 2000 due primarily to the higher cost of reclaimed fiber.

   Other Operations

   Net sales for 2000 increased 10% compared to 1999 due primarily to higher sales prices. Profits in 2000 declined $3 million to $13 million compared to 1999 due primarily to lower sales volume.

   Costs and Expenses

   Cost of goods sold in the Consolidated Statements of Operations for 2000 as a percent of net sales of 84% was comparable to 1999. The favorable effects of higher sales prices, lower intracompany profit elimination and LIFO expense were offset by the higher cost of energy and reclaimed fiber and the effects of the higher level of market related downtime in 2000.

   Selling and administrative expenses as a percent of net sales declined from 9% in 1999 to 7% in 2000, primarily as a result of the higher sales prices in 2000.

   Interest expense, net in 2000 declined compared to 1999 due primarily to lower average outstanding debt levels. The overall average effective interest rate for 2000 was higher than 1999 by 0.4%. Interest expense, net for 2000 included $57 million of interest income earned on our intercompany loan to Smurfit-Stone compared to $52 million earned in 1999.

   Other, net in the Consolidated Statements of Operations for 2000 declined $405 million due primarily to a gain of $407 million recorded in 1999 on the sale of our timberlands.

   The effective income tax rate in 2000 differed from the federal statutory tax rate due to several factors, the most significant of which was state income taxes. For information concerning income taxes, see Liquidity and Capital Resources and Note 7 of the Notes to Consolidated Financial Statements.

   Discontinued Operations

   In February 1999, we adopted a formal plan to sell the operating assets of our subsidiary, Smurfit Newsprint. Accordingly, the newsprint operations of Smurfit Newsprint were accounted for as a discontinued operation for all periods presented in the Consolidated Statements of Operations. In November 1999, we sold our Newberg, Oregon newsprint mill for approximately $211 million. In May 2000, we transferred ownership of the Oregon City, Oregon newsprint mill to a third party, thereby completing our exit from the newsprint business. We received no proceeds from the transfer. The 1999 results of discontinued operations included the realized gain on the sale of the Newberg mill, an expected loss on the transfer of the Oregon City mill, the actual results from the measurement date through December 31, 1999 and the estimated losses on the Oregon

City mill through the expected disposition date. In 2000, we recorded a $6 million after-tax gain to reflect adjustments to estimates made in 1999 on disposition of discontinued operations.

   1999 compared to 1998

   Net sales for 1999 were higher than 1998 by 8% due primarily to higher sales volumes and improvements in sales prices. Operating profits for 1999 were $65 million higher than 1998 due primarily to the higher sales prices. Other, net in 1999 improved $407 million compared to 1998 due primarily to gains recorded on sale of assets. Other, net in 1999 included higher intracompany profit elimination and LIFO expense compared to 1998 and $26 million of expense related to the cashless exercise of Smurfit-Stone stock options under the Jefferson Smurfit Corporation stock option plan. Other, net in 1998 included $30 million for the class action settlement of certain litigation and $23 million of other merger-related cost. The increases (decreases) in net sales for each of our segments are shown in the chart below.

   The improvement in income from continuing operations before income taxes, extraordinary item and cumulative effect of accounting change of $741 million was due primarily to higher operating profits, lower restructuring charges and the gain on sale of assets. Net income in 1999 was $272 million compared to a net loss of $160 million in 1998.

                                         1999 Compared to 1998
                         -----------------------------------------------------
                         Containerboard
                          & Corrugated  Consumer                Other
                           Containers   Packaging Reclamation Operations Total
                         -------------- --------- ----------- ---------- -----
                                             (In millions)
Increase (decrease) in
 net sales due to:
  Sales prices and
   product mix..........     $  74        $(13)      $ 35        $(4)    $  92
  Sales volume..........        48          52        160          4       264
  1998 acquisition......        26                                          26
  Closed facilities.....      (106)                   (18)                (124)
                             -----        ----       ----        ---     -----
Net increase............     $  42        $ 39       $177        $ 0     $ 258
                             =====        ====       ====        ===     =====

   Containerboard and Corrugated Containers Segment

   Net sales for 1999 increased by 2% compared to 1998. The benefit from the improvement in sales prices was partially offset by plant closures resulting from the Stone Container merger. Profits in 1999 improved by $60 million compared to 1998 due primarily to the higher sales prices and the effects of the merger. We were able to implement two price increases for containerboard in 1999, totaling $90 per ton for linerboard and $130 per ton for medium. On average, linerboard and corrugated container prices increased 8% and 9%, respectively, compared to 1998. The increase in corrugated prices reflects the price increases implemented and our strategy to rationalize customer mix. Solid bleached sulfate prices were lower than 1998 by 3%.

   Containerboard production of 1,592,000 tons in 1999 declined compared to 1998 due primarily to the permanent shutdown of three Jefferson Smurfit (U.S.) containerboard mills. Production for 1999 was favorably impacted by the acquisition of a containerboard machine from Jefferson Smurfit Group plc in November 1998. Production of solid bleached sulfate was higher than 1998 by 2%. Corrugated container sales volume declined compared to 1998 by 4% due primarily to plant closures and the rationalization of customer mix. Cost of goods sold as a percent of net sales decreased from 86% in 1998 to 82% in 1999 due primarily to higher sales prices, plant shutdowns and cost saving initiatives undertaken in connection with the merger.

   Consumer Packaging Segment

   Net sales for 1999 increased by 4% compared to 1998 while profits decreased by $12 million. The sales increase was due primarily to higher sales volume of folding cartons, which increased by 9% compared to

1998. Production of coated boxboard was comparable to 1998. On average, coated boxboard sales prices were lower than 1998 by 9% and folding carton sales prices were comparable to 1998. Production of uncoated boxboard decreased 8% and, on average, uncoated boxboard sales prices declined 8% compared to 1998. Profits declined compared to 1998 due primarily to the lower sales prices for coated and uncoated boxboard and higher reclaimed fiber cost. Cost of goods sold as a percent of net sales increased from 81% in 1998 to 83% in 1999 due primarily to the effect of lower sales prices and higher reclaimed fiber costs.

   Reclamation Segment

   Net sales for 1999 increased 64% compared to 1998 due primarily to higher sales volume resulting from the merger and higher sales prices. Compared to 1998, the average price of OCC increased approximately 11% and the total tons of fiber reclaimed and brokered increased 27% due to the additional fiber requirements resulting from the merger. Profits increased $13 million compared to 1998 due primarily to higher sales prices. Cost of goods sold as a percent of net sales for 1999 was comparable to 1998.

   Other Operations

   Other operations include specialty packaging and Cladwood(R) operations. Net sales in 1999 were comparable to 1998 and profits increased by $4 million to $16 million due primarily to the specialty packaging operations.

   Costs and Expenses

   Cost of goods sold for 1999 increased compared to 1998 due primarily to costs associated with the increase in sales of the reclamation segment, the addition of the paperboard machine in our Fernandina Beach, Florida paperboard mill and higher LIFO expense. Cost of goods sold in 1999 was favorably impacted by the plant closures in 1998. Overall cost of goods sold as a percent of net sales in 1999 was comparable to 1998.

   Selling and administrative expenses as a percent of net sales decreased from 10% in 1998 to 9% in 1999. Selling and administrative expenses for 1999 included expense of $26 million related to the cashless exercise of Smurfit-Stone stock options under the Jefferson Smurfit Corporation stock option plan. In 1998, we expensed $30 million for the class action settlement of certain litigation and $23 million of other merger-related cost.

   Interest expense, net in 1999 declined compared to 1998. Interest expense, net includes interest income, which consists primarily of interest earned on our intercompany loan made to Smurfit-Stone in November 1998 in connection with the merger. Interest income was $52 million for 1999 compared to $6 million in 1998. While our average debt level for 1999 was higher compared to 1998 due primarily to borrowings related to the merger, the higher level of interest income more than offset the increase in interest expense. Our overall average effective interest rate in 1999 was comparable to 1998.

   Other, net for 1999 included a gain of $407 million on the sale of our timberlands.

   The effective income tax rate in 1999 differed from the federal statutory tax rate due to several factors, the most significant of which was state income taxes.

Liquidity and Capital Resources

   General

   In 2000, net cash provided by operating activities of $247 million and proceeds of $8 million from the sale of assets were used to fund property additions of $116 million, an increase in the intercompany loan to Smurfit-Stone of $21 million and net debt payments of $108 million.

   On November 15, 2000, pursuant to an Agreement and Plan of Merger among Smurfit-Stone, SCC Merger Co. and Stone Container, approximately 4.6 million shares of $1.75 Series E Preferred Stock of Stone Container were converted into approximately 4.6 million shares of 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock of Smurfit-Stone. In addition, a cash payment of $6.4425 per share, totaling approximately $30 million, was made by Smurfit-Stone to the holders of the Stone Container Preferred Stock. The cash payment was equal to the accrued and unpaid dividends on each share of the Stone Container Preferred Stock, less $0.12 per share to cover certain transaction related expenses. Smurfit-Stone funded the approximately $30 million cash portion of the Preferred Stock exchange consideration through an intercompany loan from us.

   Financing Activities

   On March 9, 2001, we amended the Jefferson Smurfit (U.S.) accounts receivable securitization program to (1) reduce the total program size from $315 million to $229 million and (2) extend the final maturity from February 2002 to February 2004.

   Jefferson Smurfit (U.S.)'s bank credit facility contains various business and financial covenants including, among other things, limitations on dividends, redemptions and repurchases of capital stock, limitations on the incurrence of indebtedness, limitations on capital expenditures and maintenance of certain financial covenants. The bank credit facility also requires prepayments if Jefferson Smurfit (U.S.) has excess cash flows, as defined, or receives proceeds from certain asset sales, insurance or incurrence of certain indebtedness. Jefferson Smurfit (U.S.) generated excess cash flow of approximately $59 million in 2000. The obligations under the bank credit facility are unconditionally guaranteed by us and certain of our subsidiaries. The obligations under the bank credit facility are secured by a security interest in substantially all of the assets of Jefferson Smurfit (U.S.). Such restrictions, together with our highly leveraged position, could restrict our corporate activities, including our ability to respond to market conditions, to provide for unanticipated capital expenditures or to take advantage of business opportunities.

   We expect that internally generated cash flows and existing financing resources will be sufficient for the next several years to meet our ordinary course obligations, including debt service, restructuring payments, expenditures under the Cluster Rule and capital expenditures. We intend to hold capital expenditures below our annual depreciation levels for the next several years. Scheduled debt payments are $10 million in 2001 and $172 million in 2002, with increasing amounts thereafter. We expect to use any excess cash flows provided by operations to make further debt reductions. As of December 31, 2000, we had $498 million of unused borrowing capacity under the bank credit facility and $88 million of unused borrowing capacity under our $315 million accounts receivable securitization program, subject to Jefferson Smurfit (U.S.)'s level of eligible accounts receivable.

Income Tax Matters

   At December 31, 2000, we had approximately $51 million of net operating loss carryforwards for U.S. federal income tax purposes that expire in 2018 and 2019 with a tax value of $18 million, and approximately $20 million of net operating loss carryforwards for state purposes that expire in the years 2001 through 2020. A valuation allowance of $10 million has been established for a portion of these deferred tax assets. In addition, we had approximately $41 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely.

Environmental Matters

   Our operations are subject to extensive environmental regulation by federal, state and local authorities in the United States. We have made, and expect to continue to make, significant capital expenditures to comply with water, air, solid and hazardous waste and other environmental laws and regulations. Capital expenditures for environmental control equipment and facilities were approximately $15 million in 1999 and $56 million in 2000. We anticipate that environmental capital expenditures will approximate $14 million in 2001. The majority of the expenditures in 2000 and 2001 relate to projects required to comply with the Cluster Rule. In November 1997, the EPA issued the Cluster Rule, which made existing requirements for discharge of wastewater under the Clean Water Act more stringent and imposed new, more stringent requirements on air emissions under the Clean Air Act for the pulp and paper industry. Although portions of the Cluster Rule are still not fully promulgated, we currently believe we may be required to make additional capital expenditures of up to $15 million during the next several years in order to meet the requirements of the new regulations. Also, additional operating expenses will be incurred as capital installations required by the Cluster Rule are put into service.

   In addition, we are from time to time subject to litigation and governmental proceedings regarding environmental matters in which compliance action and injunctive and/or monetary relief are sought. We have been named as a PRP at a number of sites, which are the subject of remedial activity under CERCLA or comparable state laws. Although we are subject to joint and several liability imposed under CERCLA, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. Payments related to cleanup at existing and former operating sites and CERCLA sites were not material to our liquidity during 2000. Future environmental regulations may have an unpredictable adverse effect on our operations and earnings, but they are not expected to adversely affect our competitive position.

   Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on engineering studies and legislative and technological developments which cannot be predicted at this time, such costs could increase as environmental regulations become more stringent. Environmental expenditures include projects that, in addition to meeting environmental concerns, may yield certain benefits to us in the form of increased capacity and production cost savings. In addition to capital expenditures for environmental control equipment and facilities, other expenditures incurred to maintain environmental regulatory compliance (including any remediation costs) represent ongoing costs to us.

Effects of Inflation

   Although inflation has slowed in recent years, it is still a factor in the economy and we continue to seek ways to mitigate its impact. In 2000, energy resources were tight in certain areas of the United States and prices of natural gas and purchased electricity escalated dramatically. Our paper mills are large users of energy and we attempt to mitigate these cost increases through hedging programs and supply contracts. With the exception of energy costs, inflationary increases in operating costs have been moderate during the last three years and have not had a material impact on our financial position or operating results.

   We use the last-in, first-out method of accounting for approximately 82% of our inventories. Under this method, the cost of goods sold reported in the financial statements approximates current cost and thus provides a closer matching of revenue and expenses in periods of increasing costs. On the other hand, depreciation charges represent the allocation of historical costs incurred over past years and are significantly less than if they were based on the current cost of productive capacity being consumed.

Prospective Accounting Standards

   In 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is required to be adopted in the years beginning after June 15, 2000. We will adopt Statement No. 133 effective January 1, 2001. The statement requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

   Based on our derivative positions at December 31, 2000, we estimate that upon adoption, we will record an asset for the fair value of existing derivatives of approximately $4 million and a corresponding reduction in cost of goods sold.

Quantitative and Qualitative Disclosures About Market Risk

   Interest Rate Risk

   Our earnings and cash flows are significantly affected by the amount of interest on our indebtedness. Our financing arrangements include both fixed and variable rate debt in which changes in interest rates will impact the fixed and variable debt differently. A change in the interest rate of fixed rate debt will impact the fair value of the debt, whereas a change in the interest rate on the variable rate debt will impact interest expense and cash flows. Management's objective is to protect JSCE from interest rate volatility and reduce or cap interest expense within acceptable levels of market risk. We may periodically enter into interest rate swaps, caps or options to hedge interest rate exposure and manage risk within company policy. We do not utilize derivatives for speculative or trading purposes. Any derivative would be specific to the debt instrument, contract or transaction, which would determine the specifics of the hedge. There were no derivative contracts outstanding at December 31, 2000.

   The table below presents principal amounts by year of anticipated maturity for our debt obligations and related average interest rates based on the weighted average interest rates at the end of the period. Variable interest rates disclosed do not attempt to project future interest rates. This information should be read in conjunction with Note 5 of the Notes to Consolidated Financial Statements.

Short and Long-Term Debt Outstanding as of December 31, 2000

                                                           There-         Fair
                                  2001 2002 2003 2004 2005 after  Total  Value
                                  ---- ---- ---- ---- ---- ------ ------ ------
                                                  (in millions)
Bank term loans and revolver
 8.71% average interest rate
 (variable)...................... $    $ 50 $ 50 $ 75 $126  $56   $  357 $  355
Accounts receivable
 securitization
 6.63% average interest rate
 (variable)......................        15  212                     227    227
Senior notes
 10.35% average interest rate
 (fixed).........................       100  500  287                887    893
Industrial revenue bonds
 7.33% average interest rate
 (fixed).........................              4             24       28     28
Other............................  10     7    5    1    1    6       30     30
                                  ---  ---- ---- ---- ----  ---   ------ ------
    Total debt................... $10  $172 $771 $363 $127  $86   $1,529 $1,533
                                  ===  ==== ==== ==== ====  ===   ====== ======

                                    BUSINESS

General

   JSCE, Inc., a Delaware corporation, is an integrated producer of containerboard, corrugated containers and other packaging products. We conduct all of our business operations through our wholly-owned subsidiary Jefferson Smurfit Corporation (U.S.), a Delaware corporation. Jefferson Smurfit (U.S.) has extensive operations throughout the United States. For the year ended December 31, 2000, net sales were $3,867 million and net income was $151 million.

   We are a wholly-owned subsidiary of Smurfit-Stone Container Corporation, a Delaware corporation. Smurfit-Stone is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: JSCE and Stone Container Corporation, a Delaware corporation. Our operations are organized by industry segments:

  .  containerboard and corrugated containers,

  .  consumer packaging and

  .  reclamation.

   For a summary of revenues, profits, identifiable assets, capital expenditures and depreciation, depletion and amortization for each of our segments, see Note 14, "Business Segment Information" of the Notes to Consolidated Financial Statements contained in this prospectus.

Products

   Containerboard and Corrugated Containers Segment

   Sales for the Containerboard and Corrugated Container segment in 2000 were $2,080 million (including $47 million of intersegment sales). This segment includes four paper mills, 46 container plants and a wood products plant located in the United States, one container plant located in Mexico and one container plant located in Puerto Rico. In addition, we own 63% of a medium paper mill located in New Hampshire. The primary products of the Containerboard and Corrugated Containers segment include:

  .  corrugated containers;

  .  containerboard; and

  .  solid bleached sulfate.

   JSCE offers a full range of high quality corrugated containers designed to protect, ship, store and display products and satisfy customers' merchandising and distribution needs. Corrugated containers are sold to a broad range of manufacturers of consumable goods. Corrugated containers are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, computers, books, furniture and many other products. We provide customers with innovative packaging solutions to advertise and sell their products. JSCE, along with its affiliates, has the most complete line of graphic capabilities in the industry, including flexographic and lithographic preprint, colored and coated substrates, lithographic labels and high resolution post print. In addition, we offer a complete line of retail ready, point of purchase displays and a full line of specialty products, including pizza boxes, corrugated clamshells for the food industry, Cordeck(R) recyclable pallets and custom die-cut boxes to display packaged merchandise on the sales floor. Our container plants serve local customers and large national accounts.

   Production for the paper mills, including our proportionate share of the affiliate mill, and sales volume for the corrugated container facilities for the last three years were:

                                                               1998  1999  2000
                                                               ----- ----- -----
      Tons produced (in thousands)
        Containerboard........................................ 1,978 1,592 1,433
        Solid bleached sulfate................................   185   189   190
      Corrugated containers sold (in billion sq. ft.).........  29.9  29.1  28.7

   Our containerboard mills produce a full line of containerboard, which, for 2000, included 878,000 tons of unbleached kraft linerboard, 275,000 tons of white top linerboard and 280,000 tons of recycled medium. The containerboard mills and corrugated container operations are highly integrated, with the majority of the containerboard production used internally by our corrugated container operations or by Stone Container's corrugated container operations. In 2000, the container plants consumed 1,876,000 tons of containerboard.

   We also produce solid bleached sulfate, some of which is consumed internally by the folding carton plants. In addition, another containerboard mill produces uncoated recycled boxboard, which is consumed by consumer packaging plants.

   Consumer Packaging Segment

   Sales for the Consumer Packaging segment in 2000 were $1,043 million (including $26 million of intersegment sales). This segment includes seven paper mills, 17 folding carton plants and nine other converting plants located in the United States. The primary products of our Consumer Packaging segment include:

  .  folding cartons;

  .  coated recycled boxboard;

  .  uncoated recycled boxboard;

  .  paper, foil and heat transfer labels; and

  .  rotogravure cylinders.

   Folding cartons are used primarily to protect customers' products, while providing point of purchase advertising. We offer a full range of carton styles appropriate to nearly all carton end uses. The folding carton plants offer extensive converting capabilities, including sheet and web lithographic, rotogravure and flexographic printing and laminating. The folding carton plants also provide a full line of structural and graphic design services tailored to specific technical requirements, as well as photography for packaging, sales promotion concepts and point of purchase displays. Converting capabilities include gluing, tray forming, windowing, waxing and laminating, plus other specialties. The customer base is made up primarily of producers of packaged foods, beverages, fast food, detergents, paper, pharmaceuticals and cosmetics. Our customers range from local accounts to large national accounts.

   All of our boxboard is made from 100 percent reclaimed fiber. Production for the coated and uncoated boxboard mills and sales volume for the folding carton facilities for the last three years were:

                                                                  1998 1999 2000
                                                                  ---- ---- ----
      Tons produced (in thousands)
        Coated boxboard.......................................... 582  581  590
        Uncoated boxboard........................................ 128  118  126
      Folding cartons sold (tons, in thousands).................. 507  549  561

   Our coated boxboard mills produce the broadest range of recycled grades in the industry, including clay-coated newsback, kraftback and whiteback, as well as waxable and laminated grades. The coated boxboard mills and folding carton operations are highly integrated, with the majority of the coated boxboard production used internally by the folding carton operations. In 2000, the folding carton and lamination plants consumed 561,000 tons of recycled boxboard and solid bleached sulfate, representing an integration level of approximately 68%.

   Our uncoated boxboard production is used primarily in the manufacture of paper tube and core products. Uncoated boxboard products include reclaimed fiber drum stock, tube stock, bending chip, shoe boxboard, partitions and electrostatic disapative board (PROTECH(R)).

   We produce paper and metallized paper labels and DI-NA-CAL(R) heat transfer labels which are used in a wide range of industrial and consumer product applications. DI-NA-CAL(R) is a proprietary labeling system that applies high-speed heat transfer labels to plastic containers. We also produce specialized laminations of film, foil and paper and high-quality rotogravure cylinders. We have a full-service organization experienced in the production of color separations and lithographic film for the commercial printing, advertising and packaging industries.

   Reclamation Segment

   Our reclamation operations procure fiber resources for Smurfit-Stone's paper mills as well as for other producers. We operate reclamation facilities throughout the United States that collect, sort, grade and bale recovered paper. We also collect aluminum and glass. In addition, we operate a nationwide brokerage system whereby we purchase and resell recovered paper to Smurfit-Stone's recycled paper mills and other producers on a regional and national contract basis. Brokerage contracts provide bulk purchasing, resulting in lower prices and cleaner recovered paper. Many of the reclamation facilities are located close to Smurfit-Stone's recycled paper mills, ensuring availability of supply with minimal shipping costs. Domestic tons of recovered paper collected for 2000, 1999 and 1998 were 6,768,000, 6,560,000 and 5,155,000, respectively.
Sales of recycled materials in 2000 were $726 million (including $121 million of intersegment sales).

   Other Non-reportable Segments

   Specialty Packaging

   We produce paper tubes and cores, solid fiber partitions and flexible packaging products at 22 locations in the United States and one plant in Canada. Paper tubes and cores are used primarily for paper, film and foil, yarn carriers and other textile products and furniture components. Solid fiber partitions are used by customers in the pharmaceutical, cosmetics, glass container, automotive and medical supply industries. In addition, our contract packaging plant provides custom contract packaging services, including cartoning, bagging, liquid-filling or powder-filling and high-speed overwrapping. In 2000, sales of specialty packaging products were $205 million (including $9 million of intersegment sales).

   Cladwood(R)

   Cladwood(R) is a wood composite panel used by the housing industry, manufactured from sawmill shavings and other wood residuals and overlaid with recycled newsprint. Cladwood(R) is produced at two locations in Oregon. Sales for Cladwood(R) in 2000 were $16 million.

Fiber Resources

   Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our paper products. We satisfy the majority of our need for wood fiber through purchases on the open market or under supply agreements. We satisfy essentially all of our need for reclaimed fiber through our reclamation operations and our nationwide brokerage system.

   Wood fiber and reclaimed fiber are purchased in highly competitive, price-sensitive markets, which have historically exhibited price and demand cyclicality. Conservation regulations have caused, and will likely continue to cause, a decrease in the supply of wood fiber and higher wood fiber costs in some of the regions in which we procure wood fiber. Fluctuations in supply and demand for reclaimed fiber have occasionally caused tight supplies of reclaimed fiber and, at those times, we have experienced an increase in the cost of such fiber. While we have not experienced any significant difficulty in satisfying our need for wood fiber and reclaimed fiber, we can give no assurances that this will continue to be the case for any or all of our mills.

Marketing

   Our marketing strategy is to sell a broad range of paper-based packaging products to marketers of industrial and consumer products. In managing the marketing activities of our paperboard mills, we seek to meet the quality and service needs of the customers at our package converting plants at the most efficient cost, while balancing those needs against the demands of our open market customers. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product's market appeal and high volume sales of commodity products.

   We seek to serve a broad customer base for each of our segments and as a result serve thousands of accounts. Each plant has its own sales force and many have product design engineers and other service professionals who are in close contact with customers to respond to their specific needs. We complement our local plants' marketing and service capabilities with regional and national design and service capabilities. We also maintain national sales offices for customers who purchase through a centralized purchasing office. National account business may be allocated to more than one plant because of production capacity and equipment requirements.

   Our business is not dependent upon a single customer or upon a small number of major customers. We do not believe the loss of any one customer would have a materially adverse effect on our business.

Competition

   The markets in which we sell our principal products are highly competitive and comprised of many participants. Although no single company is dominant, we do face significant competitors in each of our businesses. Our competitors include large vertically integrated companies as well as numerous smaller companies. The industries in which we compete are particularly sensitive to price fluctuations brought about by shifts in industry capacity and other cyclical industry conditions. Other competitive factors include design, quality and service, with varying emphasis depending on product line.

Backlog

   Demand for our major product lines is relatively constant throughout the year and seasonal fluctuations in marketing, production, shipments and inventories are not significant. Backlogs are not a significant factor in the industry. We do not have a significant backlog of orders as most orders are placed for delivery within 30 days.

Research and Development

   Our research and development center, located in Carol Stream, Illinois, uses state-of-the-art technology to assist all levels of the manufacturing and sales processes, from raw material supply through finished packaging performance. Research programs have provided improvements in coatings and barriers, stiffeners, inks and printing. The technical staff conducts basic, applied and diagnostic research, develops processes and products and provides a wide range of other technical services.

   We actively pursue applications for patents on new inventions and designs and attempt to protect our patents against infringement. Nevertheless, we believe our success and growth are more dependent on the quality of our products and our relationships with customers, than on the extent of our patent protection. We hold or are licensed to use certain patents, licenses, trademarks and trade names on products. However, we do not consider the successful continuation of any material aspect of our business to be dependent upon such intellectual property.

Employees

   We had approximately 14,100 employees at December 31, 2000, of which approximately 13,900 were employees of U.S. operations. Of the domestic employees, approximately 8,700 (63%) are represented by collective bargaining units. The expiration dates of union contracts for our major paper mill facilities are as follows:

  .  the Brewton, Alabama mill, expiring in October 2002 and

  .  the Fernandina Beach, Florida mill, expiring in June 2003.

   We believe our employee relations are generally good. We are currently in the process of bargaining with unions representing production employees at a number of our operations. While the terms of these agreements may vary, we believe the material terms of our collective bargaining agreements are customary for the industry, the type of facility, the classification of the employees and the geographic location covered by such agreements.

Properties

   We maintain manufacturing facilities and sales offices throughout North America. Our facilities are properly maintained and equipped with machinery suitable for their use. Our manufacturing facilities as of December 31, 2000 are summarized below.

                                                        Number of
                                                        Facilities
                                                    ------------------   State
                                                    Total Owned Leased Locations
                                                    ----- ----- ------ ---------
United States
  Paper mills......................................   11    11              8
  Corrugated container plants......................   46    34    12       21
  Consumer packaging plants........................   26    20     6       11
  Specialty packaging plants.......................   23     5    18       16
  Reclamation plants...............................   26    17     9       15
  Cladwood(R) plants...............................    2     2              1
  Wood products plant..............................    1     1              1
                                                     ---   ---   ---
  Sub-total........................................  135    90    45       30
Canada and Other North America
  Corrugated container plants......................    2     2            N/A
  Specialty packaging plant........................    1     1            N/A
  Reclamation plant................................    1           1      N/A
                                                     ---   ---   ---
    Total..........................................  139    93    46      N/A

   The paper mills represent approximately 57% of our investment in property, plant and equipment. The approximate annual tons of productive capacity of our paper mills, including our proportionate share of the affiliate's productive capacity, at December 31, 2000 were:

                                                                      Annual
                                                                     Capacity
                                                                  --------------
                                                                  (in thousands)
      Containerboard.............................................     1,641
      Solid bleached sulfate.....................................       200
      Coated and uncoated boxboard...............................       782
                                                                      -----
          Total..................................................     2,623

Litigation

   Our subsidiary, Smurfit Newsprint Corporation, is a party to a Settlement Agreement to implement a nationwide class action settlement of claims involving Cladwood(R), a composite wood siding product manufactured by Smurfit Newsprint that has been used primarily in the construction of manufactured or mobile homes. The class action claimants alleged that Cladwood(R) siding on their homes prematurely failed. The settlement was reached in connection with a class action pending in King County, Washington and also resolved all other pending class actions. Pursuant to the settlement, Smurfit Newsprint paid $20 million into a settlement fund, plus up to approximately $6.5 million of administrative costs, plaintiffs' attorneys' fees, and class representative payments. Smurfit Newsprint retained a reversionary interest in a portion of the settlement fund and, based on this interest, obtained a return of $10 million from the fund in 2000 in exchange for the posting of a letter of credit in the same amount. The claims period is scheduled to expire in February 2002. We do not believe we will incur liabilities in excess of the established reserves for this matter.

   In 1998, seven putative class action complaints were filed in the United States District Court for the Northern District of Illinois and in the United States District Court for the Eastern District of Pennsylvania. These complaints alleged that Stone Container reached agreements in restraint of trade that affected the manufacture, sale and pricing of corrugated products in violation of antitrust laws. The complaints have been amended to name several other defendants, including Jefferson Smurfit (U.S.) and Smurfit-Stone. The suits seek an unspecified amount of damages arising out of the sale of corrugated products for the period from October 1, 1993 through March 31, 1995. Under the provisions of the applicable statutes, any award of actual damages could be trebled. The Federal Multidistrict Litigation Panel has ordered all of the complaints to be transferred to and consolidated in the United States District Court for the Eastern District of Pennsylvania. We believe we have meritorious defenses and are vigorously defending these cases.

   We are a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, our management believes the resolution of these matters will not have a material adverse effect on our consolidated financial condition or results of operations.

Environmental Compliance

   Our operations are subject to extensive environmental regulation by federal, state and local authorities. In the past, we have made significant capital expenditures to comply with water, air, solid and hazardous waste and other environmental laws and regulations. We expect to make significant expenditures in the future for environmental compliance. Because various environmental standards are subject to change, it is difficult to predict with certainty the amount of capital expenditures that will ultimately be required to comply with future standards.

   In particular, the United States Environmental Protection Agency (EPA) has finalized significant parts of its comprehensive rule governing the pulp, paper and paperboard industry, known as the "Cluster Rule". Compliance with this rule has required and will continue to require substantial expenditures. We have spent approximately $70 million (of which approximately $55 million was spent in 2000) for capital projects to comply with the initial portions of the Cluster Rule and anticipate additional spending of approximately $13 million in 2001 to complete these projects. Additional portions of the Cluster Rule, some of which are not yet finalized, could require up to $15 million in capital expenditures over the next several years. The remaining cost of complying with the regulations cannot be predicted with certainty until the remaining portions of the Cluster Rule are finalized.

   In addition to Cluster Rule compliance, we also anticipate additional capital expenditures related to environmental compliance. Excluding the spending on Cluster Rule projects described above, for the past three years, we have spent an average of approximately $3 million annually on capital expenditures for environmental purposes. Since our principal competitors are subject to comparable environmental standards, including the Cluster Rule, management is of the opinion, based on current information, that compliance with environmental standards will not adversely affect our competitive position.

Environmental Matters

   Federal, state and local environmental requirements are a significant factor in our business. We employ processes in the manufacture of paperboard and other products, which result in various discharges, emissions, and wastes. These processes are subject to numerous federal, state and local environmental laws and regulations, including reporting and disclosure obligations. We operate and expect to operate under permits and similar authorizations from various governmental authorities that regulate such discharges, emissions, and wastes.

   We also face potential liability as a result of releases, or threatened releases, of hazardous substances into the environment from various sites owned and operated by third parties at which company-generated wastes have allegedly been deposited. Generators of hazardous substances sent to off-site disposal locations at which environmental problems exist, as well as the owners of those sites and certain other classes of persons (generally referred to as "potentially responsible parties" or "PRPs"), are, in most instances, subject to joint and several liability for response costs for the investigation and remediation of such sites under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and analogous state laws, regardless of fault or the lawfulness of the original disposal. We have received notice that we are or may be a PRP at a number of federal and/or state sites where response action may be required and as a result may have joint and several liability for cleanup costs at such sites. However, liability for CERCLA sites is typically shared with other PRPs and costs are commonly allocated according to relative amounts of waste deposited. Our relative percentage of waste deposited at a majority of these sites is quite small. In addition to participating in the remediation of sites owned by third parties, we have entered into consent orders for the investigation and/or remediation of certain company-owned properties.

   Based on current information, we believe the probable costs of the potential environmental enforcement matters discussed above, response costs under CERCLA and similar state laws, and the remediation of owned property will not have a material adverse effect on our financial condition or results of operations. We believe that our liability for these matters was adequately reserved at December 31, 2000.

                              DESCRIPTION OF NOTES

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "CCA" refers to Container Corporation of America (the predecessor entity to JSC (U.S.)); "Old JSC (U.S.)" refers to Jefferson Smurfit Corporation (U.S.) prior to its merger with and into CCA; and "JSC" refers to Jefferson Smurfit Corporation, now known as "Smurfit-Stone Container Corporation."

   The Series A Senior Notes were issued under an Indenture (the "Series A Senior Note Indenture") among Old JSC (U.S.), CCA and NationsBank of Georgia, National Association, as trustee ("NationsBank"). The Series B Senior Notes were issued under an Indenture (the "Series B Senior Note Indenture") among Old JSC (U.S.), CCA and NationsBank, as trustee. The 1993 Senior Notes were issued under an Indenture (the "1993 Senior Note Indenture" and together with the Series A Senior Note Indenture and Series B Senior Note Indenture, the "Indentures") among Old JSC (U.S.), CCA and NationsBank, as trustee. On December 31, 1995, The Bank of New York (the "Series A Senior Note Trustee," the "Series B Senior Note Trustee" and the "1993 Senior Note Trustee") replaced NationsBank, as trustee under the Indentures. Except as described under "-- Optional Redemption" below or as otherwise indicated, this description applies to each Indenture, and references to the "notes" shall be to the Series A Senior Notes, the Series B Senior Notes or the 1993 Senior Notes, as the case may be, or, if the context requires, to all three.

   The following description is a summary of the material provisions of the Indentures. It does not restate those agreements in their entirety. We urge you to read the Indentures because they, and not this description, define your rights as holders of the notes. We have filed copies of the Indentures as exhibits to the registration statement which includes this prospectus. Wherever particular sections or defined terms of the Indentures not otherwise defined herein are referred to, such sections or defined terms shall be incorporated herein by reference.

General

   Principal of, premium, if any, and interest on the notes is payable, and the notes may be exchanged or transferred, at the office or agency of JSC (U.S.) in the Borough of Manhattan, The City of New York (which, for the Series A Senior Notes, shall be the office or agency of the Series A Senior Note Trustee at 61 Broadway, Suite 1412, New York, New York 10006, for the Series B Senior Notes, shall be the office or agency of the Series B Senior Note Trustee at 61 Broadway, Suite 1412, New York, New York 10006, and for the 1993 Senior Notes, shall be the office or agency of the 1993 Senior Note Trustee at 61 Broadway, Suite 1412, New York, New York 10006); provided that, at our option, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Senior Notes Register. (Sections 2.01, 2.03 and 2.06)

   The notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section 2.02) No service charge was made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. (Section 2.05)

Terms of the Notes

   The Series A Senior Notes and Series B Senior Notes are unsecured senior obligations of JSC (U.S.), limited to $300 million aggregate principal amount of Series A Senior Notes, and $100 million aggregate principal amount of Series B Senior Notes, and will mature on May 1, 2004, and May 1, 2002, respectively. Each note bears interest at the rate per annum shown on the front cover of this prospectus from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually (to the Holders of record at the close of business on the April 15 or October 15 immediately preceding the Interest Payment Date) on May 1 and November 1 of each year.

   The 1993 Senior Notes are unsecured senior obligations of JSC (U.S.), limited to $500 million aggregate principal amount, and will mature on April 1, 2003. Each 1993 Senior Note bears interest at the rate per annum shown on the front cover of this prospectus from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually (to the Holders of record at the close of business on the March 15 or September 15 immediately preceding the Interest Payment Date) on April 1 and October 1 of each year.

Optional Redemption

   JSC (U.S.) may not redeem the Series B Senior Notes or the 1993 Senior Notes prior to maturity.

   On March 28, 2001, JSC (U.S.) amended the 1998 Credit Agreement to permit the redemption of the Series A Senior Notes.

   On April 4, 2001, JSC (U.S.) called all of the Series A Senior Notes for redemption on May 4, 2001.

Ranking

   The Indebtedness evidenced by the notes ranks pari passu in right of payment with all other senior indebtedness of JSC (U.S.), including, without limitation, JSC (U.S.)'s obligations under the 1998 Credit Agreement. JSCE's guarantee of the notes ranks pari passu in right of payment with all other unsubordinated indebtedness of JSCE, including, without limitation, JSCE's obligations under the 1998 Credit Agreement.

   JSC (U.S.)'s obligations under the 1998 Credit Agreement and JSCE's guarantees of such obligations are secured by pledges of substantially all of our assets with the exception of cash and cash equivalents and trade receivables. JSC (U.S.)'s obligations under the 1998 Credit Agreement, but not the notes, are guaranteed by JSC, JSCE and certain of JSC's subsidiaries, and the obligations of JSCE and each such guaranteeing subsidiary are secured, among other things, by substantially all of the assets of JSCE and such guaranteeing subsidiary, as the case may be. The notes and JSCE's guarantee of the notes will be effectively subordinated to such security interests and guarantees to the extent of such security interests and guarantees. As of December 31, 1999, JSC (U.S.) had outstanding approximately $1,636 million of senior indebtedness (excluding intercompany indebtedness), of which approximately $709 million was secured indebtedness. The secured indebtedness will have priority over the notes with respect to the assets securing such indebtedness. See "Risk Factors--Effective Subordination" for a further discussion of security for the notes.

Guarantee

   JSC (U.S.)'s obligations under the notes are unconditionally guaranteed by JSCE.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indentures. Some definitions appear in the 1993 Senior Note Indenture that do not appear in the other Indentures, and vice versa. Reference is made to the Indentures for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

   "Acquired Indebtedness" is defined to mean Indebtedness of a Person existing at the time such Person became a Subsidiary and not Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

   "Adjusted Consolidated Net Income" is defined to mean, for any period, the aggregate net income (or loss) of any Person and its consolidated Subsidiaries for such period determined in conformity with GAAP;

provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

  (1) the net income (or loss) of such Person (other than net income (or loss) attributable to a Subsidiary of such Person) in which any other Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period;

  (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause
      (1) above), the net income (or loss) of such Person accrued prior to the date it becomes a Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Subsidiaries;

  (3) the net income (or loss) of any Subsidiary (other than CCA) of any Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

  (4) any gains or losses (on an after-tax basis) attributable to Asset
      Sales;

  (5) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person owned by Persons other than such Person and any of its Subsidiaries;

  (6) all extraordinary gains and extraordinary losses; and

  (7) all non-cash charges reducing net income of such Person that relate to stock options or stock appreciation rights and all cash payments reducing net income of such Person that relate to stock options or stock appreciation rights, to the extent such cash payments are not made pursuant to clause (11) of the "Limitation on Restricted Payments" covenant; provided that, solely for the purposes of calculating the Interest Coverage Ratio (and in such case, except to the extent includable pursuant to clause (1) above), "Adjusted Consolidated Net Income" of JSCE shall include the amount of all cash dividends received by JSCE or any Subsidiary of JSCE from an Unrestricted Subsidiary.

   "Adjusted Consolidated Net Tangible Assets" is defined to mean the total amount of assets of JSCE and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

  (1) All current liabilities of JSCE and its Subsidiaries (excluding intercompany items); and

  (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recently available consolidated balance sheet of JSCE and its Subsidiaries, prepared in conformity with GAAP.

   "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by", and "under common control with"), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, no Bank nor any affiliate of any Bank shall be deemed to be an Affiliate of JSCE or any of its Subsidiaries nor shall Morgan Stanley (or any affiliate thereof) be deemed an Affiliate of JSCE or any of its Subsidiaries solely by reason of its ownership of or right to vote any Indebtedness of JSCE or any of its Subsidiaries.

   "Asset Acquisition" is defined to mean:

  (1) an investment by JSCE or any of its Subsidiaries in any other Person pursuant to which such Person shall become a Subsidiary of JSCE or any of its Subsidiaries or shall be merged into or consolidated with JSCE or any of its Subsidiaries; or

  (2) an acquisition by JSCE or any of its Subsidiaries of the assets of any Person other than JSCE or any of its Subsidiaries that constitute substantially all of a division or line of business of such Person.

   "Asset Disposition" is defined to mean the sale or other disposition by JSCE or any of its Subsidiaries (other than to JSCE or another Subsidiary of JSCE) of:

  (1) all or substantially all of the Capital Stock of any Subsidiary of JSCE; or

  (2) all or substantially all of the assets that constitute a division or line of business of JSCE or any of its Subsidiaries.

   "Asset Sale" is defined to mean, with respect to any Person, any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by such Person or any of its Subsidiaries to any Person other than JSCE or any of its Subsidiaries of:

  (1) all or any of the Capital Stock of any Subsidiary of such Person (other than pursuant to a public offering of the Capital Stock of CCA or JSCE pursuant to which at least 15% of the total issued and outstanding Capital Stock of CCA or JSCE has been sold by means of an effective registration statement under the Securities Act or sales, transfers or other dispositions of Capital Stock of CCA or JSCE substantially concurrently with or following such a public offering);

  (2) all or substantially all of the property and assets of an operating unit or business of such Person or any of its Subsidiaries; or

  (3) any other property and assets of such Person or any of its Subsidiaries outside the ordinary course of business of such Person or such Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to Mergers, Consolidations and Sales of Assets (it being acknowledged that JSCE and its Subsidiaries may dispose of equipment in the ordinary course of their respective businesses); provided that sales or other dispositions of inventory, receivables and other current assets shall not be included within the meaning of "Asset Sale."

   "Attributable Indebtedness" is defined to mean, when used in connection with a sale-leaseback transaction referred to in the "Limitation on Sale--Leaseback Transactions" covenant, at any date of determination, the product of:

  (1) the net proceeds from such sale-leaseback transaction; and

  (2) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale-leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

   "Average Life" is defined to mean, at any date of determination with respect to any debt security, the quotient obtained by dividing:

  (1) the sum of the product of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and (b) the amount of such principal payment by,

  (2) the sum of all such principal payments.

   "Banks" is defined to mean the lenders who are from time to time parties to any Credit Agreement.

   "Board of Directors" is defined to mean the Board of Directors of JSCE or CCA, as the case may be, or any committee of such Board of Directors duly authorized to act under the Indenture.

   "Business Day" is defined to mean any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

   "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

   "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under such lease.

   "Change of Control" is defined to mean such time as:

  (1)(a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Original Stockholders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the then outstanding Voting Stock of JSC or a JSC Parent; and

   (b) the Original Stockholders beneficially own, directly or indirectly, less than the then outstanding Voting Stock of JSC or a JSC Parent beneficially owned by such "person" or "group"; or

  (2)(a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Original Stockholders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the then outstanding Voting Stock of JSCE;

    (b) the Original Stockholders beneficially own, directly or indirectly, less than the then outstanding Voting Stock of JSCE beneficially owned by such "person" or "group"; and

    (c) CCA is a Subsidiary of JSCE at the time that the later of (a) and
        (b) above occurs.

   "Closing Date" is defined to mean the date on which the respective series of notes were originally issued under the Indentures.

   "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such common stock.

   "Consolidated EBITDA" is defined to mean, with respect to any Person for any period, the sum of the amounts for such period of:

  (1) Adjusted Consolidated Net Income;

  (2) Consolidated Interest Expense;

  (3) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

  (4) depreciation expense;

  (5) amortization expense; and

  (6) all other non-cash items reducing Adjusted Consolidated Net Income, less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP;

provided that, if a Person has any Subsidiary that is not a Wholly Owned Subsidiary of such Person, Consolidated EBITDA of such Person shall be reduced (to the extent not otherwise reduced by GAAP) by an amount equal to:

  (1) the Adjusted Consolidated Net Income of such Subsidiary multiplied by

  (2) the quotient of:

    (a) the number of shares of outstanding Common Stock of such Subsidiary not owned on the last day of such period by such Person or any Subsidiary of such Person divided by

    (b) the total number of shares of outstanding Common Stock of such Subsidiary on the last day of such period.

   "Consolidated Interest Expense" is defined to mean, with respect to any Person for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed by such Person) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by such Person and its consolidated subsidiaries during such period; excluding, however,

  (1) any amount of such interest of any Subsidiary of such Person if the net income (or loss) of such Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income for such person pursuant to clause
      (iii) of the definition thereof (but only in the same proportion as the net income (or loss) of such Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income for such Person pursuant to clause (iii) of the definition thereof); and

  (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the 1989 Transaction, the 1992 Transaction, the 1993 Transaction (i.e., the Refinancing), the issuance of the New Subordinated Notes and the applications of the proceeds thereof or the Recapitalization Plan, all as determined on a consolidated basis in conformity with GAAP.

   "Consolidated Net Worth" is defined to mean, at any date of determination, shareholders' equity as set forth on the most recently available consolidated balance sheet of JSCE and its Subsidiaries (which shall be as of a date not more than 60 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of JSCE or any Subsidiary of JSCE, each item to be determined in accordance with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

   "Credit Agreement" is defined to mean either:

  (1) the Credit Agreement, dated as of May 11, 1994, amended and restated as of November 18, 1998, among JSC, JSCE, JSC (U.S.), The Chase Manhattan Bank, Bankers Trust Company and the other lenders, as amended from time to time (the "1998 Credit Agreement"); or

  (2) any Credit Agreement which amends, supplements, extends, renews, replaces, or otherwise modifies from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or any portion of such agreement or agreements, provided that such agreement will be a Credit Agreement under the Indenture only if a notice to that effect is delivered to the Trustee and there shall be at any time no more than two instruments that are Credit Agreements.

   "Currency Agreement" is defined to mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect JSCE or any of its Subsidiaries against fluctuations in currency values to or under which JSCE or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

   "Default" is defined to mean any event that is, or after notice or passage of time or both would be, an Event of Default.

   "Existing Subordinated Debt Refinancing" is defined to mean the refinancing of any or all of the Indebtedness represented by the Junior Accrued Debentures, Senior Subordinated Notes and the Subordinated Debentures, including pursuant to any Credit Agreement.

   "Foreign Subsidiary" is defined to mean any Subsidiary of JSCE that:

  (1) derives more than 80% of its sales or net income from; or

  (2) has more than 80% of its assets located in, territories and jurisdictions outside the United States of America (in each case determined on a consolidated basis in conformity with GAAP).

   "GAAP" is defined to mean generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to:

  (1) the amortization of any expenses incurred in connection with the 1989 Transaction, the 1992 Transaction, the 1993 Transaction (i.e., the Refinancing), the issuance of the New Subordinated Notes and the application of the proceeds thereof or the Recapitalization Plan;

  (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17; and

  (3) any charges associated with the adoption of Financial Accounting Standard Nos. 106 and 109.

   "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such
Person:

  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

  (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligation or the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Holder" or "Noteholder" or "Securityholder" or "Senior Notes Holder" is defined to mean the registered holder of any Series A Senior Note, Series B Senior Note or 1993 Senior Note, as the case may be.

   "Incur" is defined to mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

   "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication):

  (1) all indebtedness of such Person for borrowed money;

  (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, in the case of JSCE and its Subsidiaries, any non-negotiable notes of JSCE or its Subsidiaries issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers' compensation and liability insurance programs);

  (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

  (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

  (5) all obligations of such Person as lessee under Capitalized Leases;

  (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of:

    (a) the fair market value of such asset at such date of determination;
        and

    (b) the amount of such Indebtedness;

  (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

  (8) all obligations in respect of borrowed money under any Credit Agreement, the Secured Notes and any Guarantees thereof; and

  (9) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability determined by such Person's board of directors, in good faith, as reasonably likely to occur, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include:

    (a) any liability for federal, state, local or other taxes; or

    (b) obligations of JSCE or its Restricted Subsidiaries pursuant to Receivables Programs.

   "Interest Coverage Ratio" is defined to mean, with respect to any Person on any Transaction Date, the ratio of:

  (1) the aggregate amount of Consolidated EBITDA of such Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date to

  (2) the aggregate Consolidated Interest Expense of such Person during such four fiscal quarters. In making the foregoing calculation,

    (a) pro forma effect shall be given to:

      (i) any Indebtedness Incurred subsequent to the end of the four-fiscal-quarter period referred to in clause (1) and prior to the Transaction Date (other than Indebtedness Incurred under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) on the last day of such period);

      (ii) any Indebtedness Incurred during such period to the extent such Indebtedness is outstanding at the Transaction Date; and

      (iii) any Indebtedness to be Incurred on the Transaction Date, in each case as if such Indebtedness had been Incurred on the first day of such four-fiscal-quarter period and after giving pro forma effect to the application of the proceeds thereof as if such application had occurred on such first day;

    (b) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months) had been the applicable rate for the entire period;

    (c) there shall be excluded from Consolidated Interest Expense any Consolidated Interest Expense related to any amount of Indebtedness that was outstanding during such four-fiscal-quarter period or thereafter but that is not outstanding or is to be repaid on the Transaction Date, except for Consolidated Interest Expense accrued (as adjusted pursuant to clause (b)) during such four-fiscal-quarter period under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any successor revolving credit or similar arrangement) on the Transaction Date;

    (d) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such four-fiscal-quarter period or thereafter and prior to the Transaction Date as if they had occurred and such proceeds had been applied on the first day of such four-fiscal-quarter period;

    (e) with respect to any such four-fiscal-quarter period commencing prior to the Refinancing, the Refinancing shall be deemed to have taken place on the first day of such period; and

    (f) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Subsidiary of JSC or has been merged with or into JSCE or any

       Subsidiary of JSCE during the four-fiscal-quarter period referred to above or subsequent to such period and prior to the Transaction Date and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Subsidiary of JSCE as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such period; provided that to the extent that clause (d) or (f) of this sentence requires that pro forma effect be given to an Asset Acquisition or an asset acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired for which financial information is available.

   "Interest Rate Agreement" is defined to mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect JSCE or any of its Subsidiaries against fluctuations in interest rates or obtain the benefits of floating interest rates to or under which JSCE or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

   "Investment" is defined to mean any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of any Person or its Subsidiaries) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by any other Person. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below:

  (1) "Investment" shall include the fair market value of the net assets of any Subsidiary of JSCE at the time that such Subsidiary of JSCE is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of JSCE and

  (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

   "JSC" is defined to mean Jefferson Smurfit Corporation, a Delaware corporation, now known as Smurfit-Stone Container Corporation.

   "JSC Parent" is defined to mean any entity of which JSC is a direct or indirect Subsidiary.

   "Junior Accrual Debentures" is defined to mean CCA's 15 1/2% Junior Subordinated Accrual Debentures due 2004.

   "Lien" is defined to mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

   "Net Cash Proceeds" is defined to mean, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to JSCE or any Subsidiary of
JSCE) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

  (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

  (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of JSCE and its Subsidiaries, taken as a whole;

  (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either:

    (a) is secured by a Lien on the property or assets sold; or

    (b) is required to be paid as a result of such sale; and

  (4) appropriate amounts to be provided by JSCE or any Subsidiary of JSCE as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

   "New Senior Notes", when used in reference to the 1993 Senior Notes, is defined to mean the Series A Senior Notes and Series B Senior Notes and such other debt securities that may be issued in substitution therefor (in whole or in part) pursuant to clause (1) of the definition of "Recapitalization Plan", in each case issued in connection with the Recapitalization Plan.

   "New Subordinated Notes" is defined to mean the 11 1/2% Junior Subordinated Notes maturing 2005, in an aggregate amount not to exceed $200 million, of CCA which SIBV had committed to purchase (which commitment terminates on the Closing Date without any of such notes having been issued).

   "1989 Transaction" is defined to mean the transaction in which:

  (1) JSC acquired the entire equity interest in Old JSC (U.S.);

  (2) Old JSC (U.S.) (through its ownership of JSC Enterprises) acquired the entire equity interest in CCA;

  (3) the MSLEF I Group received $500 million in respect of its shares of CCA common stock;

  (4) SIBV received $41.75 per share, or an aggregate of approximately $1.25 billion, in respect of its shares of Old JSC (U.S.) stock; and

  (5) the public stockholders received $43 per share of Old JSC (U.S.) stock.

   "1993 Transaction" is defined to mean the issuance and sale of the 1993 Senior Notes, the repayment of Indebtedness with the proceeds of such sale and the amendments (and consent payments in respect thereof) to certain debt instruments, and the agreements related thereto, that were effected in April 1993 (also referred to as the Refinancing).

   "1992 Stock Option Plan" is defined to mean the JSC 1992 Stock Option Plan, as the same may be amended, supplemented or otherwise modified from time to time.

   "1992 Transaction" is defined to mean the purchase, in August 1992, by certain stockholders of JSC of $232 million of Common Stock of JSC, the contribution by JSC of such $232 million to CCA and the application by CCA of such $232 million to repurchase Junior Accrual Debentures and repay other subordinated Indebtedness of CCA.

   "Original Stockholders" is defined to mean, collectively, MSLEF II, Morgan Stanley Group, SIBV, JS Group and any Affiliate of any such Person.

   "Permitted Liens" is defined to mean:

  (1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

  (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of JSCE or any of its Subsidiaries;

  (6) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Closing Date; provided that:

    (a) such Lien is created solely for the purpose of securing
        Indebtedness Incurred:

      (i) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property; or

      (ii) to refinance any Indebtedness previously so secured;

    (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

    (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

  (7) leases or subleases granted to others that do not materially interfere with the ordinary course of business of JSCE or any of its Subsidiaries;

  (8) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of JSCE or any of its Subsidiaries relating to such property or assets;

  (9) any interest or title of a lessor in the property subject to any Capitalized Lease or Operating Lease; provided that any sale-leaseback transaction related thereto complies with the "Limitation on Sale-Leaseback Transactions" covenant;

  (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (11) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary;

  (12) Liens in favor of JSCE or any Restricted Subsidiary;

  (13) Liens arising from the rendering of a final judgment or order against JSCE or any Subsidiary of JSCE that does not give rise to an Event of Default;

  (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of any Credit Agreement, in each case securing Indebtedness under Interest Rate Agreements, Currency Agreements and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed to protect JSCE or any of its Subsidiaries from fluctuations in the price of commodities;

  (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by JSCE or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of JSCE and its Subsidiaries prior to the Closing Date;

  (18) Liens on or sales of receivables; and

  (19) Liens securing any real property or other assets of JSCE or any Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision thereof, in connection with the financing of industrial revenue bond facilities or any equipment or other property designed primarily for the purpose of air or water pollution control; provided that any such Lien on such facilities, equipment or other property shall not apply to any other assets of JSCE or any Restricted Subsidiary.

   "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

   "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all series and classes of such preferred or preference stock.

   "Principal Property" is defined to mean any manufacturing or processing plant, warehouse or other building used by JSCE or any Restricted Subsidiary, other than a plant, warehouse or other building that, in the good faith opinion of the Board of Directors of JSCE as reflected in a Board Resolution, is not of material importance to the business conducted by JSCE and its Restricted Subsidiaries taken as a whole as of the date such Board Resolution is adopted.

   "Recapitalization Closing Date" is defined to mean the date on which the transactions described in clauses (1) through (4) of the definition of "Recapitalization Plan" are consummated; provided that if such transactions do not occur on the same date, "Recapitalization Closing Date" shall be defined to mean the date designated as such by the Company.

   "Recapitalization Plan" is defined to mean, collectively, the following transactions:

  (1) the sale of the Series A and Series B Senior Notes;

  (2) the sale by JSC of JSC Common Stock substantially concurrently with the transaction described in clause (1);

  (3) the SIBV Investment substantially concurrently with the transaction described in clause (1);

  (4) the execution and delivery of the 1994 Credit Agreement;

  (5) the application of the proceeds of the transactions described in clauses (1) through (4);

  (6) the Existing Subordinated Debt Refinancing;

  (7) the obtaining of all consents and waivers necessary or determined by CCA, Old JSC (U.S.) or JSC to be appropriate in connection with the foregoing;

  (8) all other transactions related to, or entered into in connection with, the foregoing unless CCA determines that any such transaction should not be considered part of the Recapitalization Plan; and

  (9) the payment and accrual of all fees and expenses related to the foregoing.

   "Receivables Programs" is defined to mean, with respect to any Person, obligations of such Person or its Subsidiaries pursuant to accounts receivable securitization programs, to the extent that the proceeds received pursuant to a pledge, sale or other encumbrance of accounts receivable pursuant to such programs do not exceed 91% of the total book value of such accounts receivable (determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter for which financial information is available), and any extension, renewal, modification or replacement of such programs, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or any portion of the obligations under such programs or any successor agreement or agreements.

   "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is:

  (1) required to be redeemed prior to the Stated Maturity of the notes;

  (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

  (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable (except with respect to any premium payable) to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions prior to such Person's repurchase of such notes, as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants described below.

   "Refinancing" is defined to mean the issuance and sale of the 1993 Senior Notes, the repayment of Indebtedness under the credit agreements in effect in 1993 with the proceeds of such sale and the amendments (and consent payments in respect thereof) to the credit agreements in effect in 1993 and the Secured Notes, and the agreements related thereto, that were effected prior to, or at approximately the same time as, the issuance and sale of the 1993 Senior Notes.

   "Restricted Subsidiary" is defined to mean any Subsidiary of JSCE other than an Unrestricted Subsidiary.

   "Secured Notes" is defined to mean CCA's Senior Secured Floating Rate Senior Notes due 1998 and the note purchase agreement relating thereto, as the foregoing may be amended from time to time.

   "Senior Subordinated Notes" is defined to mean CCA's 13 1/2% Senior Subordinated Notes due 1999.

   "SIBV Investment" is defined to mean the purchase by SIBV (or a corporate affiliate thereof) of shares of JSC Common Stock, substantially concurrently with the sale by CCA of the Series A and Series B Senior Notes.

   "Significant Subsidiary" is defined to mean, at any date of determination, any Subsidiary of JSCE that, together with its Subsidiaries:

  (1) for the most recent fiscal year of JSCE, accounted for more than 10% of the consolidated revenues of JSCE; or

  (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of JSCE, all as set forth on the most recently available consolidated financial statements of JSCE for such fiscal year.

   "Smurfit Newsprint" is defined to mean Smurfit Newsprint Corporation, a Delaware corporation.

   "Stated Maturity" is defined to mean:

  (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

  (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

   "Subordinated Debentures" is defined to mean CCA's 14% Subordinated Debentures due 2001.

   "Subsidiary" is defined to mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by JSCE or by one or more other Subsidiaries of JSCE, or by such Person and one or more other Subsidiaries of such Person; provided that, except as the term "Subsidiary" is used in the definition of "Unrestricted Subsidiary" set forth below, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary of JSCE for purposes of the Indenture.

   "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

   "Transaction Date" is defined to mean, with respect to the Incurrence of any Indebtedness by JSCE or any of its Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

   "Unrestricted Subsidiary" is defined to mean:

  (1) any Subsidiary of JSCE that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of JSCE in the manner provided below; and

  (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of JSCE may designate any Subsidiary of JSCE (including any newly acquired or newly formed Subsidiary of JSCE) other than CCA to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, JSCE or any other Subsidiary of JSCE that is not a Subsidiary of the Subsidiary to be so designated; provided that either:

    (a) the Subsidiary to be so designated has total assets of $1,000 or less; or

    (b) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors of JSCE may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of JSCE; provided that immediately after giving effect to such designation (x) JSCE could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of JSCE shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Any Subsidiary of JSCE may be designated as an Unrestricted Subsidiary (or not so designated) for purposes of the Indenture without regard to whether such Subsidiary is so designated (or not so designated) for purposes of any other agreement relating to Indebtedness of JSCE or any of its Subsidiaries.

   "Voting Stock" is defined to mean Capital Stock of any class or kind ordinarily having the power to vote for the election of directors.

   "Wholly Owned Subsidiary" is defined to mean, with respect to any Person, any Subsidiary of such Person if all of the Common Stock or other similar equity ownership interests (but not including Preferred Stock) in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

Covenants

   Limitation On Indebtedness

   Under the terms of the Indentures, JSCE shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness unless, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of JSCE would be greater than 2.00:1.

   Notwithstanding the foregoing, JSCE and any Restricted Subsidiary (except as expressly provided below) may Incur each and all of the following:

  (1) Indebtedness:

    (a) of JSCE and CCA outstanding at any time in an aggregate principal amount not to exceed the amount of outstanding Indebtedness and unused commitments under the 1994 Credit Agreement on the Closing Date less any Indebtedness Incurred pursuant to clause (3) below to refinance or refund the Junior Accrual Debentures, the Senior Subordinated Notes or the Subordinated Debentures (or, in the case of the 1993 Senior Note Indenture, Indebtedness of JSCE and CCA outstanding at any time in an aggregate principal amount not to exceed the sum of (x) the amount of outstanding Indebtedness and unused commitments under the 1994 Credit Agreement on the Recapitalization Closing Date less any Indebtedness Incurred pursuant to clause (3) below to refinance or refund the Junior Accrual Debentures, the Senior Subordinated Notes or the Subordinated Debentures and (y) the Indebtedness represented by the New Senior Notes);

    (b) of JSCE and CCA outstanding at any time in an aggregate principal amount not to exceed $275 million;

    (c) of JSC Enterprises, CCA Enterprises and Smurfit Newsprint under any Credit Agreement outstanding at any time in an aggregate principal amount not to exceed the amount of outstanding Indebtedness and unused commitments under the 1994 Credit Agreement on the Closing Date less, for purposes of determining cash borrowings under any Credit Agreement by JSC Enterprises, CCA Enterprises and Smurfit Newsprint:

      (i) any Indebtedness Incurred pursuant to clause (3) below to refinance or refund the Junior Accrual Debentures, the Senior Subordinated Notes or the Subordinated Debentures; and

      (ii) the amount of Indebtedness Incurred under clause (1)(a) of this paragraph (or, in the case of the 1993 Senior Note Indenture, of JSC Enterprises, CCA Enterprises and Smurfit Newsprint under any Credit Agreement);

    (d) of Restricted Subsidiaries of JSCE (other than CCA) in an aggregate principal amount not to exceed $50 million at any one time outstanding; and

    (e) consisting of Guarantees by Restricted Subsidiaries of JSCE (other than CCA) of Indebtedness of JSCE and its Restricted Subsidiaries under any Credit Agreement or any other Indebtedness of such Persons for borrowed money; provided that any such Restricted Subsidiary that Guarantees such Indebtedness under any Credit Agreement or any such other Indebtedness for borrowed money shall fully and unconditionally Guarantee the notes on a senior basis (to the same extent and for only so long as such Indebtedness under any Credit Agreement or such other Indebtedness for borrowed money is Guaranteed by such Restricted Subsidiary); provided further that
        (x) any such Guarantees of Indebtedness subordinated to the notes will be subordinated to such Subsidiary's Guarantee of the notes, if any, in a like manner and (y) for purposes of this covenant, a Guarantee by a Restricted Subsidiary shall not be deemed to exist, and Indebtedness shall not be deemed to have been Incurred by a Restricted Subsidiary, solely by reason of one or more security interests in assets of such Restricted Subsidiary having been granted pursuant to any Credit Agreement (or, in the case of the 1993 Senior Note Indenture, having been granted to any Person);

  (2) Indebtedness:

    (a) of JSCE to any of its Restricted Subsidiaries that is a Wholly Owned Subsidiary of JSCE, or of a Restricted Subsidiary to JSCE or to any other Restricted Subsidiary that is a Wholly Owned
        Subsidiary of JSCE;

    (b) of JSCE or any Restricted Subsidiary to Smurfit Newsprint; or

    (c) of JSCE or any Restricted Subsidiary to any Foreign Subsidiary in an aggregate principal amount not to exceed $20 million at any one time outstanding;

  (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness of JSCE or any of its Restricted Subsidiaries, other than Indebtedness Incurred under clauses (1)(a), (b) or (d), (2)(c), (4) or (9) of this paragraph and any refinancings thereof, in an amount (or, if such new Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged, refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness issued in exchange for, or the proceeds of which are used to refinance or refund, the notes or JSCE's Guarantee thereof or other Indebtedness of CCA or JSCE that is pari passu with, or subordinated in right of payment to, the notes or JSCE's Guarantee thereof, as the case may be (other than the Junior Accrual Debentures, Senior Subordinated Notes and the Subordinated Debentures), shall only be permitted under this clause (3) if:

    (a) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes or JSCE's Guarantee thereof, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes or JSCE's Guarantee thereof, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the notes or JSCE's Guarantee thereof, as the case may be;

    (b) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with, or subordinated in right of payment to, the notes or JSCE's Guarantee thereof, such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to six months after the Stated Maturity of the Indebtedness to be refinanced (or, if earlier, six months after the Stated Maturity of the notes) and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced plus six months (or, if less, the remaining Average Life of the notes plus six months); and

    (c) if the Indebtedness to be refinanced is Indebtedness of JSCE or CCA, such new Indebtedness Incurred pursuant to this clause (3) may not be Indebtedness of any Restricted Subsidiary of JSCE other than CCA;

  (4) Indebtedness:

    (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business;

    (b) under Currency Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of JSCE or its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; and

    (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of JSC or any Restricted Subsidiary of JSCE pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of JSCE, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of JSCE for the purpose of financing such acquisition;

  (5) Indebtedness in respect of letters of credit and bankers' acceptances Incurred in the ordinary course of business consistent with past practice;

  (6) Indebtedness of JSCE or CCA in an aggregate amount not to exceed $100 million at any one time outstanding; provided that such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued or remains outstanding;

    (a) is expressly made subordinate in right of payment to the notes or JSCE's Guarantee thereof, as the case may be;

    (b) provides that no required payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise shall be made by JSCE or CCA (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to an "asset sale" or "change of control" provision that is no more favorable (except with respect to any premium payable) to the holders of such Indebtedness than the provisions contained in the "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants and such Indebtedness specifically provides that JSCE and CCA will not repurchase or redeem such Indebtedness pursuant to such provisions prior to CCA's repurchase of the notes required to be repurchased by CCA under the "Limitation on Asset Sales" and "Repurchase of Notes upon Change of Control" covenants) at any time prior to the Stated Maturity of the notes; and

    (c) after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, JSCE's Interest Coverage Ratio would be at least 1.25:1;

  (7) Indebtedness of CCA or JSCE Incurred on or before December 1, 1994, the proceeds of which are used to pay cash interest on the Junior Accrual Debentures;

  (8) Acquired Indebtedness, provided that, at the time of the Incurrence thereof, JSCE could Incur at least $1.00 of Indebtedness under the first paragraph of this "Limitation on Indebtedness" covenant, and refinancings thereof; provided that such refinancing Indebtedness may not be Incurred by any Person other than JSCE, CCA or the Restricted Subsidiary that is the obligor on such Acquired Indebtedness;

  (9) Indebtedness of JSCE or CCA Incurred to finance, directly or indirectly, capital expenditures of JSCE and its Restricted Subsidiaries in an aggregate principal amount not to exceed $75 million in each fiscal year of JSCE, and any refinancing of such Indebtedness (including pursuant to any Capitalized Lease); provided that the amount of Indebtedness which may be Incurred in any fiscal year of JSCE pursuant to this clause (9) shall be increased by the amount of Indebtedness (other than refinancing Indebtedness) which could have been Incurred in the prior fiscal year (including by reason of this proviso) of JSCE pursuant to this clause (9) but which was not so Incurred; and

  (10) Indebtedness represented by the obligations of JSCE or CCA to repurchase shares, or cancel or repurchase options to purchase shares, of JSC's, a JSC Parent's, JSCE's or CCA's Common Stock held by employees of JSC, JSCE or any of its Restricted Subsidiaries (or, in the case of the 1993 Senior Note Indenture, employees of JSCE and its Restricted Subsidiaries) as set forth in the agreements under which such employees purchase or hold shares of JSC's, a JSC Parent's, JSCE's or CCA's Common Stock, as such agreements may be amended; provided that such Indebtedness is subordinated to the notes and JSCE's Guarantee thereof, as the case may be, and that no payment of principal of such Indebtedness may be made while any notes are outstanding.

   In the case of the Series A Senior Note Indenture and the Series B Senior
Note Indenture, notwithstanding any other provision of this "Limitation on Indebtedness" covenant:

  (1) the maximum amount of Indebtedness that JSCE or any Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to fluctuations in the exchange rates of currencies;

  (2) Indebtedness Incurred pursuant to the 1994 Credit Agreement on the Closing Date (and after repaying the Indebtedness to be repaid pursuant to the Recapitalization Plan (other than the Existing Subordinated Debt Refinancing) and without giving effect to any exercise of any overallotment option granted in connection with sales of JSC Common Stock pursuant to clause (2) of the definition of "Recapitalization Plan" and the application of any proceeds thereof), shall be treated as Incurred immediately after the Closing Date pursuant to clause (1)(a) or (1)(c), as the case may be, of the second paragraph of this "Limitation on Indebtedness" covenant;

  (3) for purposes of calculating the amount of Indebtedness outstanding at any time under clause (1) of the second paragraph of this "Limitation on Indebtedness" covenant, no amount of Indebtedness of JSCE or any Restricted Subsidiary outstanding on the Closing Date, including the notes, shall be considered to be outstanding; and

  (4) neither JSCE nor CCA may Incur any Indebtedness that is expressly subordinated to any other Indebtedness of JSCE or CCA, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to the notes or JSCE's Guarantee of the notes, as the case may be, at least to the extent that such Indebtedness is subordinated to such other Indebtedness; provided that the limitation in clause (4) above shall not apply to distinctions between categories of unsubordinated Indebtedness which exist by reason of:

    (a) any liens or other encumbrances arising or created in respect of some but not all unsubordinated Indebtedness;

    (b) intercreditor agreements between holders of different classes of unsubordinated Indebtedness; or

    (c) different maturities or prepayment provisions.

   In the case of the 1993 Senior Note Indenture, notwithstanding any other provision of this "Limitation on Indebtedness" covenant,

  (1) the maximum amount of Indebtedness that JSCE or any Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded due solely to fluctuations in the exchange rates of currencies;

  (2) Indebtedness Incurred pursuant to the 1994 Credit Agreement, or represented by the New Senior Notes, on the Recapitalization Closing Date (and after repaying the Indebtedness to be repaid pursuant to the Recapitalization Plan (other than the Existing Subordinated Debt Refinancing) and without giving effect to any exercise of any overallotment option granted in connection with sales of Common Stock of JSC pursuant to clause (2) of the definition of "Recapitalization Plan" and the application of any proceeds thereof) shall be treated as Incurred immediately after the Recapitalization Closing Date pursuant to clause (1)(a) of the second paragraph of this "Limitation on Indebtedness" covenant;

  (3) for purposes of calculating the amount of Indebtedness outstanding at any time under clauses (1)(b) and (1)(d) of the second paragraph of this "Limitation on Indebtedness" covenant, no amount of Indebtedness of JSCE or any Restricted Subsidiary outstanding on the Closing Date shall be considered to be outstanding and neither JSCE nor CCA may Incur any Indebtedness that is expressly subordinated to any other Indebtedness of JSCE or CCA, as the case may be, unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is also expressly made subordinate to JSCE's Guarantee of the 1993 Senior Notes or the New Senior Notes, as the case may be, at least to the extent that such Indebtedness is subordinated to such other Indebtedness; provided that the limitation in clause (4) above shall not apply to distinctions between categories of unsubordinated Indebtedness which exist by reason of:

    (a) any liens or other encumbrances arising or created in respect of some but not all unsubordinated Indebtedness;

    (b) intercreditor agreements between holders of different classes of unsubordinated Indebtedness; or

    (c) different maturities or prepayment provisions.

   For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant:

  (1) Indebtedness resulting from security interests granted with respect to Indebtedness of JSCE or any Restricted Subsidiary otherwise included in the determination of such particular amount, and Guarantees (and security interests in respect thereof) of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of such particular amount shall not be included;

  (2) any Liens granted pursuant to the equal and ratable provisions referred to in the first paragraph of clause (1) of the second paragraph of the "Limitation on Liens" covenant shall not be treated as Indebtedness; and

  (3) Indebtedness permitted under this "Limitation of Indebtedness" covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by reference to one such provision and in part by reference to one or more other provisions of this covenant permitting such Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, (x) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, JSCE, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (y) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP. (Section 3.03)

Limitation On Restricted Payments

   So long as any of the notes are outstanding, JSCE will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

  (1) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than JSCE or any Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE;

  (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of JSC, a JSC Parent, JSCE or CCA (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than JSCE or any Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE;

  (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other voluntary acquisition or retirement for value of:

    (a) Indebtedness of JSC or a JSC Parent;

    (b) Indebtedness of CCA that is subordinated in right of payment to the notes (other than the Senior Subordinated Notes, the Subordinated Debentures and the Junior Accrual Debentures); or

    (c) Indebtedness of JSCE that is subordinated in right of payment to JSCE's Guarantee of the notes (other than the Guarantees of JSCE with respect to the Senior Subordinated Notes, the Subordinated Debentures and the Junior Accrual Debentures); or

  (4) make any Investment in any Unrestricted Subsidiary (such payments or any other actions described in clauses (1) through (4) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

    (a) a Default or Event of Default shall have occurred and be continuing;

    (b) JSCE could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; or

    (c) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of JSCE, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Indenture shall exceed the sum of:

      (i) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) of JSCE (determined by excluding income resulting from the transfers of assets received by JSCE or a Restricted Subsidiary from an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the month immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date; plus

      (ii) the aggregate net proceeds (including the fair market value of noncash proceeds as determined in good faith by the Board of Directors of JSCE) received by JSCE or CCA from the issuance and sale permitted by the Indenture of the Capital Stock of JSCE or CCA (other than Redeemable Stock) to a Person who is not a Restricted Subsidiary of JSCE or an Unrestricted Subsidiary of JSCE, including an issuance or sale permitted by the Indenture for cash or other property upon the conversion of any Indebtedness of JSCE or CCA subsequent to the Closing Date, or from the issuance of any options, warrants or other rights to acquire Capital Stock of JSCE or CCA (in each case, exclusive of any Redeemable

         Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes) plus all amounts contributed to the capital of JSCE by JSC; plus

      (iii) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries (other than such Investments made pursuant to clause (5) of the second paragraph of this "Limitation on Restricted Payments" covenant) resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to JSCE or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by JSCE or any Restricted Subsidiary in such Unrestricted Subsidiary; plus

      (iv) $25 million.

   The foregoing provision shall not take into account, and shall not be violated by reason of:

  (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

  (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of:

    (a) Indebtedness of JSC or a JSC Parent;

    (b) Indebtedness of CCA that is subordinated in right of payment to the notes; or

    (c) Indebtedness of JSCE that is subordinated in right of payment to JSCE's Guarantee of the notes, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) or (4) of the second paragraph of the "Limitation on Indebtedness" covenant;

  (3) the payment of dividends on the Capital Stock of JSCE or CCA, following any initial public offering of Capital Stock of JSC provided for in the Recapitalization Plan, of up to 6% per annum of the net proceeds received by JSCE or CCA, as the case may be, from JSC out of the proceeds of:

    (a) such public offering; and

    (b) the SIBV Investment (and, in the case of the 1993 Senior Note Indenture, any other sale of Capital Stock of JSC, JSCE or CCA which is substantially concurrent with the public offering referred to in (a)) (net of underwriting discounts and commissions, if any, but without deducting other fees or expenses therefrom);

  (4) the repurchase, redemption or other acquisition of Capital Stock of JSC, a JSC Parent, JSCE or CCA in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock) of JSC, a JSC Parent, JSCE or CCA;

  (5) the making of Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $25 million in each fiscal year of JSCE;

  (6) the acquisition of:

    (a) Indebtedness of JSC or a JSC Parent;

    (b) Indebtedness of CCA which is subordinated in right of payment to the notes; or

    (c) Indebtedness of JSCE that is subordinated in right of payment to JSCE's Guarantee of the notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of JSC, a JSC Parent, JSCE or CCA (other than Redeemable Stock);

  (7) payments or distributions pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of JSCE or CCA;

  (8) payments to JSC:

    (a) in an aggregate amount not to exceed $2 million per annum to cover the reasonable expenses of JSC incurred in the ordinary course of business; and

    (b) in an amount not to exceed the amount believed in good faith by the Board of Directors of JSCE or CCA, as the case may be, to be necessary or advisable for the payment of any liability of JSC, JSCE and CCA in connection with federal, state, local or foreign taxes;

  (9) payments to JSC or any Restricted Subsidiary of JSCE in respect of Indebtedness of JSCE or any Restricted Subsidiary of JSCE owed to JSCE or another Restricted Subsidiary of JSCE;

  (10) payments to Persons who are no longer Employees (as defined in the 1992 Stock Option Plan) or the beneficiaries or estates of such Persons, as a result of the purchase by JSC of options issued pursuant to the 1992 Stock Option Plan (or Common Stock issued upon the exercise of such options) held by such Persons in accordance with the 1992 Stock Option Plan; provided that such payments do not exceed $4 million in any fiscal year; or payments or distributions to JSC to enable JSC to make any such payments; or

  (11) the payment of pro rata dividends to holders of Capital Stock of Smurfit Newsprint; provided that, in the case of clauses (2) through
       (7), (11) and (12), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. In connection with any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any security which is not Capital Stock but which is convertible into or exchangeable for Capital Stock (including options, warrants or other rights to purchase Capital Stock), such purchase, repurchase, redemption, defeasance or other acquisition or retirement shall be deemed covered by clause (3) and not by clause (2) of the first paragraph of this "Limitation on Restricted Payments" covenant if the Board of Directors of JSCE makes a good faith determination that the value of the underlying Capital Stock, less any consideration payable by the holder of such security in connection with such conversion or exchange, is less than the value of the referenced security. Notwithstanding the foregoing, any amounts paid pursuant to clause (3) of this second paragraph of this "Limitation on Restricted Payments" covenant shall reduce the amount available for Restricted Payments under clause (4)(c) of the first paragraph of this "Limitation on Restricted Payments" covenant.

   Notwithstanding the foregoing, in the event of an issuance of Capital Stock of CCA or JSCE (or JSC or a JSC Parent to the extent that the proceeds therefrom are contributed to CCA) and:

  (1) the repurchase, redemption or other acquisition of Capital Stock out of the proceeds of such issuance as permitted by clause (4) above; or

  (2) the acquisition of Indebtedness that is subordinated in right of payment to the notes, as permitted by clause (6) above, then, in calculating whether the conditions of clause (c) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments, both the proceeds of such issuance and the application of such proceeds shall be included under clause (c) of the first paragraph of this "Limitation on Restricted Payments" covenant. (Section 3.04)

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   So long as any of the notes are outstanding, JSCE will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than CCA) to:

  (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by JSCE or any other Restricted Subsidiary;

  (2) pay any Indebtedness owed to JSCE or any other Restricted Subsidiary;

  (3) make loans or advances to JSCE or any other Restricted Subsidiary; or

  (4) transfer, subject to certain exceptions, any of its property or assets to JSCE or any other Restricted Subsidiary.

   The foregoing provision shall not restrict or prohibit any encumbrances or restrictions:

  (1) existing in any Credit Agreement;

  (2) existing under the notes, the Senior Subordinated Notes, the Subordinated Debentures, the Junior Accrual Debentures, any indenture or agreement related to any of the foregoing or any agreements in effect on the Closing Date or in any Indebtedness containing any such encumbrance or restriction that is permitted pursuant to clause (5) below or in any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable taken as a whole to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

  (3) existing under any Receivables Program or any other agreement providing for the Incurrence of Indebtedness (or any exhibit, appendix or schedule to such agreement or other agreement executed as a condition to the execution of, funding under or pursuant to such agreement); provided that the encumbrances and restrictions in any such agreement are not materially less favorable taken as a whole to the Holders than those encumbrances and restrictions contained in any Credit Agreement as of the Closing Date (or the Recapitalization Closing Date);

  (4) existing under or by reason of applicable law;

  (5) existing with respect to any Person or the property or assets of such Person acquired by JSCE or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

  (6) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

    (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

    (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of JSCE or any Restricted Subsidiary not otherwise prohibited by the Indenture; or

    (c) arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, detract from the value of property or assets of JSCE or any Restricted Subsidiary in any manner material to JSCE and its Restricted Subsidiaries taken as a whole; or

  (7) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent JSCE or any Restricted Subsidiary from:

    (a) entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted in the "Limitation on Liens" covenant; or

    (b) restricting the sale or other disposition of property or assets of JSCE or any of its Subsidiaries that secure Indebtedness of JSCE or any of its Subsidiaries. (Section 3.05)

Limitation On the Issuance of Capital Stock of JSCE and Restricted Subsidiaries

   Under the terms of the Indentures, JSCE will not and will not permit any Restricted Subsidiary (other than CCA), directly or indirectly, to issue or sell any shares of its Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) except:

  (1) to JSCE or another Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE;

  (2) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary for purposes of the Indenture;

  (3) if the Net Cash Proceeds from such issuance or sale are applied, to the extent required to be applied, pursuant to the "Limitation on Asset Sales" covenant or if such issuance or sale does not constitute an "Asset Sale;"

  (4) issuances or sales to foreign nationals of shares of the Capital Stock of Foreign Subsidiaries, to the extent mandated by applicable foreign law; or

  (5) issuances or sales of Capital Stock by JSCE to JSC. (Section 3.06)

Limitation On Transactions With Shareholders and Affiliates

   Under the terms of the Indentures, JSCE will not, and will not permit any Restricted Subsidiary of JSCE to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of JSC or with any Affiliate of JSCE, except upon fair and reasonable terms no less favorable to JSCE or such Restricted Subsidiary of JSCE than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

   The foregoing limitation does not limit, and shall not apply to:

  (1) transactions:

    (a) approved by a majority of the disinterested members of the Board of Directors; or

    (b) for which JSCE or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized accounting firm stating that the transaction is fair or, in the case of an opinion of a nationally recognized accounting firm, reasonable or fair to JSCE or such Restricted Subsidiary from a financial point of view;

  (2) any transaction among JSCE and any Restricted Subsidiaries or among Restricted Subsidiaries;

  (3) the payment of reasonable and customary regular fees to directors of JSCE or any Restricted Subsidiary who are not employees of JSCE or any Restricted Subsidiary;

  (4) any payments or other transactions pursuant to any tax-sharing agreement between JSCE, CCA and JSC or any other Person with which JSCE is required or permitted to file a consolidated tax return or with which JSCE is or could be part of a consolidated group for tax purposes;

  (5) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

  (6) the provision of management, financial and operational services by JSCE and its Subsidiaries to Affiliates of JSCE in which JSCE or its Subsidiaries have Investments and the payment of compensation for such services; provided, that the Board of Directors of JSCE has determined that the provision of such services is in the best interests of JSCE and its Subsidiaries; or

  (7) any transaction contemplated by the terms of the Recapitalization Plan. (Section 3.07)

Limitation On Liens

   Under the terms of the Indentures, JSCE will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any Principal Property, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien for so long as such Lien affects such Principal Property, shares of Capital Stock or Indebtedness unless, after giving effect thereto, the aggregate amount of any Indebtedness so secured, plus, the Attributable Indebtedness for all sale-leaseback transactions restricted as described in the "Limitation on Sale-Leaseback Transactions" covenant, does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

   The foregoing limitation does not apply to, and any computation of secured Indebtedness under such limitation shall exclude:

  (1) Liens securing obligations under:

    (a) any Credit Agreement; and

    (b) any Receivables Programs (and, in the case of the 1993 Senior Note Indenture, the Secured Notes for so long as they remain outstanding);

  (2) other Liens existing on the Closing Date;

  (3) Liens securing Indebtedness of Restricted Subsidiaries (other than Acquired Indebtedness and refinancings thereof);

  (4) Liens securing Indebtedness Incurred under clause (4) or (5) of the second paragraph of the "Limitation on Indebtedness" covenant;

  (5) Liens granted in connection with the extension, renewal or refinancing, in whole or in part, of any Indebtedness described in clauses (1) through (4) above; provided that with respect to clauses (2) and (3) the amount of Indebtedness secured by such Lien is not increased thereby; and provided further that the extension, renewal or refinancing of Indebtedness of JSCE may not be secured by Liens on assets of any Restricted Subsidiary (other than CCA) other than to the extent the Indebtedness being extended, renewed or refinanced was at any time previously secured by Liens on assets of such Restricted Subsidiary;

  (6) Liens with respect to Acquired Indebtedness permitted under clause (7) of the second paragraph of the "Limitation on Indebtedness" covenant and permitted refinancings thereof; provided that such Liens do not extend to or cover any property or assets of JSCE or any Subsidiary of JSCE other than the property or assets of the Subsidiary acquired;

  (7) Liens securing the Senior Subordinated Notes, the Subordinated Debentures, the Junior Accrual Debentures or the other notes, in each case to the extent required to be incurred pursuant to the terms of the indentures governing such Indebtedness; or

  (8) Permitted Liens. (Section 3.08)

Limitation On Sale-Leaseback Transactions

   Under the terms of the Indentures, JSCE will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Indebtedness with respect to such transactions, plus all Indebtedness secured by Liens on Principal Properties (excluding secured Indebtedness that is excluded as described in the "Limitation on Liens" covenant), does not exceed 10% of Adjusted Consolidated Net Tangible Assets.

   The foregoing restriction does not apply to, and any computation of Attributable Indebtedness under such limitation shall exclude, any sale-leaseback transaction if:

  (1) the lease is for a period, including renewal rights, of not in excess of three years;

  (2) the sale or transfer of the Principal Property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the Principal Property or the completion of construction thereof;

  (3) the lease secures or relates to industrial revenue or pollution control bonds;

  (4) the transaction is between JSCE and any Restricted Subsidiary or between Restricted Subsidiaries; or

  (5) JSCE or such Restricted Subsidiary, within 12 months after the sale of any Principal Property is completed, applies an amount not less than the net proceeds received from such sale to the retirement of unsubordinated Indebtedness, to Indebtedness of a Restricted Subsidiary (other than CCA) or to the purchase of other property that will constitute Principal Property or improvements thereto. (Section 3.09)

Limitation On Asset Sales

   Under the terms of the Indentures, in the event and to the extent that the Net Cash Proceeds received by JSC, JSCE or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (other than Asset Sales by JSC, JSCE or any Restricted Subsidiary to JSCE or another Restricted Subsidiary) exceed 10% of Adjusted Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of JSCE has been prepared), then JSCE shall or shall cause the relevant Restricted Subsidiary to:

  (1) within 12 months (or, in the case of Asset Sales of plants or facilities, 24 months) after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets in any one fiscal year (determined as of the date closest to the commencement of such 12-month period for which a balance sheet of JSCE and its Subsidiaries has been prepared);

    (a) apply an amount equal to such excess Net Cash Proceeds to repay unsubordinated Indebtedness of CCA or JSCE, make a dividend or distribution to JSCE for application by JSCE to repay unsubordinated Indebtedness of JSCE, or repay Indebtedness of any Restricted Subsidiary of JSCE, in each case owing to a Person other than JSCE or any of its Restricted Subsidiaries; or

    (b) invest an equal amount, or the amount not so applied pursuant to clause (a) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets of a nature or type or which will be used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, JSCE and its Restricted Subsidiaries existing on the date of such Investment (as determined in good faith by the Board of Directors of JSCE, whose determination shall be conclusive and evidenced by a Board Resolution); and

  (2) apply (no later than the end of such 12-month period or 24-month period, as the case may be, referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period or 24-month period, as the case may be, as set forth in clause
      (a) or (b) of the preceding paragraph and neither applied nor committed to be applied as set forth above by the end of such period shall constitute "Excess Proceeds."

   If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, CCA must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the Holders of the notes on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of such notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment").

   Notwithstanding the foregoing:

  (1) to the extent that any or all of the Net Cash Proceeds of any Asset Sale are prohibited or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Cash Proceeds so affected will not be required to be applied pursuant to this "Limitation on Asset Sales" covenant but may be retained for so long, but only for so long, as the applicable local law will not permit repatriation to the United States of America (under the Indenture JSCE will agree to promptly take or cause the relevant Restricted Subsidiary to promptly take all reasonable actions required by the applicable local law and within JSCE's control to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this "Limitation on Asset Sales" covenant as if such Asset Sale had occurred on the date of repatriation; and

  (2) to the extent that the Board of Directors of JSCE has determined in good faith that repatriation of any or all of the Net Cash Proceeds would have an adverse tax or other consequence to JSCE, the Net Cash Proceeds so affected may be retained outside the United States of America for so long as such adverse tax or other consequence would continue.

   CCA shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder stating:

  (1) that the Excess Proceeds Offer is being made pursuant to this "Limitation on Asset Sales" covenant and that all notes validly tendered will be accepted for payment on a pro rata basis;

  (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Payment Date");

  (3) that any Senior Note not tendered will continue to accrue interest;

  (4) that, unless CCA defaults in the payment of the Excess Proceeds Payment, any Senior Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Excess Proceeds Payment Date;

  (5) that Holders electing to have a Senior Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Senior Note together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Senior Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date;

  (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

  (7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each Senior Note purchased and each new Senior Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

   On the Excess Proceeds Payment Date, CCA shall:

  (1) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to the Excess Proceeds Offer;

  (2) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

  (3) deliver, or cause to be delivered, to the relevant Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by CCA. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Senior Note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in an original principal amount of $1,000 or integral multiples thereof. CCA will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this "Limitation on Asset Sales" covenant, the Trustee shall act as the Paying Agent.

   CCA will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by CCA under this "Limitation on Asset Sales" covenant and CCA is required to repurchase notes as described above and CCA may modify any of the foregoing provisions of this "Limitation on Asset Sales" covenant to the extent it is advised by independent counsel that such modification is necessary or appropriate in order to ensure such compliance. (Section 3.10)

Repurchase of Notes upon Change of Control

  (1) In the event of a Change of Control, each Holder shall have the right to require the repurchase of its notes by CCA in cash pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase (the "Change of Control Payment"). Prior to the mailing of the notice to Holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, CCA covenants to:

    (a)(i)repay in full all unsubordinated Indebtedness of CCA or make a dividend or distribution to JSCE for application by JSCE to repay in full all unsubordinated Indebtedness of JSCE; or

      (ii) offer to repay in full all such unsubordinated Indebtedness of either JSCE or CCA and to repay such unsubordinated
           Indebtedness of each holder of such unsubordinated Indebtedness who has accepted such offer; or

    (b) obtain the requisite consents, if any, under the instruments governing any such unsubordinated Indebtedness of JSCE or CCA to permit the repurchase of the notes as provided for in the succeeding paragraph. CCA shall first comply with the covenant in the preceding sentence before it shall be required to repurchase notes pursuant to this "Repurchase of Notes upon Change of Control" covenant.

  (2) Within 30 days of the Change of Control, CCA shall mail a notice to the Trustee and each Holder stating:

    (a) that a Change of Control has occurred, that the Change of Control Offer is being made pursuant to this "Repurchase of Notes upon Change of Control" covenant and that all notes validly tendered will be accepted for payment;

    (b) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");

    (c) that any notes not tendered will continue to accrue interest;

    (d) that, unless CCA defaults in the payment of the Change of Control Payment, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

    (e) that Holders electing to have any notes or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such notes, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of such notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date;

    (f) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

    (g) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each Senior Note purchased and each new Senior Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

  (3) On the Change of Control Payment Date, CCA shall:

    (a) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

    (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

    (c) deliver, or cause to be delivered, to the Trustee, all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by CCA. The Paying Agent shall promptly mail, to the Holders of notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each note purchased and each new Senior Note issued shall be in an original principal amount of $1,000 or integral multiples thereof. CCA will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of this "Repurchase of Notes upon Change of Control" covenant, the Trustee shall act as Paying Agent. CCA will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs under this "Repurchase of Notes upon Change of Control" covenant and CCA is required to repurchase notes as described above and CCA may modify any of the foregoing provisions of this "Repurchase of Notes upon Change of Control" covenant to the extent it is advised by independent counsel that such modification is necessary or appropriate in order to ensure such compliance. (Section 3.18)

   If CCA is unable to repay all of its unsubordinated Indebtedness and is also unable to obtain the consents of its unsubordinated creditors (and/or of the holders of other Indebtedness, if any, of CCA or JSCE outstanding at the time of a Change of Control whose consent would be so required) to permit the repurchase of notes either pursuant to clause (1)(b) or clause (2) of the foregoing covenant, then CCA will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to CCA by the Trustee or the holders of at least 25% in aggregate principal amount of the notes outstanding. See "--Events of Default." In addition, the failure by CCA to repurchase notes at the conclusion of the Change of Control Offer will constitute an Event of Default without any waiting period or notice requirements. JSCE has guaranteed all payments due on the notes, including those due by reason of the acceleration thereof following the occurrence of an Event of Default. This obligation of JSCE is not subject to any waiting period or notice requirement once such an acceleration has occurred; as discussed above, however, in certain circumstances there are notice and waiting period requirements that must be satisfied before CCA's breach of the above covenant constitutes an Event of Default.

   There can be no assurances that CCA (or JSCE) will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of the notes) required by the foregoing covenant and similar provisions contained in the Senior Subordinated Notes, the Subordinated Debentures, the Junior Accrual Debentures, any Credit Agreement and the Secured Notes (as well as in any other indebtedness which might be outstanding at the time). Although there is some variation in the definition of "Change of Control" among such different classes of debt, there is substantial overlap. In any event, the above covenant requiring CCA to repurchase the notes will, unless the consents referred to above are obtained, require CCA and JSCE to offer to repay or repay all indebtedness outstanding under any Credit Agreement and the Secured Notes, and any other indebtedness then outstanding which by its terms prohibits such repurchases of the notes, either prior to or concurrently with such repurchases.

Events of Default

   The following events are defined as "Events of Default" in the Indenture:

  (1) CCA defaults in the payment of principal of (or premium, if any, on) any notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

  (2) CCA defaults in the payment of interest on any notes when the same becomes due and payable, and such default continues for a period of 30 days;

  (3) JSCE or CCA defaults in the performance of or breaches any other covenant or agreement of JSCE or CCA in the Indenture or under the notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Series A Senior Notes and the Series B Senior Notes then outstanding taken together as one class or, in the case of any such default or breach under only one Indenture, 25% or more in aggregate principal amount of the Series A Senior Notes or the Series B Senior Notes, as the case may be, then outstanding, or, in the case of the 1993 Senior Notes, written notice by the Trustee or Holders of 25% or more in the aggregate principal amount of the 1993 Senior Notes;

  (4) there occurs with respect to any issue or issues of Indebtedness of JSCE, CCA and/or one or more of their Significant Subsidiaries having an outstanding principal amount of $50 million or more individually or $100 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration;

  (5) any final judgment or order (not covered by insurance) for the payment of money in excess of $50 million individually or $100 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against JSCE, CCA or any of their Significant Subsidiaries and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of $50 million individually or that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $100 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

  (6) a court having jurisdiction in the premises enters a decree or order for:

    (a) relief in respect of JSCE, CCA or any of their Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

    (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of JSCE, CCA or any of their Significant Subsidiaries or for all or substantially all of the property and assets of JSCE, CCA or any of their Significant Subsidiaries; or

    (c) the winding up or liquidation of the affairs of JSCE, CCA or any of their Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

  (7) JSCE, CCA or any of their Significant Subsidiaries:

    (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law;

    (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of JSCE, CCA or any of their Significant Subsidiaries or for all or substantially all of the property and assets of JSCE, CCA or any of their Significant Subsidiaries; or

    (c) effects any general assignment for the benefit of creditors;

  (8) JSCE, CCA and/or one or more of their Significant Subsidiaries fails to make:

    (a) at the final (but not any interim) fixed maturity of any issue of Indebtedness a principal payment of $50 million or more; or

    (b) at the final (but not any interim) fixed maturity of more than one issue of such Indebtedness principal payments aggregating $100 million or more and, in the case of clause (a), such defaulted payment shall not have been made, waived or extended within 30 days of the payment default and, in the case of clause (b), all such defaulted payments shall not have been made, waived or extended within 30 days of the payment default that causes the amount described in clause (b) to exceed $100 million; or

  (9) the non-payment of any two or more items of Indebtedness of JSCE, CCA and/or one or more of their Significant Subsidiaries that would constitute at the time of such nonpayments, but for the individual amounts of such Indebtedness, an Event of Default under clause (4) or clause (8) above, or both, and which items of Indebtedness aggregate $100 million or more. (Section 5.01)

   If an Event of Default (other than an Event of Default specified in clause
(6) or (7) above that occurs with respect to JSCE or CCA) occurs and is continuing under both the Series A Senior Note Indenture and the Series B Senior Note Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Series A Senior Notes and Series B Senior Notes then outstanding taken together as one class or, in the case of any such Event of Default which occurs and is continuing under only one Indenture, 25% in aggregate principal amount of the Series A Senior Notes or the Series B Senior Notes, as the case may be, then outstanding, by written notice to CCA (and to the Trustee if such notice is given by the Holders) (or, in the case of the 1993 Senior Note Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the 1993 Senior Notes, then outstanding, by written notice to CCA (and to the Trustee if such notice is given by the Holders)) (the "Acceleration Notice"), may, and the Trustee at the request of the Holders shall, declare the entire unpaid principal of, premium, if any, and accrued interest on the Senior Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (4), (8) or (9) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (4), (8) or (9) shall be remedied, cured by JSCE or CCA or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (6) or (7) above occurs with respect to JSCE or CCA, all unpaid principal of, premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Series A Senior Notes and Series B Senior Notes taken together as one class (or, in the case of any default under the respective Indenture relating to the Series A Senior Notes or the Series B Senior Notes, then a majority in principal amount of the outstanding Series A

Senior Notes or Series B Senior Notes, as the case may be) (or, in the case of the 1993 Senior Note Indenture, the Holders of at least a majority in aggregate principal amount of the 1993 Senior Notes then outstanding), by written notice to JSCE, CCA and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

  (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived; and

  (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. (Section 5.02) For information as to the waiver of defaults, see "--Modification and Waiver."

   As a result of the foregoing voting provisions relating to Events of Default under the Series B Senior Note Indenture, Holders of Series B Senior Notes even if acting unanimously may not be able to

  (1) declare a default under the Series B Senior Note Indenture following a default in the performance of or any breach of covenants or agreements of JSCE or CCA as set forth in clause (3) above; or

  (2) request acceleration of the principal of, premium, if any, and accrued interest on, the Series B Senior Notes if an Event of Default occurs.

   The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction. (Section 5.05) A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

  (1) the Holder gives the Trustee written notice of a continuing Event of Default;

  (2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

  (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

  (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request. (Section 5.06).

   However, such limitations do not apply to the right of any Holder of a Senior Note to receive payment of the principal of, premium, if any, or interest on, such Senior Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes which right shall not be impaired or affected without the consent of the Holder. (Section 5.07) For purposes of the foregoing paragraph, actions that may be taken by Holders of at least a majority or 25% in aggregate principal amount of the outstanding notes may only be taken by Holders of at least a majority or 25% (as the case may be) in aggregate principal amount of the Series A Senior Notes and the Series B Senior Notes taken together as one class or, in the case of any remedy which relates solely to one Indenture or one class of notes, by Holders of at least a majority or 25% (as the case may be) in aggregate principal amount of the Series A Senior Notes, the Series B Senior Notes or the 1993 Senior Notes as the case may be. (Sections 5.04, 5.05 and 5.06)

   The Indentures require certain officers of JSCE and CCA to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of JSCE and CCA and their Subsidiaries and JSCE's and CCA's and their Subsidiaries' performance under the Indenture and that

JSCE and CCA have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. JSCE and CCA will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture. (Section 3.15)

Consolidation, Merger and Sale of Assets

   Neither JSCE nor CCA shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE with a positive net worth; provided that, in connection with any merger of JSCE or CCA with a Restricted Subsidiary that is a Wholly Owned Subsidiary of JSCE, no consideration (other than common stock in the surviving Person, JSCE or CCA) shall be issued or distributed to the stockholders of JSCE) unless:

  (1) JSCE or CCA shall be the continuing Person, or the Person (if other than JSCE or CCA) formed by such consolidation or into which JSCE or CCA is merged or that acquired or leased such property and assets of JSCE or CCA shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of JSCE or CCA, as the case may be, on all of the notes and under the Indenture;

  (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

  (3) immediately after giving effect to such transaction on a pro forma basis, the Interest Coverage Ratio of the continuing Person continuing as, or becoming the successor obligor on the notes or the Guarantee is at least 1:1, or, if less, equal to the Interest Coverage Ratio of JSCE or CCA, as the case may be, immediately prior to such transaction; provided that, if the Interest Coverage Ratio of JSCE or CCA, as the case may be, before giving effect to such transaction is within the range set forth in column (A) below, then the pro forma Interest Coverage Ratio of the continuing Person becoming the successor obligor of the notes shall be at least equal to the lesser of:

    (a) the ratio determined by multiplying the percentage set forth in column (B) below by the Interest Coverage Ratio of JSCE or CCA, as the case may be, prior to such transaction; and

    (b) the ratio set forth in column (C) below:

                      (A)                 (B)   (C)
       ---------------------------------- ---  -----
       1.11:1 to 1.99:1..................  90% 1.5:1
       2.00:1 to 2.99:1..................  80% 2.1:1
       3.00:1 to 3.99:1..................  70% 2.4:1
       4.00:1 or more....................  60% 2.5:1

    and provided further that, if the pro forma Interest Coverage Ratio of JSCE, CCA or any Person becoming the successor obligor of the notes, as the case may be, is 3:1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of this clause (3);

  (4) immediately after giving effect to such transaction on a pro forma basis, JSCE, CCA or any Person becoming the successor obligor of the notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of JSCE or CCA, as the case may be, immediately prior to such transaction; and

  (5) JSCE or CCA, as the case may be, delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with (in no event, however, shall such Opinion of Counsel cover financial ratios, the solvency of any Person or any other financial or statistical data or information); provided, however, that clauses (3) and (4) above do not apply if, in the good faith determination of the Board of Directors of JSCE or CCA, as the case may be, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of JSCE or CCA, as the case may be; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

   JSCE shall be released from all of its obligations under its Guarantee of the notes and the Indenture if the purchaser of Capital Stock of CCA having a majority of the voting rights thereunder, or the parent of CCA (other than JSCE) following a consolidation or merger of CCA, satisfies the requirements of clauses (3) and (4) of the preceding sentence with respect to JSCE.

   Notwithstanding the foregoing, nothing in clause (2), (3), (4) or (5) above shall prevent the occurrence of:

  (1) a merger or consolidation of JSCE and CCA, or either of their respective successors;

  (2) the sale of all or substantially all of the assets of CCA to JSCE;

  (3) the sale of all or substantially all of the assets of JSCE to CCA; or

  (4) the assumption by JSCE of the Indebtedness represented by the notes. (Section 4.01)

   In the event:

  (1) JSCE merges into CCA; and

  (2) in connection therewith a direct or indirect Wholly Owned Subsidiary of JSC ("Interco"), of which CCA is at such time a direct or indirect Wholly Owned Subsidiary, (x) guarantees the obligations of CCA on the notes on the same terms and to the same extent as JSCE had guaranteed such obligations prior to the aforesaid merger, and (y) assumes all obligations of JSCE set forth in the Indenture (without giving effect to the effect of the aforesaid merger on such obligations) (collectively, the "Substitution Transaction");

then, notwithstanding anything to the contrary in the Indenture, upon delivery of an Officers' Certificate to the effect that the foregoing has occurred and the execution and delivery by CCA and Interco of a supplemental indenture evidencing such merger and guarantee and assumption, and without regard to the requirements set forth in clauses (1) through (5) of the first paragraph under "Consolidation, Merger and Sale of Assets":

  (1) all references in the Indenture to "CCA" shall continue to refer to CCA, as the survivor in such merger;

  (2) all references to "JSCE" and to "JSCE's guarantee" shall refer to Interco and to Interco's guarantee contemplated by clause (2) above, respectively; and

  (3) no breach or default under the Indenture shall be deemed to have occurred solely by reason of the Substitution Transaction. (Section 4.03)

Defeasance

   Defeasance and Discharge. The Indentures provide that JSCE and CCA will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes or JSCE's Guarantee of the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes to maintain paying agencies and to hold monies for payment in trust) if, among other things:

  (1) CCA has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the outstanding notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes;

  (2) JSCE or CCA has delivered to the Trustee:

    (a) either an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of CCA's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be accompanied by a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and

    (b) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15.6-A of the New York Debtor and Creditor Law;

  (3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which JSCE or CCA is a party or by which JSCE or CCA is bound; and

  (4) if at such time the notes are listed on a national securities exchange, CCA has delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge. (Section 7.02)

   Defeasance of Certain Covenants and Certain Events of Default. The Indentures further provide that the provisions of the Indentures will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (3) under "Events of Default" with respect to such covenants and clauses
(3) and (4) under "Consolidation, Merger and Sale of Assets," and clauses (4),
(5), (8) and (9) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the outstanding notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (2)(b), (3), and (4) of the preceding paragraph and the delivery by CCA to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. (Section 7.03)

   Defeasance and Certain Other Events of Default. In the event CCA exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an

Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, CCA will remain liable for such payments and JSCE's Guarantee with respect to such payments will remain in effect.

   The 1998 Credit Agreement contains a covenant prohibiting defeasance of the notes.

Modification and Waiver

   Modifications and amendments of the Indentures may be made by JSCE, CCA and the Trustee with (x) in the case of the 1993 Senior Notes, the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding 1993 Senior Notes, and (y) in the case of the Series A Senior Notes and the Series B Senior Notes, the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Series A Senior Notes and Series B Senior Notes taken together as one class or, in the case of any such modification or amendment which affects only one class of notes, a majority in aggregate principal amount of the outstanding Series A Senior Notes or Series B Senior Notes, as the case may be, provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

  (1) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note;

  (2) reduce the principal amount of, or premium, if any, or interest on, any Senior Note;

  (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any Senior Note;

  (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Senior Note;

  (5) reduce the above-stated percentage of outstanding notes, the consent of whose Holders is necessary to modify or amend the Indenture;

  (6) waive a default in the payment of principal of, premium, if any, or interest on the notes; or

  (7) reduce the percentage of aggregate principal amount of outstanding notes, the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (or, in the case of the Series A and Series B Senior Notes, release JSCE from its Guarantee of the notes).

   The provisions requiring the consent or approval of specified percentages of Holders of either class of the Series A and Series B Senior Notes or both classes of the Series A and Series B Senior Notes jointly cannot be modified or amended without the consent of a majority in aggregate principal amount of the Holders of such class of the Series A and Series B Senior Notes or such two classes of the Series A and Series B Senior Notes jointly, as the case may be. (Section 8.02)

   To the extent that modifications and amendments of the Indenture may be made with the consent of a majority in aggregate principal amount of the outstanding Series A Senior Notes and Series B Senior Notes taken together as one class, modifications and amendments of the Series B Senior Note Indenture could be made without the consent of any Holder of Series B Senior Notes.

   The 1998 Credit Agreement contains a covenant prohibiting JSCE or CCA from consenting to any modification of the Indenture or waiver of any provision thereof without the consent of a specified percentage of the lenders under the 1998 Credit Agreement.

No Personal Liability of Incorporators, Shareholders, Officers, Directors or Employees

   The Indentures provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of JSCE or CCA in the Indentures, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of JSCE or CCA or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. (Section 9.09)

Concerning The Trustee

   The Indentures provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in each such Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section 6.01)

   The Indentures and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of CCA or JSCE, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

                            MARKET-MAKING ACTIVITIES

   Morgan Stanley will use this prospectus in connection with sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Morgan Stanley may act as principal or agent in such transactions. Morgan Stanley has no obligation to make a market for the notes and may discontinue or suspend its market-making activities at any time without notice at its sole discretion.

   Morgan Stanley & Co. Incorporated acted as underwriter in connection with the original offerings of the notes and received an underwriting discount of $23 million in connection therewith.

   As of December 31, 2000, affiliates of Morgan Stanley owned 14,187,101, or approximately 5.8%, of the outstanding shares of common stock of Smurfit-Stone. Alan E. Goldberg is a director of Smurfit-Stone and was initially designated as a director of Smurfit-Stone by an affiliate of Morgan Stanley. Mr. Goldberg resigned as an officer of the Morgan Stanley affiliate in February 2001 and such affiliate designated Leigh J. Abramson for election as a director of Smurfit-Stone at the next annual meeting of the stockholders of Smurfit-Stone. Smurfit-Stone's by-laws provide that so long as Morgan Stanley's affiliate owns at least 1,000,000 shares of Smurfit-Stone's common stock, adjusted for any stock dividend, stock split or similar change, Smurfit-Stone's board of directors will continue to nominate for election one designee of the Morgan Stanley affiliate. Pursuant to a voting agreement, dated as of May 10, 1998, SIBV has agreed to vote all of its shares of Smurfit-Stone's common stock in favor of the Morgan Stanley affiliate's designee for so long as such affiliate has the right to nominate such individual. Mr. Abramson will become such affiliate's designee upon his election to the board. See "Risk Factors" and Smurfit-Stone's Annual Report on Form 10-K for the year ended December 31, 2000 and Proxy Statement for further information.

   Although there are no agreements to do so, Morgan Stanley, as well as others, may act as broker or dealer in connection with the sale of the notes contemplated by this prospectus and may receive fees or commissions in connection therewith.

   We will receive no portion of the proceeds from the sales of the notes in market-making transactions.

   We have agreed to indemnify Morgan Stanley against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments Morgan Stanley may be required to make in respect thereof.

                                 LEGAL MATTERS

   The validity of the notes and the guarantees thereof have been passed upon for us by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS

   The consolidated financial statements of JSCE at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in this prospectus and the registration statements of which this prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of JSCE, appearing in its Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference into this prospectus and the registration statements of which this prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
Index to Financial Statements:                                              No.
------------------------------                                              ----
Report of Independent Auditors............................................. F-2
Consolidated Balance Sheets--December 31, 2000 and 1999.................... F-3
For the years ended December 31, 2000, 1999 and 1998:
  Consolidated Statements of Operations.................................... F-4
  Consolidated Statements of Stockholder's Equity (Deficit)................ F-5
  Consolidated Statements of Cash Flows.................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
JSCE, Inc.

   We have audited the accompanying consolidated balance sheets of JSCE, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JSCE, Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 1 to the financial statements, in 1998 JSCE changed its method of accounting for start-up costs.

                                          Ernst & Young LLP

St. Louis, Missouri
January 29, 2001
 except for paragraph 8 of
Note 5,
 as to which the date is March
9, 2001

                                   JSCE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                                --------------
                                                                 2000    1999
                                                                ------  ------
                                                                (In Millions,
                                                                Except Share
                                                                    Data)
Assets
Current assets
  Cash and cash equivalents.................................... $   21  $   11
  Receivables, less allowances of $9 in 2000 and $9 in 1999....    342     396
  Inventories
    Work-in-process and finished goods.........................     93      95
    Materials and supplies.....................................    124     139
                                                                ------  ------
                                                                   217     234
  Refundable income taxes......................................      7       7
  Deferred income taxes........................................      5      42
  Prepaid expenses and other current assets....................     20      22
                                                                ------  ------
      Total current assets.....................................    612     712
Net property, plant and equipment..............................  1,262   1,309
Goodwill, less accumulated amortization of $79 in 2000 and $72
 in 1999.......................................................    198     205
Notes receivable from SSCC.....................................    439     364
Other assets...................................................    156     146
                                                                ------  ------
                                                                $2,667  $2,736
                                                                ======  ======
Liabilities and Stockholder's Deficit
Current liabilities
  Current maturities of long-term debt......................... $   10  $   12
  Accounts payable.............................................    312     389
  Accrued compensation and payroll taxes.......................     88      88
  Interest payable.............................................     27      30
  Other current liabilities....................................     71     152
                                                                ------  ------
      Total current liabilities................................    508     671
Long-term debt, less current maturities........................  1,519   1,624
Other long-term liabilities....................................    236     253
Deferred income taxes..........................................    488     423
Stockholder's equity (deficit)
  Common stock, par value $.01 per share; 1,000 shares
   authorized, issued and outstanding..........................
  Additional paid-in capital...................................  1,129   1,129
  Retained earnings (deficit).................................. (1,213) (1,364)
                                                                ------  ------
      Total stockholder's equity (deficit).....................    (84)   (235)
                                                                ------  ------
                                                                $2,667  $2,736
                                                                ======  ======

                See notes to consolidated financial statements.

                                   JSCE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Year Ended December
                                                                31,
                                                        ----------------------
                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (In Millions)
Net sales.............................................. $3,867  $3,413  $3,155
Costs and expenses
  Cost of goods sold...................................  3,250   2,871   2,654
  Selling and administrative expenses..................    275     307     322
  Restructuring charges................................              9     257
                                                        ------  ------  ------
    Income (loss) from operations......................    342     226     (78)
Other income (expense)
  Interest expense, net................................   (103)   (175)   (196)
  Other, net...........................................      6     411      (5)
                                                        ------  ------  ------
    Income (loss) from continuing operations before
     income taxes, extraordinary item and cumulative
     effect of accounting change.......................    245     462    (279)
Benefit from (provision for) income taxes..............    (99)   (186)    108
                                                        ------  ------  ------
    Income (loss) from continuing operations before
     extraordinary item and cumulative effect of
     accounting change.................................    146     276    (171)
Discontinued operations
  Income from discontinued operations net of income
   taxes of $1 in 1999 and $17 in 1998.................              2      27
  Gain on disposition of discontinued operations net of
   income taxes of $4 in 2000 and $2 in 1999...........      6       4
                                                        ------  ------  ------
    Income (loss) before extraordinary item and
     cumulative effect of accounting change............    152     282    (144)
Extraordinary item
  Loss from early extinguishment of debt, net of income
   tax benefit of $0 in 2000, $6 in 1999 and $9 in
   1998................................................     (1)    (10)    (13)
                                                        ------  ------  ------
Cumulative effect of accounting change
  Start-up costs, net of income tax benefit of $2......                     (3)
                                                        ------  ------  ------
  Net income (loss).................................... $  151  $  272  $ (160)
                                                        ======  ======  ======

                See notes to consolidated financial statements.

                                   JSCE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                           Common Stock
                         ----------------
                                                                Accumulated
                                    Par   Additional Retained      Other
                          Number   Value,  Paid-In   Earnings  Comprehensive
                         of Shares  $.01   Capital   (Deficit) Income (Loss) Total
                         --------- ------ ---------- --------- ------------- -----
                                     (In Millions, Except Share Data)
Balance at January 1,
 1998...................   1,000    $       $1,102    $(1,476)     $         $(374)
Comprehensive income
 (loss)
 Net loss...............                                 (160)                (160)
 Other comprehensive
  income (loss), net of
  tax
  Minimum pension
   liability
   adjustment...........                                             (4)        (4)
                           -----    ----    ------    -------      ----      -----
   Comprehensive income
    (loss)..............                                 (160)       (4)      (164)
                           -----    ----    ------    -------      ----      -----
Balance at December 31,
 1998...................   1,000             1,102     (1,636)       (4)      (538)
 SSCC stock option
  exercises.............                        26                              26
 SSCC capital
  contribution..........                         1                               1
Comprehensive income
 Net income.............                                  272                  272
 Other comprehensive
  income (loss), net of
  tax
  Minimum pension
   liability
   adjustment...........                                              4          4
                           -----    ----    ------    -------      ----      -----
   Comprehensive
    income..............                                  272         4        276
                           -----    ----    ------    -------      ----      -----
Balance at December 31,
 1999...................   1,000             1,129     (1,364)                (235)
Comprehensive income
 Net income.............                                  151                  151
                           -----    ----    ------    -------      ----      -----
   Comprehensive
    income..............                                  151                  151
                           -----    ----    ------    -------      ----      -----
Balance at December 31,
 2000...................   1,000    $       $1,129    $(1,213)     $         $ (84)
                           =====    ====    ======    =======      ====      =====



                See notes to consolidated financial statements.

                                   JSCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              Year Ended
                                                             December 31,
                                                          --------------------
                                                          2000   1999    1998
                                                          -----  -----  ------
                                                            (In millions)
Cash flows from operating activities
  Net income (loss)...................................... $ 151  $ 272  $ (160)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities
    Gain on disposition of discontinued operations.......   (10)    (2)
    Extraordinary loss from early extinguishment of
     debt................................................     1     16      22
    Cumulative effect of accounting change for start-up
     costs...............................................                    5
    Depreciation, depletion and amortization.............   120    134     134
    Amortization of deferred debt issuance costs.........     7     10       8
    Deferred income taxes................................   104    154     (92)
    Gain on sale of assets...............................         (407)
    Non cash employee benefit (income) expense...........   (21)    30       5
    Non cash restructuring charge........................            4     179
    Change in current assets and liabilities
      Receivables........................................    54   (100)      8
      Inventories........................................    17    (15)      3
      Prepaid expenses and other current assets..........     2    (13)     (1)
      Accounts payable and accrued liabilities...........  (117)    64     (16)
      Interest payable...................................   (59)   (46)     (4)
      Income taxes.......................................    (3)    12     (16)
    Other, net...........................................     1    (10)     42
                                                          -----  -----  ------
  Net cash provided by operating activities..............   247    103     117
                                                          -----  -----  ------
Cash flows from investing activities
  Property additions.....................................  (116)   (69)   (265)
  Notes receivable from SSCC.............................   (21)    25    (336)
  Proceeds from property and timberland disposals and
   sale of businesses....................................     8    873       6
                                                          -----  -----  ------
  Net cash provided by (used for) investing activities...  (129)   829    (595)
                                                          -----  -----  ------
Cash flows from financing activities
  Borrowings under bank credit facilities................                1,441
  Net borrowings (repayments) under accounts receivable
   securitization program................................     3     15      (1)
  Payments of long-term debt.............................  (111)  (954)   (921)
  Deferred debt issuance costs...........................                  (35)
                                                          -----  -----  ------
  Net cash provided by (used for) financing activities...  (108)  (939)    484
                                                          -----  -----  ------
Increase (decrease) in cash and cash equivalents             10     (7)      6
  Cash and cash equivalents
    Beginning of year....................................    11     18      12
                                                          -----  -----  ------
    End of year.......................................... $  21  $  11  $   18
                                                          =====  =====  ======

                See notes to consolidated financial statements.

                                   JSCE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Tabular amounts in millions)

1. Significant Accounting Policies

   Basis of Presentation: JSCE, Inc., hereafter referred to as the "Company," is a wholly owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"), formerly known as Jefferson Smurfit Corporation ("JSC"). On November 18, 1998, a subsidiary of JSC was merged with Stone Container Corporation ("Stone"), an action hereafter referred to as the "Merger," and Stone became a subsidiary of SSCC. The Company owns 100% of the equity interest in Jefferson Smurfit Corporation (U.S.) ("JSC (U.S.)") and is a guarantor of the senior unsecured indebtedness of JSC (U.S.). The Company has no operations other than its investment in JSC (U.S.). JSC (U.S.) has extensive operations throughout the United States.

   The deficit in stockholder's equity is primarily due to SSCC's 1989 purchase of JSC (U.S.)'s common equity owned by Jefferson Smurfit Group plc ("JS Group") and the acquisition by JSC (U.S.) of its common equity owned by the Morgan Stanley Leveraged Equity Fund I, L.P., which were accounted for as purchases of treasury stock.

   Nature of Operations: The Company's major operations are in containerboard and corrugated containers, consumer packaging, specialty packaging and reclaimed fiber resources. In February 1999, the Company announced its intention to divest its newsprint subsidiary, and accordingly, its newsprint segment is accounted for as a discontinued operation (See Note 9). The Company transferred ownership of the Oregon City, Oregon, newsprint mill to a third party in May 2000, thereby completing its exit from the newsprint business.

   The Company's paperboard mills procure virgin and reclaimed fiber and produce paperboard for conversion into corrugated containers, folding cartons and industrial packaging at Company-owned facilities and third-party converting operations. Paper product customers represent a diverse range of industries including paperboard and paperboard packaging, wholesale trade, retailing and agri-business. Recycling operations collect or broker wastepaper for sale to Company-owned and third-party paper mills. Customers and operations are principally located in the United States. Credit is extended to customers based on an evaluation of their financial condition.

   Principles of Consolidation: The consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Significant intercompany accounts and transactions are eliminated in consolidation.

   Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $18 million and $3 million were pledged at December 31, 2000 and 1999, as collateral for obligations associated with the accounts receivable securitization program (See Note 5).

   Revenue Recognition: In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 further defines the basic principles of revenue recognition and was adopted by the Company on October 1, 2000. The Company recognizes revenue at the time products are shipped to external customers. The adoption of SAB No. 101 did not have a material effect on the 2000 financial statements.

   Shipping and Handling Costs: During 2000, the Emerging Issues Task Force ("EITF") issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs." Previously, the Company recognized shipping and handling costs as a reduction to net sales. Effective with the adoption of SAB No. 101 on October 1, 2000, EITF 00-10 requires shipping and handling costs to be included in cost of goods sold. Accordingly, shipping and handling costs have been reclassified to cost of goods sold for all periods presented. The effect of adopting EITF 00-10 increased net sales and cost of goods sold from previously reported amounts by $118 million in 1999 and $112 million in 1998.

                                   JSCE, INC.

                         (Tabular amounts in millions)

   Inventories: Inventories are valued at the lower of cost or market under the last-in, first-out ("LIFO") method except for $39 million in 2000 and 1999 which are valued at the lower of average cost or market. First-in, first-out ("FIFO") costs (which approximate replacement costs) exceed the LIFO value by $65 million and $52 million at December 31, 2000 and 1999, respectively.

   Net Property, Plant and Equipment: Property, plant and equipment are carried at cost. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization are made using straight-line rates over the estimated useful lives of the related assets and the terms of the applicable leases for leasehold improvements. Estimated useful lives of papermill machines average 23 years, while major converting equipment and folding carton presses have an estimated useful life ranging from 12 to 20 years.

   Goodwill: The excess of cost over the fair value assigned to the net assets acquired is recorded as goodwill and is being amortized using the straight-line method over 40 years.

   Deferred Debt Issuance Costs: Deferred debt issuance costs included in other assets are amortized over the terms of the respective debt obligations using the interest method.

   Long-Lived Assets: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," long-lived assets held and used by the Company and the related goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

   Income Taxes: The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (See
Note 7).

   Transfers of Financial Assets: The Company accounts for transfers of financial assets in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, financial assets transferred to qualifying special purpose entities and the liabilities of such entities are not reflected in the consolidated financial statements of the Company. Gain or loss on sale of financial assets depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Quoted market prices are generally not available for retained interests, so the Company generally estimates fair value based on the present value of expected cash flows estimated by using management's best estimates of key assumptions. The Company has complied with the disclosure requirements of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces SFAS No. 125, effective March 31, 2001, and more clearly defines the accounting standards for transfers of financial assets (See Note 4).

   Employee Stock Options: The Company's employees participate in SSCC's stock-based plans. Accounting for stock-based plans is in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (See Note 10).

                                   JSCE, INC.

                         (Tabular amounts in millions)


   Environmental Matters: The Company expenses environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Reserves for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not discounted or reduced for potential recoveries from insurance carriers.

   Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Reclassifications: Certain reclassifications of prior year presentations have been made to conform to the 2000 presentation.

   Start-up Costs: In April 1998, the AICPA issued SOP 98-5, "Reporting the Costs of Start-Up Activities," which requires that costs related to start-up activities be expensed as incurred. Prior to 1998, the Company capitalized certain costs to open new plants or to start new production processes. The Company adopted the provisions of the SOP in its financial statements as of the beginning of 1998. The Company recorded a charge for the cumulative effect of an accounting change of $3 million, net of taxes of $2 million, to expense costs that had been capitalized prior to 1998.

   Prospective Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted by the Company, effective January 1, 2001. The statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

   Based on the Company's derivative positions at December 31, 2000, the Company estimates that upon adoption it will record an asset for the fair value of existing derivatives of approximately $4 million and a corresponding reduction in cost of goods sold.

2. Merger and Restructurings

   During the fourth quarter of 1998, in connection with SSCC's Merger with Stone, the Company recorded a restructuring charge of $257 million related to the permanent shutdown of certain containerboard mill operations and related facilities formerly operated by JSC (U.S.), the termination of certain JSC (U.S.) employees, and liabilities for lease commitments at the closed JSC (U.S.) facilities. The containerboard mill facilities were permanently shut down on December 1, 1998. The assets at these facilities were adjusted to their estimated fair value, less cost to sell, based upon appraisals. The sales and operating income of these mill facilities in 1998 prior to closure were $209 million and $9 million, respectively. The terminated employees included approximately 700 employees at these mills and 50 employees in the Company's corporate office. These employees were terminated in December 1998.

                                   JSCE, INC.

                         (Tabular amounts in millions)


   During 1999, the Company permanently closed eight additional facilities, which resulted in approximately 400 employees being terminated. A $14 million restructuring charge was recorded related to these closures. The sales and operating loss of these facilities in 1999 prior to closure were $32 million and $7 million, respectively. The 1999 adjustments include a reduction to 1998 exit liabilities of $5 million and a reclassification of pension liabilities of $12 million.

   The following is a summary of the restructuring liabilities recorded:

                            Write-
                           down of
                         Property and                                    Facility
                         Equipment to              Lease      Pension    Closure
                          Fair Value  Severance Commitments Curtailments  Costs   Other Total
                         ------------ --------- ----------- ------------ -------- ----- -----
Opening balance.........    $ 179       $ 27        $21         $  9       $13     $ 8  $ 257
  Payments..............                  (3)        (1)                    (3)            (7)
  Adjustments...........     (179)                                                       (179)
                            -----       ----        ---         ----       ---     ---  -----
Balance at December 31,
 1998...................                  24         20            9        10       8     71
  Charge................        4          4                       3         1       2     14
  Payments..............                 (26)        (3)                    (3)     (3)   (35)
  Adjustments...........       (4)                               (12)               (5)   (21)
                            -----       ----        ---         ----       ---     ---  -----
Balance at December 31,
 1999...................                   2         17                      8       2     29
  Payments..............                  (2)        (3)                            (1)    (6)
                            -----       ----        ---         ----       ---     ---  -----
Balance at December 31,
 2000...................    $           $           $14         $          $ 8     $ 1  $  23
                            =====       ====        ===         ====       ===     ===  =====

   Future cash outlays are anticipated to be $4 million in 2001, $3 million in 2002, $3 million in 2003, and $13 million thereafter.

   The Company recorded $23 million of Merger-related charges as selling and administrative expenses during the fourth quarter of 1998. These charges pertained to professional management fees to achieve operating efficiencies from the Merger, fees for management personnel changes and other Merger costs.

3. Net Property, Plant and Equipment

   Net property, plant and equipment at December 31 consists of:

                                                                  2000    1999
                                                                 ------  ------
      Land...................................................... $   52  $   57
      Buildings and leasehold improvements......................    245     247
      Machinery, fixtures and equipment.........................  1,788   1,762
      Construction in progress..................................     52      40
                                                                 ------  ------
                                                                  2,137   2,106
      Less accumulated depreciation and amortization............   (875)   (797)
                                                                 ------  ------
      Net property, plant and equipment......................... $1,262  $1,309
                                                                 ======  ======

   Depreciation and depletion expense was $113 million, $127 million and $127 million for 2000, 1999 and 1998, respectively. Property, plant and equipment include capitalized leases of $57 million and $58 million and related accumulated amortization of $36 million and $30 million at December 31, 2000 and 1999, respectively.

4. Timberland Sale and Note Monetization

   The Company sold approximately 980,000 acres of owned and leased timberland in Florida, Georgia and Alabama in October 1999. The final purchase price, after adjustments, was $710 million. The Company received $225 million in cash, with the balance $485 million in the form of installment notes.

                                   JSCE, INC.

                         (Tabular amounts in millions)


   The Company entered into a program to monetize the installment notes receivable. The notes were sold to Timber Notes Holdings, a qualified special purpose entity under the provisions of SFAS No. 125, for $430 million cash proceeds and a residual interest in the notes. The transaction has been accounted for as a sale under SFAS No. 125. The cash proceeds from the sale and the monetization transactions were used to prepay borrowings under the JSC (U.S.) Credit Agreement. The residual interest included in other assets was $37 million and $33 million at December 31, 2000 and 1999, respectively. The key economic assumption used in measuring the residual interest at the date of the monetization was the rate at which the residual cash flows were discounted (9%). At December 31, 2000, the sensitivity on the current fair value of the residual cash flows to immediate 10% and 20% adverse changes in the assumed rate at which residual cash flows were discounted (9%) was $2 million and $4 million, respectively.

   The gain of $407 million on the timberland sale and the related note monetization program is included in other, net in the 1999 consolidated statements of operations.

5. Long-Term Debt

   Long-term debt as of December 31 is as follows:

                                                                 2000    1999
                                                                ------  ------
      Bank Credit Facilities
      Tranche A Term Loan (8.3% weighted average variable
       rate), payable in various installments through March
       31, 2005...............................................  $  275  $  275
      Tranche B Term Loan (10.1% weighted average variable
       rate), payable in various installments through March
       31, 2006...............................................      65     115
      Revolving Credit Facility (10.0% weighted average
       variable rate), due March 31, 2005.....................      17      50
      Accounts Receivable Securitization Program Borrowings
      Accounts receivable securitization program borrowings
       (6.6% weighted average variable rate), due in February
       2002...................................................     227     224
      Senior Unsecured Notes
      11.25% Series A unsecured senior notes, due May 1,
       2004...................................................     287     300
      10.75% Series B unsecured senior notes, due May 1,
       2002...................................................     100     100
      9.75% Senior Notes, due April 1, 2003...................     500     500
      Other Debt
      Other (including obligations under capitalized leases of
       $27 million and $34 million)...........................      58      72
                                                                ------  ------
      Total debt..............................................   1,529   1,636
      Less current maturities.................................     (10)    (12)
                                                                ------  ------
      Long-term debt..........................................  $1,519  $1,624
                                                                ======  ======

   The amounts of total debt outstanding at December 31, 2000 maturing during the next five years are as follows:

      2001................................................................. $ 10
      2002.................................................................  172
      2003.................................................................  771
      2004.................................................................  363
      2005.................................................................  127
      Thereafter...........................................................   86

                                   JSCE, INC.

                         (Tabular amounts in millions)


Bank Credit Facilities

   JSC (U.S.) has a bank credit facility (the "JSC (U.S.) Credit Agreement") consisting of a $550 million revolving credit facility ("Revolving Credit Facility") of which up to $150 million may consist of letters of credit, and two senior secured term loans (Tranche A and Tranche B) aggregating $340 million at December 31, 2000. The JSC (U.S.) Credit Agreement was entered into in March 1998, and the net proceeds were used to repay the 1994 term loans and Revolving Credit Facility. The write-off of related deferred debt issuance costs, totaling $13 million (net of income tax benefits of $9 million) for 1998, is reflected in the accompanying consolidated statements of operations as an extraordinary item.

   A commitment fee of 0.375% per annum is assessed on the unused portion of the Revolving Credit Facility. At December 31, 2000, the unused portion of this facility, after giving consideration to outstanding letters of credit, was $498 million.

   On March 22, 2000, JSC (U.S.) and its bank group amended the JSC (U.S.) Credit Agreement to (i) permit the acquisition of St. Laurent Paperboard Inc. by SSCC and (ii) approve the divestiture of the Oregon City newsprint mill.

   On October 15, 1999, JSC (U.S.) and its bank group amended the JSC (U.S.) Credit Agreement to (i) permit the sale of the timberlands and the Newberg newsprint mill, (ii) permit the cash proceeds from these asset sales to be applied as prepayments against the JSC (U.S.) Credit Agreement, (iii) permit certain prepayments of other indebtedness, and (iv) ease certain quarterly financial covenants for 1999 and 2000. The proceeds from the timberland sale and the Newberg newsprint mill were used to reduce the balance of the Tranche A and Tranche B term loans. The write-off of related deferred debt issuance costs, totaling $10 million (net of income tax benefits of $6 million) for 1999, is reflected in the accompanying consolidated statements of operations as an extraordinary item.

   The JSC (U.S.) Credit Agreement contains various covenants and restrictions including, among other things, (i) limitations on dividends, redemptions and repurchases of capital stock, (ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures, and (iv) maintenance of certain financial covenants. The JSC (U.S.) Credit Agreement also requires prepayments if JSC (U.S.) has excess cash flows, as defined, or receives proceeds from certain asset sales, insurance or incurrence of certain indebtedness. As a result of excess cash flow in 2000, JSC (U.S.) is required to make a $59 million prepayment on the Tranche A term loan prior to March 31, 2001. The Company intends to either fund the $59 million prepayment with available borrowings under the Revolving Credit Facility or amend the JSC (U.S.) Credit Agreement, and therefore it is classified as long term debt.

   The obligations under the JSC (U.S.) Credit Agreement are unconditionally guaranteed by SSCC, the Company and its subsidiaries and are secured by a security interest in substantially all of the assets of JSC (U.S.) and its material subsidiaries, with the exception of cash, cash equivalents and trade receivables. The JSC (U.S.) Credit Agreement is also secured by a pledge of all the capital stock of the Company and each of its material subsidiaries and by certain intercompany notes.

Accounts Receivable Securitization Program Borrowings

   JSC (U.S.) has a $315 million accounts receivable securitization program (the "Securitization Program") which provides for the sale of certain of the Company's trade receivables to a wholly owned, bankruptcy remote, limited purpose subsidiary, Jefferson Smurfit Finance Corporation ("JS Finance"). The accounts receivable purchases are financed through the issuance of commercial paper or through borrowings under a revolving liquidity facility and a $15 million term loan. Under the Securitization Program, JS Finance has

                                   JSCE, INC.

                         (Tabular amounts in millions)

granted a security interest in all its assets, principally cash and cash equivalents and trade accounts receivable. The Company has $88 million available for additional borrowing at December 31, 2000, subject to eligible accounts receivable. Commercial paper borrowings under the program have been classified as long term debt because of the Company's intent to refinance this debt on a long term basis and the availability of such financing under the terms of the program.

   Under the current program, liquidation requirements were to begin in December 2001. On March 9, 2001, the Securitization Program was amended to (i) reduce the borrowings available through the issuance of commercial paper or under the Revolving Credit Facility from $300 million to $214 million and (ii) extend the final maturity on these borrowings from February 2002 to February 2004. The $15 million term loan remains outstanding with a February 2002 maturity date, bringing the total program size to $229 million. As a result, all debt under the Securitization Program is classified as long term.

Senior Unsecured Notes

   The 11.25% Series A unsecured senior notes are redeemable in whole or in part at the option of JSC (U.S.), at any time on or after May 1, 2000 with a premium of 2.813% of the principal amount and after May 1, 2001 at par. The 10.75% Series B unsecured senior notes and the 9.75% Senior Notes are not redeemable prior to maturity. Holders of the JSC (U.S.) Senior Notes have the right, subject to certain limitations, to require JSC (U.S.) to repurchase their securities at 101% of the principal amount plus accrued and unpaid interest, upon the occurrence of a change in control or, in certain events, from proceeds of major asset sales, as defined.

   The Senior Notes, which are unconditionally guaranteed on a senior basis by the Company, rank pari passu with the JSC (U.S.) Credit Agreement and contain business and financial covenants which are less restrictive than those contained in the JSC (U.S.) Credit Agreement.

Other

   Interest costs capitalized on construction projects in 2000, 1999 and 1998 totaled $4 million, $3 million and $2 million, respectively. Interest payments on all debt instruments for 2000, 1999 and 1998 were $157 million, $214 million and $184 million, respectively.

6. Leases

   The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Future minimum rental commitments (exclusive of real estate taxes and other expense) under operating leases having initial or remaining noncancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

      2001................................................................ $ 33
      2002................................................................   27
      2003................................................................   24
      2004................................................................   21
      2005................................................................   17
      Thereafter..........................................................   40
                                                                           ----
          Total minimum lease payments.................................... $162
                                                                           ====

   Net rental expense for operating leases, including leases having a duration of less than one year, was approximately $49 million, $50 million and $54 million for 2000, 1999 and 1998, respectively.

                                  JSCE, INC.

                         (Tabular amounts in millions)


7. Income Taxes

   Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

                                                                 2000   1999
                                                                 -----  -----
      Deferred tax liabilities
        Property, plant and equipment and timberland............ $(404) $(399)
        Inventory...............................................   (27)   (20)
        Prepaid pension costs...................................   (31)   (31)
        Timber installment sale.................................  (129)  (129)
        Other...................................................  (109)   (82)
                                                                 -----  -----
          Total deferred tax liabilities........................  (700)  (661)
                                                                 -----  -----
      Deferred tax assets
        Employee benefit plans..................................    79     91
        Net operating loss, alternative minimum tax and tax
         credit carryforwards...................................    79    148
        Minimum pension liability...............................     2      2
        Restructuring...........................................     7      7
        Other...................................................    60     42
                                                                 -----  -----
          Total deferred tax assets.............................   227    290
      Valuation allowance for deferred tax assets...............   (10)   (10)
                                                                 -----  -----
          Net deferred tax assets...............................   217    280
                                                                 -----  -----
          Net deferred tax liabilities.......................... $(483) $(381)
                                                                 =====  =====

   At December 31, 2000, the Company had approximately $51 million of net operating loss carryforwards for U.S. federal income tax purposes that expire in 2018 and 2019, with a tax value of $18 million. Further, the Company had net operating loss carryforwards for state purposes with a tax value of $20 million, which expire from 2001 through 2020. A valuation allowance of $10 million has been established for a portion of these deferred tax assets. The Company had approximately $41 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely.

   Benefit from (provision for) income taxes on income (loss) from continuing operations before income taxes, extraordinary item and cumulative effect of accounting change is as follows:

                                                              2000  1999   1998
                                                              ----  -----  ----
      Current
        Federal.............................................. $ (6) $ (10) $  9
        State and local......................................   (1)           3
                                                              ----  -----  ----
          Total current benefit (expense)....................   (7)   (10)   12
      Deferred
        Federal..............................................  (78)  (147)   88
        State and local......................................  (14)   (29)    8
                                                              ----  -----  ----
          Total deferred benefit (expense)...................  (92)  (176)   96
                                                              ----  -----  ----
          Total benefit from (provision for) income taxes.... $(99) $(186) $108
                                                              ====  =====  ====

                                   JSCE, INC.

                         (Tabular amounts in millions)


   The Company's benefit from (provision for) income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to income (loss) from continuing operations before income taxes, extraordinary item and cumulative effect of accounting change as follows:

                                                              2000  1999   1998
                                                              ----  -----  ----
      U.S. federal income tax benefit (provision) at federal
       statutory rate.......................................  $(86) $(162) $ 99
      Permanent differences from applying purchase
       accounting...........................................    (2)    (3)   (3)
      Other permanent differences...........................    (1)    (2)   (2)
      State income taxes, net of federal income tax effect..   (10)   (19)   12
      Effect of valuation allowances on deferred tax assets,
       net of federal benefit...............................                  1
      Other.................................................                  1
                                                              ----  -----  ----
          Total benefit from (provision for) income taxes...  $(99) $(186) $108
                                                              ====  =====  ====

   The Internal Revenue Service has examined the Company's tax returns for all years through 1994, and the years have been closed through 1988. The years 1995 through 1998 are currently under examination. While the ultimate results of such examination cannot be predicted with certainty, the Company's management believes that the examination will not have a material adverse effect on its consolidated financial condition or results of operations.

   The Company made income tax payments of $30 million, $33 million and $16 million in 2000, 1999 and 1998, respectively.

8. Employee Benefit Plans

Defined Benefit Plans

   The Company participates in the SSCC sponsored noncontributory defined benefit pension plans covering substantially all employees. On December 31, 1998, the defined benefit plans of the Company were merged with the domestic defined benefit plans of Stone, and the assets of these plans are available to meet the funding requirements of the combined plans. The Company intends to fund its proportionate share of the future contributions based on the funded status of the Company's plan determined on an actuarial basis. Therefore, the plan asset information provided below is based on an actuarial estimate of assets and liabilities, excluding the effect of the plan merger, in order to be consistent with the presentation of the consolidated statements of operations and the consolidated balance sheets.

   The benefit obligation, fair value of plan assets and the under funded status of the Stone domestic merged defined benefit plans at December 31, 2000 were $643 million, $431 million and $212 million, respectively.

   Approximately 34% of SSCC's domestic pension plan assets at December 31, 2000 are invested in cash equivalents or debt securities, and 66% are invested in equity securities. Equity securities at December 31, 2000 include 0.7 million shares of SSCC common stock with a market value of approximately $11 million and 26 million shares of JS Group common stock having a market value of approximately $52 million. Dividends paid on JS Group common stock during 2000 and 1999 were approximately $2 million in each year.

Postretirement Health Care and Life Insurance Benefits

   The Company provides certain health care and life insurance benefits for all salaried as well as certain hourly employees. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation ("APBO") was 5.25% at December 31, 2000. The effect of a 1% increase in the assumed

                                  JSCE, INC.

                         (Tabular amounts in millions)

health care cost trend rate would increase the APBO as of December 31, 2000 by $1 million and have an immaterial effect on the annual net periodic postretirement benefit cost for 2000.

   The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans:

                                                Defined      Postretirement
                                             Benefit Plans        Plans
                                             --------------  ----------------
                                              2000    1999    2000     1999
                                             ------  ------  -------  -------
      Change in benefit obligation:
      Benefit obligation at January 1....... $  957  $1,011  $    94  $   105
      Service cost..........................     18      21        1        2
      Interest cost.........................     75      69        7        7
      Amendments............................      4       5
      Plan participants' contributions......                       4        4
      Curtailments..........................     (1)              (2)      (2)
      Actuarial (gain) loss.................     63     (90)       9       (7)
      Benefits paid.........................    (64)    (59)     (17)     (15)
                                             ------  ------  -------  -------
      Benefit obligation at December 31..... $1,052  $  957  $    96  $    94
                                             ------  ------  -------  -------
      Change in plan assets:
      Fair value of plan assets at January
       1.................................... $1,155  $1,008  $        $
      Actual return on plan assets..........    (19)    205
      Employer contributions................      1       1       13       11
      Plan participants' contributions......                       4        4
      Benefits paid.........................    (64)    (59)     (17)     (15)
                                             ------  ------  -------  -------
      Fair value of plan assets at December
       31................................... $1,073  $1,155  $        $
                                             ------  ------  -------  -------
      Over (under) funded status:            $   21  $  198  $   (96) $   (94)
      Unrecognized actuarial (gain) loss....      2    (189)       4       (3)
      Unrecognized prior service cost.......     36      40       (1)      (2)
      Net transition asset..................     (1)     (6)
                                             ------  ------  -------  -------
      Net amount recognized................. $   58  $   43  $   (93) $   (99)
                                             ------  ------  -------  -------
      Amounts recognized in the balance
       sheets:
      Prepaid benefit cost.................. $   88  $   71  $        $
      Accrued benefit liability.............    (32)    (28)     (93)     (99)
      Additional minimum liability..........             (3)
      Intangible asset......................      2       3
                                             ------  ------  -------  -------
      Net amount recognized................. $   58  $   43  $   (93) $   (99)
                                             ------  ------  -------  -------

   The weighted average assumptions used in the accounting for the defined benefit plans and postretirement plans were:

                                                      Defined
                                                      Benefit   Postretirement
                                                       Plans         Plans
                                                    ----------- ---------------
                                                    2000  1999   2000    1999
                                                    ----- ----- ------- -------
      Weighted average discount rate............... 7.50% 8.00%   7.50%   8.00%
      Rate of compensation increase................ 4.00% 4.50%     N/A     N/A
      Expected return on assets.................... 9.50% 9.50%     N/A     N/A
      Health care cost trend on covered charges....   N/A   N/A   5.25%   6.50%

                                   JSCE, INC.

                         (Tabular amounts in millions)


   The components of net pension expense for the defined benefit plans and the components of the postretirement benefit costs follow:

                                                  Defined        Postretirement
                                               Benefit Plans         Plans
                                               ----------------  --------------
                                               2000  1999  1998  2000 1999 1998
                                               ----  ----  ----  ---- ---- ----
      Service cost............................ $ 22  $26   $24   $    $ 1  $ 1
      Interest cost...........................   75   69    68     7    7    7
      Expected return on plan assets..........  (99) (91)  (85)
      Amortization of transitional asset......   (4)  (4)   (4)
      Recognized actuarial loss (gain)........   (8)   4     4
      Curtailment cost........................         6     2
                                               ----  ---   ---   ---  ---  ---
      Net periodic benefit cost............... $(14) $10   $ 9   $ 7  $ 8  $ 8
                                               ====  ===   ===   ===  ===  ===

   The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $35 million, $32 million and zero, respectively, as of December 31, 2000 and $33 million, $31 million and zero as of December 31, 1999.

Savings Plans

   The Company sponsors voluntary savings plans covering substantially all salaried and certain hourly employees. The Company match is paid in SSCC common stock, up to an annual maximum. The Company's expense for the savings plans totaled $9 million in each of 2000, 1999 and 1998.

9. Discontinued Operations

   During February 1999, the Company adopted a formal plan to sell the operating assets of its subsidiary, Smurfit Newsprint Corporation ("SNC"). Accordingly, SNC was accounted for as a discontinued operation beginning with the 1998 consolidated financial statements. SNC consisted of two newsprint mills in Oregon. In November 1999, the Company sold its Newberg, Oregon, newsprint mill for proceeds of approximately $211 million. Net gain on disposition of discontinued operations of $4 million in 1999 included the realized gain on the sale of the Newberg, Oregon newsprint mill, the estimated loss on the sale of the Oregon City, Oregon, newsprint mill, actual results from the measurement date through December 31, 1999 and the estimated losses on the Oregon City, Oregon newsprint mill through the expected disposition date.

   On May 9, 2000, the Company transferred ownership of the Oregon City, Oregon, newsprint mill to a third party thereby completing its exit from the newsprint business. No proceeds from the transfer were received. During the second quarter of 2000, the Company recorded a $6 million after tax gain to reflect adjustments to the previous estimates on disposition of discontinued operations.

   SNC revenues were $43 million, $253 million and $324 million for 2000, 1999 and 1998, respectively. The net assets of SNC included in the accompanying consolidated balance sheet as of December 31, 1999 consisted of the following:

                                                                           1999
                                                                           ----
      Inventories and current assets...................................... $34
      Net property, plant and equipment...................................  48
      Other assets........................................................  11
      Accounts payable and other current liabilities...................... (94)
      Other liabilities...................................................  (4)
                                                                           ---
          Net assets (liabilities) of discontinued operations............. $(5)
                                                                           ===

                                   JSCE, INC.

                         (Tabular amounts in millions)


10. Employee Stock Options

   Prior to the Merger, the Company's parent, SSCC, maintained the 1992 Jefferson Smurfit Corporation stock option plan (the "1992 Plan") for selected employees of the Company. The 1992 Plan included non-qualified stock options, issued at prices equal to the fair market value of SSCC's common stock at the date of grant, which expire upon the earlier of twelve years from the date of grant or termination of employment, death or disability. Effective with the Merger, all outstanding options became exercisable and fully vested.

   In November 1998, SSCC adopted the 1998 Long-term Incentive Plan (the "1998 Plan") and reserved 8.5 million shares of SSCC common stock for non-qualified stock options and performance awards. Certain employees of the Company are covered under the 1998 Plan, as are certain employees of Stone. The options are exercisable at a price equal to the fair market value of SSCC's common stock at the date of the grant and vest eight years after the date of grant subject to accelerations based upon the attainment of preestablished stock price targets. The options expire ten years after the date of grant.

   The Company and its parent have elected to continue to follow Accounting Principles Board Opinion No. 25 to account for stock awards granted to employees. If the Company adopted SFAS No. 123 to account for stock awards granted to employees, the Company's net income for the three years in the period ended December 31, 2000, based on a Black-Scholes option pricing method, would not have been materially different. The effects of applying SFAS No. 123 as described above may not be representative of the effects on reported income for future years.

   During the second quarter of 1999, the Company recorded a $26 million charge in selling and administrative expenses, related to the cashless exercise of SSCC stock options under the 1992 Plan. The charge was reflected in the consolidated financial statements because the options were exercised by JSC (U.S.) employees. No future stock option expense is expected.

11. Related Party Transactions

Transactions with JS Group

   Transactions with JS Group, a significant shareholder of the Company, its subsidiaries and affiliated companies were as follows:

                                                                  2000 1999 1998
                                                                  ---- ---- ----
      Product sales.............................................  $49  $33  $39
      Product and raw material purchases........................   21   16   54
      Management services income................................    2    3    4
      Charges from JS Group for services provided...............    1    1
      Charges to JS Group for costs pertaining to the Fernandina
       No. 2 paperboard machine through November 18, 1998.......             50
      Receivables at December 31................................    3    1    5
      Payables at December 31...................................   10   13    4

   Product sales to and purchases from JS Group, its subsidiaries and affiliates are consummated on terms generally similar to those prevailing with unrelated parties.

   The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate Management Services Agreements. In consideration for general management services, the Company is paid a fee up to 2% of the subsidiaries' or affiliates' gross sales. In consideration for elective services, the Company is reimbursed for its direct cost of providing such services.

                                   JSCE, INC.

                         (Tabular amounts in millions)


   On November 18, 1998, the Company purchased the No. 2 paperboard machine located in the Company's Fernandina Beach, Florida, paperboard mill (the "Fernandina Mill") for $175 million from an affiliate of JS Group. Until that date, the Company and the affiliate were parties to an operating agreement whereby the Company operated and managed the No. 2 paperboard machine. The Company was compensated for its direct production and manufacturing costs and indirect manufacturing, selling and administrative costs incurred for the entire Fernandina Mill. The compensation was determined by applying various formulas and agreed-upon amounts to the subject costs. The amounts reimbursed to the Company are reflected as reductions of cost of goods sold and selling and administrative expenses in the accompanying consolidated statements of operations.

Transactions with Stone

   Transactions with Stone after November 18, 1998 are included in related party transactions. The Company sold and purchased containerboard from Stone, primarily at market prices, as follows:

                                                                  2000 1999 1998
                                                                  ---- ---- ----
      Product sales.............................................. $387 $248 $14
      Product and raw material purchases.........................  422  237   8
      Net receivables at December 31.............................   24   28   4

   Corporate shared expenses are allocated between the Company and Stone based on an established formula using a weighted average rate based on net book value of fixed assets, number of employees and sales. Net receivables are settled in cash.

Transactions with SSCC

   In connection with the Merger, a $300 million intercompany loan was made to SSCC, which was contributed to Stone as additional paid-in capital. In addition, a $36 million intercompany loan was made to SSCC to pay certain Merger costs. These notes bear interest at the rate of 14.21% per annum, are payable semi-annually on December 1 and June 1 of each year commencing June 1, 1999, and have a maturity date of November 18, 2004.

   On November 15, 2000, pursuant to an Agreement and Plan of Merger among SSCC, SCC Merger Co. and Stone, approximately 4.6 million shares of $1.75 Series E Preferred Stock of Stone (the "Stone Preferred Stock") were converted into approximately 4.6 million shares of Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock of SSCC (the "SSCC Preferred Stock"). In addition, a cash payment of $6.4425 per share, totaling approximately $30 million, was made to the holders of the Stone Preferred Stock. The cash payment was equal to the accrued and unpaid dividends on each share of Stone Preferred Stock less $0.12 per share to cover certain transaction related expenses.

   The Company made a $30 million intercompany loan to SSCC to accommodate the completion of the merger transaction. This note bears interest at the rate of 15.39% per annum, is payable on December 1 and June 1 of each year commencing on June 1, 2001, and has a maturity date of November 18, 2004.

   SSCC has the option, in lieu of paying accrued interest in cash, to pay the accrued interest by adding the amount of accrued interest to the principal amount of the notes. Interest income of $53 million, $48 million and $6 million was recorded in 2000, 1999 and 1998, respectively.

                                   JSCE, INC.

                         (Tabular amounts in millions)


   The holders of the SSCC preferred stock are entitled to cumulative dividends of $0.4375 per quarter, payable in cash except in certain circumstances, with the first dividend paid on February 15, 2001. This dividend of approximately $2 million was funded by a dividend from JSC (U.S.) through the Company to SSCC.

12. Fair Value of Financial Instruments

   The carrying values and fair values of the Company's financial instruments are as follows:

                                                    2000            1999
                                               --------------- ---------------
                                               Carrying  Fair  Carrying  Fair
                                                Amount  Value   Amount  Value
                                               -------- ------ -------- ------
      Cash and cash equivalents...............  $   21  $   21  $   11  $   11
      Notes receivable from SSCC..............     439     439     364     364
      Residual interest in timber notes.......      37      37      33      33
      Long-term debt, including current
       maturities.............................   1,529   1,533   1,636   1,664

   The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments. The fair values of notes receivable are based on discounted future cash flows. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The fair value of the residual interest in timber notes is based on discounted future cash flows.

13. Contingencies

   The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the number of other PRPs at each site, the identity and financial condition of such parties and experience regarding similar matters.

   The Company and SNC are parties to a Settlement Agreement to implement a nationwide class action settlement of claims involving Cladwood(R), a composite wood siding product manufactured by SNC that has been used primarily in the construction of manufactured or mobile homes. In 1998, the Company recorded a $30 million charge, including $20 million SNC paid into a settlement fund, and additional amounts relating to administrative costs, plaintiffs' attorneys' fees, class representative payments and other costs. Based on the number and magnitude of the claims paid out of the settlement fund and the fact that SNC received a return of $10 million from the settlement fund in exchange for posting a letter of credit, the Company reduced its estimated loss contingency by $10 million which was recorded as a reduction to selling and administrative expenses in the 2000 financial statements.

                                   JSCE, INC.

                         (Tabular amounts in millions)


   The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

14. Business Segment Information

   In the fourth quarter of 2000, the Company reorganized its business segments. The Boxboard and Folding Carton segment was renamed as the Consumer Packaging segment. Certain operations previously included in the Specialty Packaging segment were reassigned to the new Consumer Packaging segment while certain operations remained in the Specialty Packaging segment. In addition, during 2000, corporate expenses previously allocated to business segments are no longer allocated. The information for 1999 and 1998 has been restated from the prior year in order to conform to the 2000 presentation.

   The Company has three reportable segments: (1) Containerboard and Corrugated Containers, (2) Consumer Packaging and (3) Reclamation. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Consumer Packaging segment is also highly integrated. It includes a system of mills and plants that produces a broad range of coated recycled boxboard that is converted into folding cartons and packaging labels. Folding cartons are used primarily to protect products such as food, fast food, detergents, paper products, beverages, health and beauty aids and other consumer products, while providing point of purchase advertising. Flexible packaging, paper and metalized paper and heat transfer labels are used in a wide range of consumer applications. The Reclamation segment collects recovered paper generated by industrial, commercial and residential sources which is used as raw material for the Company's containerboard and boxboard mills as well as sales to external third party mills.

   The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest expense, and other non-operating gains and losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies except that the Company accounts for inventory on a FIFO basis at the segment level compared to a LIFO basis at the consolidated level. Intersegment sales and transfers are recorded at market prices. Intercompany profit is eliminated at the corporate division level.

   The Company's reportable segments are strategic business units that offer different products. The reportable segments are each managed separately because they manufacture distinct products. Other includes corporate related items and one nonreportable segment, Specialty Packaging. Corporate related items include goodwill, the elimination of intercompany assets and intercompany profit and income and expense not allocated to reportable segments including corporate expenses, restructuring charges, goodwill amortization, interest expense and the adjustment to record inventory at LIFO.

   In 1999, corporate related items included a $407 million gain on the timberland sale and related note monetization program (See Note 4).

                                   JSCE, INC.

                         (Tabular amounts in millions)


   A summary by business segment follows:

                               Containerboard &
                                  Corrugated    Consumer  Recla-
                                  Containers    Packaging mation Other  Total
                               ---------------- --------- ------ -----  ------
Year ended December 31, 2000
Revenues from external
 customers...................       $2,033       $1,017    $605  $ 212  $3,867
Intersegment revenues........           47           26     121      9     203
Depreciation, depletion and
 amortization................           61           29       3     26     119
Segment profit (loss)........          220           99      26   (100)    245
Total assets at December 31..        1,155          495      85    932   2,667
Capital expenditures.........           76           16       1     23     116
Year ended December 31, 1999
Revenues from external
 customers...................       $1,818       $  951    $452  $ 192  $3,413
Intersegment revenues........           40           20     126      6     192
Depreciation, depletion and
 amortization................           68           28       3     24     123
Segment profit...............          195           91      17    159     462
Total assets at December 31..        1,195          512     110    919   2,736
Capital expenditures.........           30           22       2     15      69
Year ended December 31, 1998
Revenues from external
 customers...................       $1,776       $  912    $275  $ 192  $3,155
Intersegment revenues........           39           22     132      5     198
Depreciation, depletion and
 amortization................           70           26       3     22     121
Segment profit (loss)........          135          103       4   (521)   (279)
Total assets at December 31..        1,410          512      78  1,174   3,174
Capital expenditures.........          208           31       6     20     265

   The following table presents net sales to external customers by country of origin:

                                                             2000   1999   1998
                                                            ------ ------ ------
United States.............................................. $3,861 $3,406 $3,149
Foreign....................................................      6      7      6
                                                            ------ ------ ------
    Total net sales........................................ $3,867 $3,413 $3,155
                                                            ====== ====== ======

                                   JSCE, INC.

                         (Tabular amounts in millions)


15. Quarterly Results (Unaudited)

   The following is a summary of the unaudited quarterly results of operations:

                                               First  Second    Third  Fourth
                                              Quarter Quarter  Quarter Quarter
                                              ------- -------  ------- -------
2000
Net sales....................................  $940   $1,020    $969    $938
Gross profit.................................   136      170     152     159
Income from continuing operations before
 extraordinary item..........................    22       43      33      48
Gain on disposition of discontinued
 operations..................................              6
Extraordinary item...........................                             (1)
Net income...................................    22       49      33      47
1999
Net sales....................................  $758   $  816    $884    $955
Gross profit.................................    95      141     140     166
Income (loss) from continuing operations
 before extraordinary item...................  (17)       (2)      9     286
Discontinued operations......................     4       (1)     (4)      3
Gain on disposition of discontinued
 operations..................................                              4
Extraordinary item...........................                            (10)
Net income (loss)............................   (13)      (3)      5     283

   The effect of adopting EITF 00-10, "Accounting for Shipping and Handling Fees and Costs," during the fourth quarter of 2000 was to increase net sales and cost of goods sold from previously reported amounts in the first, second and third quarters by $30 million, $32 million and $30 million, respectively.

                                                 [LOGO FOR SMURFIT APPEARS HERE]

                                    PART II
                  INFORMATION NOT REQUIRED IN THIS PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth all fees and expenses paid in connection with the original offerings of the notes, other than underwriting discounts and commissions. All of such expenses, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fees, have been estimated.

Expenses                                                               Amount
--------                                                             ----------
Securities and Exchange Commission registration fee................. $  363,147
National Association of Securities Dealers, Inc. filing fee.........     61,000
Blue Sky fees and expenses..........................................     55,000
Printing and engraving expenses.....................................    825,000
Legal fees and expenses.............................................  1,300,000
Accounting fees and expenses........................................    450,000
Miscellaneous.......................................................     27,603
                                                                     ----------
    Total........................................................... $3,081,750
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The By-Laws of the co-registrants provide the co-registrants with the authority to indemnify their directors, officers, employees and agents to the full extent allowed by Delaware law. Smurfit-Stone Container Corporation maintains an insurance policy which provides directors and officers of the co-registrants with coverage in connection with certain events.

   See Item 17 for the co-registrants' undertaking with respect to indemnification.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   The Exhibits to this registration statement are listed in the Index to Exhibits.

ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the co-registrants pursuant to the foregoing provisions, or otherwise, the co-registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the co-registrants of expenses incurred or paid by a director, officer or controlling person of the co-registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the co-registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The co-registrants hereby undertake:

     (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the co-registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act, each filing of the co-registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference into these Post-Effective Amendments shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Co-Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused these Post-Effective Amendments Nos. 7 and 8 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on April 25, 2001.

                                          Jefferson Smurfit Corporation (U.S.)

                                                  /s/ Patrick J. Moore
                                          By: _________________________________
                                                      Patrick J. Moore
                                             Vice President and Chief Financial
                                                           Officer

   Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments Nos. 7 and 8 to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. Moore and Craig A. Hunt as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to the Registration Statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

             Signature                           Title                    Date
             ---------                           -----                    ----


       /s/ Ray M. Curran             Director, President and         April 25, 2001
____________________________________  Chief Executive Officer
           Ray M. Curran              (Principal Executive
                                      Officer)

      /s/ Patrick J. Moore           Vice President and Chief        April 25, 2001
____________________________________  Financial Officer
          Patrick J. Moore            (Principal Financial and
                                      Accounting Officer)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused these Post-Effective Amendments Nos. 7 and 8 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on April 25, 2001.

                                          JSCE, Inc.

                                                  /s/ Patrick J. Moore
                                          By: _________________________________
                                                      Patrick J. Moore
                                             Vice President and Chief Financial
                                                           Officer

   Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments Nos. 7 and 8 to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. Moore and Craig A. Hunt as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to the Registration Statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

             Signature                           Title                    Date
             ---------                           -----                    ----


       /s/ Ray M. Curran             Director, President and         April 25, 2001
____________________________________  Chief Executive Officer
           Ray M. Curran              (Principal Executive
                                      Officer)

      /s/ Patrick J. Moore           Vice President and Chief        April 25, 2001
____________________________________  Financial Officer
          Patrick J. Moore            (Principal Financial and
                                      Accounting Officer)

                                 EXHIBIT INDEX

 Exhibit
  Number                         Description of Document
 -------                         -----------------------
  1.1(a)* Underwriting Agreement relating to the Series A and Series B Senior
          Notes, previously filed as Exhibit 1.1 to the Company's registration statement on Form S-2 (No. 33-2383)

  1.1(b)* Underwriting Agreement relating to the 1993 Senior Notes, previously filed as Exhibit 1.1 to the Company's registration statement on Form
          S-2 (No. 33-58348)

  1.2*    Agreements, dated April 4, 1994, between Jefferson Smurfit
          Corporation (U.S.) ("JSC (U.S.)") and A.G. Edwards & Sons, Inc., the qualified independent underwriter

  2.1* Agreement and Plan of Merger, dated as of May 10, 1998, as amended, among Smurfit-Stone Container Corporation ("Smurfit-Stone"), Stone
          Container Corporation ("Stone Container") and JSC Acquisition
          (incorporated by reference to Exhibit 2(a) to Smurfit-Stone's registration statement on Form S-4 (File No. 333-65431))

  2.2*    Stock Purchase Agreement dated as of May 10, 1998 among Smurfit
          International BV ("SIBV"), Jefferson Smurfit Group plc, Morgan
          Stanley Leveraged Equity Fund ("MSLEF"), Smurfit-Stone and certain other shareholders of Smurfit-Stone (incorporated by reference to Exhibit 2(b) to Smurfit-Stone's registration statement on Form S-4
          (File No. 333-65431))

  2.3*    Asset Purchase Agreement dated as of May 10, 1998 between Smurfit-
          Stone and Smurfit Packaging Corporation (incorporated by reference to
          Exhibit 2(c) to Smurfit-Stone's registration statement on Form S-4
          (File No. 333-65431))

  3.1*    Restated Certificate of Incorporation of JSC (U.S.)

  3.2* Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-11951))

  3.3*    By-laws of JSC (U.S.)

  3.4* By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's annual report on Form 10-K for the fiscal year ended
          December 31, 1994 (File No. 0-11951))

  4.1*    Indenture for the Series A Senior Notes (incorporated by reference to
          Exhibit 4.1 to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1994 (File No. 0-11951))

  4.2*    Indenture for the Series B Senior Notes (incorporated by reference to
          Exhibit 4.2 to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1994 (File No. 0-11951))

  4.3*    Indenture for the 1993 Senior Notes (incorporated by reference to
          Exhibit 4.4 to the Company's registration statement on Form S-1 (File
          No. 33-75520))

  4.4*    First Supplemental Indenture to the 1993 Senior Note Indenture
          (incorporated by reference to Exhibit 4.5 to the Company's registration statement on Form S-1 (File No. 33-75520))

  4.5*    Second Supplemental Indenture to the 1993 Senior Note Indenture

  5.1(a)* Opinion of Skadden, Arps, Slate, Meagher & Flom relating to the
          Series A and Series B Senior Notes, previously filed as Exhibit 5.1 to the Company's registration statement on Form S-2 (No. 33-52383)

  5.1(b)* Opinion of Skadden, Arps, Slate, Meagher & Flom relating to the 1993
          Senior Notes, previously filed as Exhibit 5.1 to the Company's registration statement on Form S-2 (No. 33-58348)

 10.1     Subscription Agreement among Smurfit-Stone, JSC (U.S.), Container
          Corporation of America and SIBV (incorporated by reference to Exhibit
          10.4 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended March 31, 1994 (File No. 0-23876))

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.2    JSC (U.S.) Deferred Compensation Plan, as amended (incorporated by reference to Exhibit 10.7 to Smurfit-Stone's annual report on Form 10-
         K for the fiscal year ended December 31, 1996 (File No. 0-23876))

 10.3    JSC (U.S.) Management Incentive Plan (incorporated by reference to
         Exhibit 10.10 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-23876))

 10.4(a) Jefferson Smurfit Corporation Amended and Restated 1992 Stock Option
         Plan dated as of May 1, 1997 (incorporated by reference to Exhibit
         10.10 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876))

 10.4(b) Amendment of the Jefferson Smurfit Corporation Amended and Restated
         1992 Stock Option Plan (incorporated by reference to Exhibit 10.3 to
         Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended
         September 30, 1999 (File No. 0-23876))

 10.5(a) Amended and Restated Credit Agreement, dated as of November 18, 1998, among Smurfit-Stone, the Company, JSC (U.S.) and the financial institutions signatory thereto, The Chase Manhattan Bank and Bankers
         Trust Company, as senior managing agents, and The Chase Manhattan
         Bank, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.6 to Smurfit-Stone's annual report on Form 10-
         K for the fiscal year ended December 31, 1998 (File No. 0-23876))

 10.5(b) First Amendment of Amended and Restated Credit Agreement, dated as of
         June 30, 1999, among Smurfit-Stone, the Company, JSC (U.S.) and the financial institutions signatory thereto, The Chase Manhattan Bank and Bankers Trust Company, as senior managing agents, and The Chase
         Manhattan Bank, as administrative agent and collateral agent
         (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's quarterly report on Form 10-Q for quarter ended June 30, 1999 (File
         No. 0-23876))

 10.5(c) Second Amendment of Amended and Restated Credit Agreement, dated as of
         October 15, 1999, among Smurfit-Stone, the Company, JSC (U.S.) and the financial institutions signatory thereto, The Chase Manhattan Bank and Bankers Trust Company, as senior managing agents, and The Chase
         Manhattan Bank, as administrative agent and collateral agent
         (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended September 30, 1999
         (File No. 0-23876))

 10.5(d) Third Amendment of Amended and Restated Credit Agreement, dated as of
         March 22, 2000, among Smurfit-Stone, the Company, JSC (U.S.) and the financial institutions signatory thereto, The Chase Manhattan Bank and Bankers Trust Company, as senior managing agents, and The Chase
         Manhattan Bank, as administrative agent and collateral agent
         (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended September 30, 2000
         (File No. 0-23876))

 10.5(e) Fourth Amendment of Amended and Restated Credit Agreement, dated as of
         July 31, 2000, among Smurfit-Stone, the Company, JSC (U.S.) and the financial institutions signatory thereto, The Chase Manhattan Bank and Bankers Trust Company, as senior managing agents, and The Chase
         Manhattan Bank, as administrative agent and collateral agent
         (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended September 30, 2000
         (File No. 0-23876))

 10.5(f) Amendment No. 5, Waiver and Agreement, dated as of March 28, 2001, among Smurfit-Stone, the Company, JSC (U.S.) and the financial institutions signatory thereto, the Chase Manhattan Bank and Bankers
         Trust Company, as senior managing agents and The Chase Manhattan Bank, as administrative agent and collateral agent.

 10.6(a) Term Loan Agreement, dated as of February 23, 1995, among Jefferson
         Smurfit Finance Corporation ("JS Finance") and Bank Brussels Lambert,
         New York Branch (incorporated by reference to Exhibit 10.1 to Smurfit-
         Stone's quarterly report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876))

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.6(b) Depositary and Issuing and Paying Agent Agreement (Series A Commercial
         Paper), dated as of February 23, 1995 (incorporated by reference to
         Exhibit 10.2 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876))

 10.6(c) Depositary and Issuing and Paying Agent Agreement (Series B Commercial
         Paper), dated as of February 23, 1995 (incorporated by reference to
         Exhibit 10.3 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876))

 10.6(d) Receivables Purchase and Sale Agreement, dated as of February 23,
         1995, among JSC (U.S.), as Initial Servicer, and JS Finance, as
         Purchaser (incorporated by reference to Exhibit 10.4 to Smurfit-
         Stone's quarterly report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876))

 10.6(e) Liquidity Agreement, dated as of February 23, 1995, among JS Finance, the Financial Institutions party thereto as Banks, Bankers Trust
         Company as Facility Agent and Bankers Trust Company as Collateral
         Agent (incorporated by reference to Exhibit 10.6 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended March 31, 1995
         (File No. 0-23876))

 10.6(f) Commercial Paper Dealer Agreement, dated as of February 23, 1995, among BT Securities Corporation, Morgan Stanley & Co., JSC (U.S.) and
         JS Finance (incorporated by reference to Exhibit 10.7 to Smurfit-
         Stone's quarterly report on Form 10-Q for the quarter ended March 31, 1995 (File No. 0-23876))

 10.6(g) Addendum, dated March 6, 1995, to Commercial Paper Dealer Agreement
         (incorporated by reference to Exhibit 10.8 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended March 31, 1995
         (File No. 0-23876))

 10.6(h) First Omnibus Amendment, dated as of March 31, 1996, to the
         Receivables Purchase and Sale Agreement among JSC (U.S.), JS Finance and the Banks party thereto (incorporated by reference to Exhibit 10.3 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended
         June 30, 1996 (File No. 0-23876))

 10.6(i) Affiliate Receivables Sale Agreement, dated as of March 31, 1996, between Smurfit Newsprint Corporation and Smurfit-Stone (incorporated by reference to Exhibit 10.4 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-23876))

 10.6(j) Amendment No. 2, dated as of August 19, 1997, to the Term Loan
         Agreement among JS Finance and Bank Brussels Lambert, New York Branch and JSC (U.S.) as Servicer (incorporated by reference to Exhibit
         10.12(j) to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-23876))

 10.6(k) Amendment No. 2, dated as of August 19, 1997, to the Receivables
         Purchase and Sale Agreement among JSC (U.S.) as the Seller and
         Servicer, JS Finance as the Purchaser, Bankers Trust Company as
         Facility Agent and Bank Brussels Lambert, New York Branch as the Term
         Bank (incorporated by reference to Exhibit 10.12(k) to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1997
         (File No. 0-23876))

 10.6(l) Amendment No. 2, dated as of August 19, 1997, to the Liquidity
         Agreement among JS Finance, Bankers Trust Company as Facility Agent,
         JSC (U.S.) as Servicer, Bank Brussels Lambert, New York Branch as Term
         Bank and the Financial Institutions party thereto as Banks
         (incorporated by reference to Exhibit 10.12(l) to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1997
         (File No. 0-23876))

 10.7 Consulting Agreement, dated as of October 24, 1996, by and between James S. Terrill and JSC (U.S.) (incorporated by reference to Exhibit
         10.15 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-23876))

 10.8    Registration Rights Agreement, dated as of May 10, 1998, among MSLEF,
         SIBV, Smurfit-Stone and the other parties identified on the signature pages thereto (incorporated by reference to Exhibit 10(e) to Smurfit-
         Stone's registration statement on Form S-4 (No. 333-65431))

 Exhibit
  Number                         Description of Document
 -------                         -----------------------
 10.9     Voting Agreement, dated as of May 10, 1998, as amended, among SIBV,
          MSLEF and Mr. Roger W. Stone (incorporated by reference to Exhibit
          10(f) to Smurfit-Stone's registration statement on Form S-4 (No. 333-
          65431))

 10.10(a) Smurfit-Stone 1998 Long Term Incentive Plan (incorporated by reference to Exhibit 10.14 to Smurfit-Stone's annual report on Form
          10-K for the fiscal year ended December 31, 1998 (File No. 0-23876))

 10.10(b) First Amendment of the Smurfit-Stone 1998 Long Term Incentive Plan
          (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's quarterly report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-23876))

 10.11    Forms of Employment Security Agreements (incorporated by reference to
          Exhibit 10(h) to Smurfit-Stone's registration statement on Form S-4
          (No. 333-65431))

 10.12(a) Purchase and Sale Agreement, effective as of July 28, 1999, between
          Rayonier, Inc. and JSC (U.S.) (incorporated by reference to Exhibit
          2.1 to the Company's current report on Form 8-K dated October 25, 1999 (File No. 0-11951))

 10.12(b) First Amendment to Purchase and Sale Agreement, dated October 21,
          1999, between Rayonier, Inc. and JSC (U.S.) (incorporated by reference to Exhibit 2.2 to the Company's current report on Form 8-K dated October 25, 1999 (File No. 0-11951))

 10.13    Employment Agreement of Ray M. Curran (incorporated by reference to
          Exhibit 10.27 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-23876))

 10.14 Employment Agreement of Patrick J. Moore (incorporated by reference to Exhibit 10.27 to Smurfit-Stone's annual report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 0-23876))

 10.15 Employment agreement for Joseph J. Gurandiano (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's quarterly report of Form
          10-Q for the quarter ended June 30, 2000 (File No. 0-23876))

 10.16 Severance benefits agreement for Joseph J. Gurandiano (incorporated by reference to Exhibit 10.2 to Smurfit-Stone's quarterly report of Form 10-Q for the quarter ended June 30, 2000 (File No. 0-23876))

 10.17 Employment Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.31 to Smurfit-Stone's annual report on Form
          10-K for the fiscal year ended December 31, 2000 (File No. 0-23876))

 10.18 Employment Agreement of F. Scott Macfarlane (incorporated by reference to Exhibit 10.32 to Smurfit-Stone's annual report on Form
          10-K for the fiscal year ended December 31, 2000 (File No. 0-23876))

 12.1     Calculation of Historical Ratios of Earnings to Fixed Charges for
          JSCE

 12.2     Calculation of Historical Ratios of Earnings to Fixed Charges for JSC
          (U.S.)

 23.1(a)* Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit
          5.1(a))

 23.1(b)* Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit
          5.1(b))

 23.2     Consent of Ernst & Young LLP

 24.1     Powers of Attorney (included on signature page hereto)

 25.1(a)* Statement on Form T-1 of the eligibility of NationsBank of Georgia, National Association, as Trustee under the Series A Senior Note
          Indenture and the Series B Senior Note Indenture, previously filed as
          Exhibit 25.1 to the Company's Registration Statement on Form S-2 (No.
          33-52383)

 Exhibit
  Number                        Description of Document
 -------                        -----------------------
 25.1(b)* Statement on Form T-1 of the eligibility of NationsBank of Georgia,
          National Association, as Trustee under the 1993 Senior Note
          Indenture, previously filed as Exhibit 25.1 to the Company's
          Registration

--------
*Previously filed.